Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-151636

PARTICIPATION INTERESTS IN

FIRST SAVINGS BANK, F.S.B.

EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN AND TRUST

AND

OFFERING OF 286,345 SHARES OF

FIRST SAVINGS FINANCIAL GROUP, INC.

COMMON STOCK ($.01 PAR VALUE)

This prospectus supplement relates to the offer and sale to participants in the First Savings Bank, F.S.B. Employees’ Savings & Profit Sharing Plan and Trust (the “401(k) Plan”), of participation interests and shares of common stock of First Savings Financial Group, Inc. (“First Savings Financial Group”) in connection with the First Savings Financial Group initial public offering.

401(k) Plan participants may direct the First Savings Financial Group Stock Fund trustee, to use their account balances to subscribe for and purchase shares of First Savings Financial Group common stock through the First Savings Financial Group Stock Fund. Based upon the value of the 401(k) Plan assets as of May 31, 2008, the First Savings Financial Group Stock Fund trustee may purchase up to 286,345 shares of First Savings Financial Group common stock at a purchase price of $10.00 per share. This prospectus supplement relates to the election of 401(k) Plan participants to direct the First Savings Financial Group Stock Fund trustee to invest their 401(k) Plan account balances in First Savings Financial Group common stock.

The First Savings Financial Group prospectus dated August 12, 2008, which we have attached to this prospectus supplement, includes detailed information regarding the offering of shares of First Savings Financial Group common stock and the financial condition, results of operations and business of First Savings Bank, F.S.B. (“First Savings Bank”). This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

Please refer to “Risk Factors” beginning on page 13 of the prospectus.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by First Savings Financial Group of participation interests or shares of common stock under the 401(k) Plan in the offering. No one may use this prospectus supplement to re-offer or resell interests or shares of common stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. Neither First Savings Financial Group, First Savings Bank nor the 401(k) Plan have authorized anyone to provide you with different information.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of First Savings Bank or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is August 12, 2008.

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THE OFFERING

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan. At a purchase price of $10.00 per share, the First Savings Financial Group Stock Fund trustee may acquire up to 286,345 shares of First Savings Financial Group common stock in the stock offering (the “Stock Offering”). The interests offered under this prospectus supplement are conditioned on the close of the Stock Offering. Certain subscription rights and purchase limitations also govern your investment in the First Savings Financial Group Stock Fund in connection with the Stock Offering. See “The Conversion and Stock Offering – Subscription Offering and Subscription Rights” and “– Limitations on Purchases of Shares” in the prospectus attached to this prospectus supplement for further discussion of these subscription rights and purchase limitations.

This prospectus supplement contains information regarding the 401(k) Plan. The attached prospectus contains information regarding the Stock Offering and the financial condition, results of operations and business of First Savings Bank and its affiliates. The address of the principal executive office of First Savings Bank is 501 East Lewis & Clark Parkway, Clarksville, IN 47129. The telephone number of First Savings Bank is (812) 283-0724.

Election to Purchase First Savings Financial Group, Inc. Common Stock in the Stock Offering

In connection with the Stock Offering, you may direct the First Savings Financial Group Stock Fund trustee to transfer all or a portion of your 401(k) Plan account balance to the First Savings Financial Group Stock Fund. The First Savings Financial Group Stock Fund trustee will subscribe for First Savings Financial Group common stock offered for sale in the Stock Offering in accordance with each participant’s direction. If there is not enough First Savings Financial Group common stock available in the Stock Offering to fill all subscriptions, the common stock will be apportioned and the First Savings Financial Group Stock Fund trustee may not be able to purchase all of the common stock you requested. If the Stock Offering is oversubscribed and your order is cut back, your 401(k) Plan funds (which are not invested in First Savings Financial Group common stock) will be reinvested in accordance with the investment elections that you have in place for your elective deferrals.

All eligible plan participants are permitted to direct a transfer of all or a portion of their account balances in the 401(k) Plan into the First Savings Financial Group Stock Fund. However, transfer directions are subject to subscription rights and purchase priorities. See “Summary – Persons Who Can Order Stock in the Offering” in the attached prospectus. First Savings Financial Group has granted rights to subscribe for shares of First Savings Financial Group common stock to the following persons in the following order of priority: (1) persons with $50 or more on deposit at First Savings Bank as of the close of business on March 31, 2007; (2) the First Savings Bank, F.S.B. Employee Stock Ownership Plan; (3) persons with $50 or more on deposit at First Savings Bank as of the close of business on June 30, 2008; and (4) except for persons eligible to subscribe for shares under categories 1 and 3, First Savings Bank’s depositors as of the close of business on July 31, 2008, who were not able to subscribe for shares of First Savings Financial Group common stock under categories 1 and 3. If you fall into one of the above subscription offering categories, you have subscription rights to purchase shares of First Savings Financial Group common stock in the Stock Offering and you may use your account balance in the 401(k) Plan to subscribe for shares of First Savings Financial Group common stock.

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The limitations on the total amount of First Savings Financial Group common stock that you may purchase in the Stock Offering, as described in the prospectus (see “The Conversion and Stock Offering – Limitations on Purchases of Shares”), will be calculated based on the aggregate amount that you subscribed for: (a) through your 401(k) Plan account and (b) through your sources of funds outside of the 401(k) Plan. Whether you place an order through the 401(k) Plan, outside the 401(k) Plan, or both, the number of shares of First Savings Financial Group common stock, if any, that you receive will be determined based on the total number of subscriptions, your purchase priority and the allocation priorities described in the prospectus. 401(k) Plan assets which have been invested in a First Savings Bank Fixed Account in the past will not be considered for purposes of determining your subscription rights. If, as a result of the calculation, you are allocated insufficient shares to fill all of your orders, available shares will be allocated between orders on a pro rata basis.

Value of Participation Interests

As of May 31, 2008, the market value of the 401(k) Plan assets equaled approximately $2,863,453. The plan administrator has distributed quarterly statements to each participant reflecting the value of his or her beneficial interest in the 401(k) Plan as of March 31, 2008. The value of the 401(k) Plan assets represents past contributions made to the 401(k) Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals.

Method of Directing Transfer

In order to facilitate your investment in the First Savings Financial Group Stock Fund in connection with the Stock Offering, you must complete, sign and submit the blue form included with this prospectus supplement (the “Investment Form”). In order to invest in the First Savings Financial Group Stock Fund, you must direct the 401(k) Plan trustee to transfer a percentage of your beneficial interest in the assets of the 401(k) Plan to the First Savings Financial Group Stock Fund (in multiples of not less than 1%). If you do not wish to invest in the First Savings Financial Group Stock Fund at this time, you do not need to take any action. The minimum investment in the First Savings Financial Group Stock Fund during the Stock Offering is $250 and the maximum individual investment is $200,000. Your blue Investment Form must be received by John Lawson by noon on Thursday, September 11, 2008.

Time for Directing Transfer

The deadline to submit your Investment Form to John Lawson is 12:00 noon, local time, on Thursday, September 11, 2008, unless extended by First Savings Bank. If you have any questions regarding the First Savings Financial Group Stock Fund, you can call John Lawson at (812) 218-6801.

Irrevocability of Transfer Direction

Once you have submitted your Investment Form, you cannot change your direction to transfer amounts credited to your account in the 401(k) Plan to the First Savings Financial Group Stock Fund. Following the closing of the Stock Offering and the initial purchase of shares in the First Savings Financial Group Stock Fund, you will again have complete access to any funds you directed towards the purchase of shares of First Savings Financial Group common stock in the Stock Offering. Special restrictions may apply to transfers directed to and from the First Savings Financial Group Stock Fund by participants who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended. See “SEC Reporting and Short-Swing Profit Liability”.

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Purchase Price of First Savings Financial Group, Inc. Common Stock

The trustee will use the funds transferred to the First Savings Financial Group Stock Fund to purchase shares of First Savings Financial Group common stock in the Stock Offering. The First Savings Financial Group Stock Fund trustee will pay the same price for shares of First Savings Financial Group common stock as all other persons who purchase shares of First Savings Financial Group common stock in the Stock Offering. If there is not enough common stock available in the Stock Offering to fill all subscriptions, the common stock will be apportioned and the trustee may not be able to purchase all of the common stock you requested. If the Stock Offering is oversubscribed and your order is cut back, your 401(k) Plan funds (which are not invested in First Savings Financial Group common stock) will be reinvested in accordance with the investment elections that you have in place for your elective deferrals.

Nature of a Participant’s Interest in First Savings Financial Group, Inc. Common Stock

The trustee will hold First Savings Financial Group common stock in the name of the 401(k) Plan. The trustee will credit shares of First Savings Financial Group common stock acquired at your direction to your account under the 401(k) Plan. Therefore, the investment designations of other 401(k) Plan participants should not affect earnings on your 401(k) Plan account.

Voting and Tender Rights of First Savings Financial Group, Inc. Common Stock

The First Savings Financial Group Stock Fund trustee will exercise voting and tender rights attributable to all First Savings Financial Group common stock held in the First Savings Financial Group Stock Fund, as directed by participants with interests in the First Savings Financial Group Stock Fund. With respect to each matter as to which holders of First Savings Financial Group common stock have a right to vote, you will have voting instruction rights that reflect your proportionate interest in the First Savings Financial Group Stock Fund. The number of shares of First Savings Financial Group common stock held in the First Savings Financial Group Stock Fund voted for and against each matter will be proportionate to the number of voting instruction rights exercised. If there is a tender offer for First Savings Financial Group common stock, the 401(k) Plan allots each participant a number of tender instruction rights reflecting the participant’s proportionate interest in the First Savings Financial Group Stock Fund. The percentage of shares of First Savings Financial Group common stock held in the First Savings Financial Group Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights exercised in favor of the tender offer. The remaining shares of First Savings Financial Group common stock held in the First Savings Financial Group Stock Fund will not be tendered. The 401(k) Plan provides that participants will exercise their voting instruction rights and tender instruction rights on a confidential basis.

DESCRIPTION OF THE 401(k) PLAN

Introduction

First Savings Bank originally adopted the 401(k) Plan effective May 1, 1990 and amended and restated the plan in its entirety effective July 1, 2007. First Savings Bank intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). First Savings Bank may change the 401(k) Plan from time to time in the future to ensure continued compliance with these laws. First Savings Bank may also amend the 401(k) Plan from time to time in the future to add, modify, or eliminate certain features of the plan, as it sees fit. Federal law provides you with various rights and protections as a participant in the 401(k) Plan, which is governed by ERISA. However, the Pension Benefit Guaranty Corporation does not guarantee your benefits under the 401(k) Plan.

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Reference to Full Text of the Plan. The following portions of this prospectus supplement summarize the material provisions of the 401(k) Plan. First Savings Bank qualifies this summary in its entirety by reference to the full text of the 401(k) Plan. You may obtain copies of the 401(k) Plan document, including any amendments to the plan and a summary plan description, by contacting John Lawson at (812) 218-6801. You should carefully read the 401(k) Plan documents to understand your rights and obligations under the 401(k) Plan.

Eligibility and Participation

If you are at least 21 years old, and you have completed one year of service with First Savings Bank, you may elect to participate in the 401(k) Plan on the January 1st or July 1st following or coincident with the date you satisfy the 401(k) Plan eligibility requirements.

As of May 31, 2008, 56 of the 60 eligible employees of First Savings Bank actively participated in the 401(k) Plan.

Contributions Under the 401(k) Plan

Employee Pre-Tax Salary Deferrals. Subject to certain Internal Revenue Service limitations, the 401(k) Plan permits you to make pre-tax salary deferrals each payroll period of up to 100% of your compensation. Compensation is defined for purposes of the 401(k) Plan as each participant’s Box 1, form W-2 compensation. In addition to pre-tax salary deferrals, you may make “catch up” contributions if you are currently age 50 or will be 50 before the end of the calendar year. You are always 100% vested in your elective deferrals.

First Savings Bank Safe Harbor Matching Contributions. The 401(k) Plan provides that First Savings Bank will make matching contributions on behalf of each eligible participant with respect to each eligible participant’s elective deferrals. If you elect to defer funds into the 401(k) Plan, First Savings Bank will match 100% of your elective deferrals up to 5% of your compensation. First Savings Bank makes matching contributions only to those participants who actively defer a percentage of their compensation into the 401(k) Plan. You are always 100% vested in you employer contributions.

After Tax Contributions. The 401(k) Plan provides a Roth 401(k) feature which allows participants to set aside retirement funds on an after-tax basis. For additional information on the Roth 401(k) Plan feature see the 401(k) Plan Summary Plan Description.

Rollover Contributions. First Savings Bank allows employees who receive a distribution from a previous employer’s tax-qualified employee benefit plan to deposit that distribution into a Rollover Contribution account under the 401(k) Plan, provided the rollover contribution satisfies IRS requirements. For additional information on Rollover Contributions see the Summary Plan Description for the 401(k) Plan.

Limitations on Contributions

Limitation on Employee Salary Deferrals. By law, your total deferrals under the 401(k) Plan, together with similar plans, may not exceed $15,500 for 2008. Eligible employees who are age 50 and over may also make additional “catch-up” contributions to the plan, up to a maximum of $5,000 for 2008. The Internal Revenue Service periodically increases these limitations. An eligible participant who exceeds these limitations must include any excess deferrals in gross income for federal income tax purposes in the year of deferral. In addition, the participant must pay federal income taxes on any excess deferrals when distributed by the 401(k) Plan to the participant, unless the plan distributes the excess

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deferrals and any related income no later than the first April 15th following the close of the taxable year in which the participant made the excess deferrals. Any income on excess deferrals distributed before such date is treated, for federal income tax purposes, as earned and received by the participant in the taxable year of the distribution.

Limitation on Annual Additions and Benefits. As required by the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (annual additions) credited to a participant during any year under all defined contribution plans of First Savings Bank (including the 401(k) Plan and the proposed First Savings Bank Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant’s annual compensation or $46,000 for 2008.

Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of pre-tax and matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees, in relation to the amount of pre-tax and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. If pre-tax and matching contributions exceed these limitations, the plan must adjust the contribution levels for highly compensated employees.

In general, a highly compensated employee includes any employee who (1) was a 5% owner of the sponsoring employer at any time during the year or the preceding year, or (2) had compensation for the preceding year in excess of $100,000 and, if the sponsoring employer so elects, was in the top 20% of employees by compensation for such year. The preceding dollar amount applies for 2008 and may be adjusted periodically by the Internal Revenue Service .

Top-Heavy Plan Requirements. If the 401(k) Plan is a Top-Heavy Plan for any calendar year, First Savings Bank may be required to make certain minimum contributions to the 401(k) Plan on behalf of non-key employees. In general, the 401(k) Plan will be treated as a “Top-Heavy Plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of “Key Employees” exceeds 60% of the aggregate balance of the accounts of all employees under the plan. A Key Employee is generally any employee who, at any time during the calendar year or any of the four preceding years, is:

(1)	an officer of First Savings Bank whose annual compensation exceeds $145,000;

(2)	a 5% owner of the employer, meaning an employee who owns more than 5% of the outstanding stock of First Savings Financial Group, or who owns stock that possesses more than 5% of the total combined voting power of all stock of First Savings Financial Group; or

(3)	a 1% owner of the employer, meaning an employee who owns more than 1% of the outstanding stock of First Savings Financial Group, or who owns stock that possesses more than 1% of the total combined voting power of all stock of First Savings Financial Group, and whose annual compensation exceeds $150,000.

The foregoing dollar amounts are for 2008.

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401(k) Plan Investments

Effective August 1, 2008, the 401(k) Plan offers the following investment choices:

	Annual Rates of Return as of December 31,
Fund Name	2007		2006	2005
Target Retirement Funds [10]
Target Retirement 2015 Fund		6.2%	—	—
Target Retirement 2025 Fund		6.7	—	—
Target Retirement 2035 Fund		6.8	—	—
Target Retirement 2045 Fund		5.8	—	—

Assets Allocation Funds [2,8]
Income Plus		6.0	6.6%	4.8%
Growth & Income		5.8	10.4	5.7
Growth		5.6	14.4	6.7

Fixed Income Funds
Short Term Investment Fund (money market) [5] Benchmark: Citigroup 3-Month Treasury Bill		4.8 4.7	4.6 5.1	2.9 3.1
Stable Value Fund [7] Benchmark: Ryan Labs 3 Yr. GIC		3.7 4.5	3.9 3.8	3.7 3.2
Government Short Term Investment Fund [11] Benchmark: Citigroup 3-Month Treasury Bill		4.8 4.7	— —	— —

Bond Funds
Long Treasury Index Fund (government bond) [5] Benchmark: Lehman Brothers Long Treasury Index		9.2 9.8	1.1 1.8	7.0 7.9
Aggregate Bond Index Fund [9] Benchmark: Lehman Brothers Aggregate Bond Index		6.3 7.0	3.6 4.3	— —

Stock Funds
S&P 500 Stock Fund [5] Benchmark: S&P 500 Index		4.8 5.5	15.1 15.8	4.3 4.9
S&P Value Stock Fund [4] Benchmark: S&P 500/Citigroup Value Index		1.3 2.0	19.9 20.8	5.2 5.8
S&P Growth Stock Fund [4] Benchmark: S&P 500/Citigroup Growth Index		8.5 9.1	10.6 11.0	3.4 4.0
S&P Midcap Stock Fund [5] Benchmark: S&P MidCap 400 Index		7.3 8.0	9.7 10.3	12.0 12.6
Russell 2000 Stock Fund [4] Benchmark: Russell 2000 Index		-2.2 -1.6	17.4 18.4	4.2 4.6
Nasdaq 100 Stock Fund [3] Benchmark: Nasdaq 100 Index		18.1 19.3	6.2 7.3	0.9 1.5
US REIT Index Fund [6] Benchmark: Dow Jones/Wilshire REIT Index	- -	18.1 17.6	34.8 36.0	11.9 12.7
International Stock Fund [1,2] Benchmark: MSCI EAFE Index		10.7 11.2	25.4 26.3	13.0 13.5

Past performance is no guarantee of future performance. See following notes.

1.	Prior to September 30, 1999, this Fund was limited to no more than 25% exposure to Japan.

2.	The Asset Allocation Funds and the International Stock Fund were first offered July 2, 1997. Returns prior to inception are simulated using the returns of market indices for, or actual funds of, the Fund’s investment components, and are net of fees.

3.	The Nasdaq 100 Stock Fund was first offered on May 1, 2002, while BGI’s underlying Nasdaq 100 Fund was initially offered on August 7, 2000. Returns shown for periods prior to May 1, 2002 are based on returns of the then-existing BGI funds (when available), and on the (hypothetical) returns of the Nasdaq 100 Index for periods prior to the inception date of the BGI fund. All returns are net of fees.

4.	The Russell 2000, S&P Growth and S&P Value Stock Funds were first offered on January 4, 2000. Returns prior to January 4, 2000 are hypothetical and are based on the returns of the then-existing BGI funds, and are net of fees. Effective December 16, 2005 the S&P 500/Barra Growth and S&P 500/Barra Value indexes were reconstituted as the S&P 500/Citigroup Growth and S&P 500/Citigroup Value Indexes. Additional information can be found at www.styleindices.standardandpoors.com.

5.	The S&P MidCap, S&P 500, Long Treasury Index, and Short Term Investment Funds were first offered on June 17, 1997. Results prior to that date are hypothetical, based on previous investment returns of the then-existing BGI funds, and are net of fees.

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6.	The US REIT Index Fund was first offered on January 1, 2005. Returns shown for periods prior to that date are hypothetical and are based on the returns of the then-existing BGI fund for the MSCI US REIT Index, and are net of fees.

7.	The Stable Value Fund is a separately managed account; historical return data represents its actual performance.

8.	The Asset Allocation Funds are designed investment vehicles utilizing various asset classes represented by index funds and, under BGI management, were managed on an exclusive basis. Only hypothetical results are available from January 1, 1992 to July 2, 1997 (the inception date of the Asset Allocation Funds). Note that SSgA changed certain allocations and underlying indexes (see fund descriptions for information on same).

9.	The Aggregate Bond Index Fund became available effective April 30, 2006. Results prior to that date are based on historical investment returns of the then-existing SSgA fund, and are net of PSI fees which would have been levied.

10.	The Target Retirement Funds became available effective August 1, 2007. Results prior to that date are based on historical investment returns of the then-existing SSgA fund, and are net of PSI fees which would have been levied.

11.	The Government Short Term Investment Fund became available effective November 1, 2007. Results prior to that date are based on historical investment returns of the then-existing SSgA fund, and are net of all relevant fees which would have been levied.

Effective November 4, 2005, State Street Global Advisors (“SSgA”) assumed Investment Manager responsibilities for all funds from Barclays Global Investors (“BGI”) and became the provider of benchmark index returns. Historical returns of the index funds reflect BGI management prior to November 4, 2005, and SSgA’s management thereafter. Unit values are determined as of the last business day of each month. Pursuant to the Trust agreement under which SSgA operates these funds, SSgA uses industry standard fair value pricing practices when and if it is deemed necessary. Investment fund returns are shown net of fees. Benchmark indices are not investment funds and have no fees. Dividends and interest are automatically reinvested.

Total expenses charged to each fund, as a percentage of each fund’s estimated average assets per year, are for investment management services, trustee services, recordkeeping and administration.

As of January 1, 2008, the expenses are as follows: International Stock Fund 0.624%; Nasdaq 100 Stock Fund 0.624%; Russell 2000 Stock Fund 0.624%; S&P MidCap Stock Fund 0.624%; S&P Growth Stock Fund 0.624%; S&P Value Stock Fund 0.624%; S&P 500 Stock Fund 0.624%; Long Treasury Index Fund 0.624%; Aggregate Bond Index Fund 0.624%; REIT Fund 0.624%; Stable Value Fund 0.624%; Short Term Investment Fund 0.460%; Government Short Term Investment Fund 0.460%; Target Retirement Funds 0.930%; and Asset Allocation Funds 0.930%.

The following is a brief description of each of the investment choices offered through the 401(k) Plan.

SSgA Target Retirement 2015 Fund. The objective of each SSgA Target Retirement Fund is to achieve the highest total return over time, consistent with its current asset allocation. The funds pursue their objectives by investing in a diversified portfolio of SSgA stock and bond funds which are intended to closely match the performance and characteristics of their applicable benchmarks. Each fund’s allocation between SSgA stock and bond funds will change over time in relation to its target retirement date, which in this fund is 2015.

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SSgA Target Retirement 2025 Fund. The objective of each SSgA Target Retirement Fund is to achieve the highest total return over time, consistent with its current asset allocation. The funds pursue their objectives by investing in a diversified portfolio of SSgA stock and bond funds which are intended to closely match the performance and characteristics of their applicable benchmarks. Each fund’s allocation between SSgA stock and bond funds will change over time in relation to its target retirement date, which in this fund is 2025.

SSgA Target Retirement 2035 Fund. The objective of each SSgA Target Retirement Fund is to achieve the highest total return over time, consistent with its current asset allocation. The funds pursue their objectives by investing in a diversified portfolio of SSgA stock and bond funds which are intended to closely match the performance and characteristics of their applicable benchmarks. Each fund’s allocation between SSgA stock and bond funds will change over time in relation to its target retirement date, which in this fund is 2035.

SSgA Target Retirement 2045 Fund. The objective of each SSgA Target Retirement Fund is to achieve the highest total return over time, consistent with its current asset allocation. The funds pursue their objectives by investing in a diversified portfolio of SSgA stock and bond funds which are intended to closely match the performance and characteristics of their applicable benchmarks. Each fund’s allocation between SSgA stock and bond funds will change over time in relation to its target retirement date, which in this fund is 2045.

Income Plus Asset Allocation Fund. The fund seeks to provide income from fixed income securities and some growth of principal from stock funds. The fund’s risk profile is somewhat conservative due to an emphasis on bond holdings. The fund has a target allocation of 25% equities and 75% fixed income achieved by investing in a mix of the following funds: (1) equity funds include the S&P 500® Index Fund (15%), Russell Small Cap Completeness Index™ Fund (5%) and Daily EAFE Fund (5%); and (2) the fixed-income fund is the Bond Market Index Fund (75%).

Growth and Income Asset Allocation Fund. The fund seeks to provide income from fixed income securities and growth of principal from stock funds. The fund’s risk profile is moderate due to the presence of well-diversified stock and bond holdings. The fund has a target asset allocation of 55% equities and 45% fixed income achieved by investing in a mix of the following funds: (1) equity funds include the S&P 500® Index Fund (35%), Russell Small Cap Completeness Index ™ Fund (10%) and Daily EAFE Fund (10%); and (2) the fixed-income fund is the Bond Market Index Fund (45%).

Growth Asset Allocation Fund. The fund seeks to provide growth of principal from stock funds and some income from fixed income securities. The fund’s risk profile is somewhat aggressive due to its emphasis on stock holdings. The fund has a target allocation of 85% equities and 15% fixed income achieved by investing in a mix of the following funds: (1) equity funds include the S&P 500® Index Fund (55%), Russell Small Cap Completeness Index™ Fund (15%) and Daily EAFE Fund (15%); and (2) the fixed-income fund is the Bond Market Index Fund (15%).

SSgA Government Short Term Investment Fund. The funds seeks to provide the safety of principal and current income offered by short-term U.S. government securities. The fund seeks to preserve principal and offer liquidity by investing only in short-term issues of the U.S. Treasury and its Agencies. The fund’s investments have a short time to maturity, with no more than 20% of the fund invested beyond 90 days. No security may have a maturity of more than 13 months.

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Stable Value Fund. The Stable Value Fund seeks to preserve the principal amount of your contributions while maintaining a rate of return comparable to other fixed income instruments. The fund invests in investment contracts issued by insurance companies, banks, and other financial institutions, as well as enhanced short-term investment products. Each issuer must meet the credit quality criteria in order to be approved by the investment manager. The fund is managed to a weighted average maturity of approximately 1.5 – 4.0 years and maintains an average AA credit quality.

Short Term Investment Fund. The fund seeks to maximize current income while preserving capital and liquidity through investing in a diversified portfolio of short-term securities. The fund’s yield reflects short-term interest rates. The fund seeks to maintain a diversified portfolio of short-term securities by investing in high-quality money market securities and other short-term debt investments. Most of the investments in the fund may have a range of maturity from overnight to 90 days; however, 20% of the value of the fund may by invested in assets with a maturity date in excess of 90 days, but not to exceed 13 months. All securities are required to meet strict guidelines for credit quality and must be rated at least A1 by Standard & Poor’s and P1 by Moody’s Investors Service.

Long Treasury Index Fund. The fund seeks to match the total rate of return of the Lehman Brothers Long Treasury Bond Index. The fund invests primarily in U.S. Treasury securities with a maturity of 10 years or longer. The fund invests in a well diversified portfolio that is representative of the US Long Treasury bond market. The fund buys and holds securities, trading only when there is a change to the composition of the Index or when cash flow activity occurs in the fund. This process minimizes turnover and costs while maintaining accurate tracking.

Aggregate Bond Index Fund. The fund seeks to match the returns of the Lehman Brothers Aggregate Bond Index. The funds invests primarily in government, corporate, mortgage-backed and asset-backed securities. The fund invests in a well-diversified portfolio that is representative of the broad domestic bond market.

S&P 500® Stock Fund. The fund seeks to match the performance of the Standard & Poor’s 500 Index. The fund invests in all 500 stocks in the S&P 500 Index in proportion to their weighting in the Index. The fund may also hold 2-5% of its value in futures contracts (an agreement to buy or sell a specific security by a specific date at an agreed upon price). The strategy of investing in the same stocks as the S&P 500 Index minimizes the need for trading and therefore results in lower expenses.

S&P/Value Stock Fund. The funds seeks to match the performance of the Standard & Poor’s 500/Citigroup® Value Index. The fund invests in all of the stocks in the S&P 500/Citigroup Value Index in proportion to their weighting in the Index. The fund may also hold 2-5% of its value in futures contracts (an agreement to buy or sell a specific security by a specific date at an agreed upon price). The strategy of investing in the same stocks as the Index minimizes the need for trading and therefore results in lower expenses.

S&P/Growth Stock Fund. The fund seeks to match the performance of the Standard & Poor’s 500/Citigroup Growth® Index. The fund invests in all of the stocks in the S&P 500/Citigroup Growth Index in proportion to their weighting in the Index. The fund may also hold 2-5% of its value in futures contracts (an agreement to buy or sell a specific security by a specific date at an agreed upon price). The strategy of investing in the same stocks as the Index minimizes the need for trading and therefore results in lower expenses.

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S&P MidCap Stock Fund. The fund seeks to match the performance of the S&P MidCap 400® Index. The fund invests in all 400 stocks in the Index in proportion to their weighting in the Index. The fund may also hold 2-5% of its value in futures contracts (an agreement to buy or sell a specific security by a specific date at an agreed upon price). The strategy of investing in the same stocks as the Index minimizes the need for trading and therefore results in lower expenses.

Russell 2000® Stock Fund. The fund seeks to match the performance of the Russell 2000 Index. The fund attempts to invest in all 2,000 stocks in the Russell 2000 Index in proportion to their weighting in the Index. The fund may also hold 2-5% of it’s value in futures contracts (an agreement to buy or sell a specific security by a specific date at an agreed upon price). The strategy of investing in the same stocks as the Index minimizes the need for trading and therefore results in lower expenses.

NASDAQ 100 Stock Fund. The fund seeks to match the performance of the NASDAQ® 100 Index. The fund invests in all of the stocks in the NASDAQ 100 Index in proportion to their weightings in the Index. The fund may also hold 2-5% of its value in futures contracts (an agreement to buy or sell a specific security by a specific date at an agreed upon price). The strategy of investing in the same stocks as the Index minimizes the need for trading and therefore results in lower expenses.

US REIT Index Fund. The fund seeks to match the performance of the Dow Jones/Wilshire REIT Index(SM) while providing daily liquidity. The fund typically invests in all securities in the Dow Jones/Wilshire REIT Index in proportion to their weighting in the Index. This replication process results in low turnover, accurate tracking and low costs. The fund invests primarily in equity shares of real estate investment trusts (REITs). REITs invest in loans secured by real estate and invest directly in real estate properties such as apartments, office buildings, and shopping malls. REITs generate income from rentals or lease payments and offer the potential for growth from property appreciation and the potential for capital gains from the sale of properties.

International Stock Fund. The fund seeks to match the performance of the Morgan Stanley Capital International, Europe, Australia, Far East (MSCI EAFE®) Index while providing daily liquidity. The fund typically invests in all the stocks in the MSCI EAFE Index in proportion to their weightings in the Index. The strategy of investing in the same stocks as the Index minimizes the need for trading and therefore results in lower expenses.

In connection with the Stock Offering, First Savings Bank has added the First Savings Financial Group Stock Fund as an additional choice to the investment alternatives described above. The First Savings Financial Group Stock Fund invests primarily in the common stock of First Savings Financial Group. Participants in the 401(k) Plan may direct the First Savings Financial Group Stock Fund trustee to invest all or a portion of their 401(k) Plan account balances in the First Savings Financial Group Stock Fund during the offering. 401(k) Plan participants will not be limited in their investment in the First Savings Financial Group Stock Fund following the close of the Stock Offering.

The First Savings Financial Group Stock Fund consists of investments in the common stock of First Savings Financial Group made on the closing date of the Stock Offering. Your investment in the First Savings Financial Group Stock Fund will be recorded using the unit accounting method. If cash dividends are paid on First Savings Financial Group common stock, the trustee will, to the extent practicable, use the dividends held in the First Savings Financial Group Stock Fund to purchase shares of the common stock. Pending investment in the common stock, assets held in the First Savings Financial Group Stock Fund will be placed in the short term investment component of the First Savings Financial Group Stock Fund.

10

As of the date of this prospectus supplement, no shares of First Savings Financial Group common stock have been issued or are outstanding, and there is no established market for First Savings Financial Group common stock. Accordingly, there is no record of the historical performance of the First Savings Financial Group Stock Fund. Performance of the First Savings Financial Group Stock Fund depends on a number of factors, including the financial condition and profitability of First Savings Bank and general stock market conditions. See “Risk Factors” in the attached prospectus.

Once you have submitted your Investment Form, you may not change your investment directions in the Stock Offering.

Benefits Under the 401(k) Plan

Vesting. All participants are 100% vested in their pre-tax salary deferrals and the employer safe harbor contributions. This means that participants have a non-forfeitable right to these funds and any earnings on the funds at all times.

Withdrawals and Distributions from the 401(k) Plan

Withdrawals Before Termination of Employment. While in active service, participants may take one non-hardship withdrawal from the 401(k) Plan per plan year (subject to the restrictions set forth in the 401(k) Plan). A participant may also take one hardship withdrawal per plan year, provided the participant has a hardship event as defined by the Internal Revenue Service regulations and subject to approval by the First Savings Bank Compensation Committee.

Distribution Upon Retirement, Death or Disability. If a participant’s accounts are $500 or less upon termination of employment, payment will be in the form of a lump sum as of a valuation date as soon thereafter as administratively possible. If a participant’s accounts exceed $500 and are $5,000 or less upon termination of employment, and the participant does not elect to have his/her distribution paid, payment will be in the form of a Direct Rollover to an individual retirement plan designated by the Plan Administrator.

If termination of employment is due to Normal, Postponed Retirement, Death, or Total and Permanent Disability (as defined in the 401(k) Plan), and a participant’s account exceeds $5,000, distribution of the participant’s accounts will be in the form of a lump sum payment, upon the participant’s attainment of Normal Retirement Date, unless the participant elects (within 30 days of receipt of an election notice) to further defer distribution beyond Normal Retirement Date to a Postponed Retirement Date (subject to an Internal Revenue Service minimum distribution of benefits requirement following attainment of age 70 1/2), or unless the participant elects one of the following optional forms of payment:

•

Lump sum payment or in annual installments over a period not exceeding the participant’s life expectancy or the joint and survivor life expectancy of the participants and his/her designated beneficiary, as selected by the participant as of any valuation date following the date of termination of employment. (Note: lump sums are subject to a mandatory 20% income tax withholding and a statutory 10% additional federal tax if paid before age 55). A participant “Rollover” within 60 days of distribution to an Individual Retirement Account (IRA), or another employer’s plan (if permitted by that plan).

•	Direct “Rollover” from the 401(k) Plan to another employer’s plan (if permitted by that plan) for accounts which are lesser or greater than $5,000.

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Distribution Upon Termination for Any Other Reason. If a participant’s accounts are $500 or less upon termination of employment, payment will be in the form of a lump sum as of a valuation date as soon thereafter as administratively possible. If a participant’s accounts exceed $500 and are $5,000 or less upon termination of employment, and the participant does not elect to have his/her distribution paid, payment will be in the form of a Direct Rollover to an individual retirement plan designated by the Plan Administrator.

If upon termination of employment, a participant’s accounts exceed $5,000, payment will be deferred to Normal Retirement Date, unless the participant elects one of the following optional forms of payment:

•

Lump sum payment as of any valuation date following the date of termination of employment. (Note: lump sums are subject to a mandatory 20% income tax withholding and a statutory 10% additional federal tax if paid before age 55). A participant “Rollover” is permitted within 60 days of distribution to an Individual Retirement Account (IRA), or another employer’s plan (if permitted by that plan).

•	Direct “Rollover” from the 401(k) Plan to another employer’s plan (if permitted by that plan) for accounts which are lesser or greater than $5,000.

Nonalienation of Benefits. Except with respect to federal income tax withholding, and as provided for under a qualified domestic relations order, benefits payable under the 401(k) Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan will be void.

Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the 401(k) Plan before your termination of employment with First Savings Bank. Federal law may also impose an excise tax on withdrawals from the 401(k) Plan before you attain 59 1 /2 years of age, regardless of whether the withdrawal occurs during your employment with First Savings Bank or after termination of employment.

ADMINISTRATION OF THE 401(k) PLAN

Trustees

The board of directors of First Savings Bank has appointed Larry W. Myers and John P. Lawson, Jr. to serve as trustees for the First Savings Financial Group Stock Fund. The Bank of New York will serve as the custodian of the shares held in the First Savings Financial Group Stock Fund and the trustee of all the other plan assets. The trustees receive, hold and invest the contributions to the 401(k) Plan in trust and distribute them to participants and beneficiaries in accordance with the terms of the 401(k) Plan and the directions of the Plan Administrator. The trustees are responsible for the investment of the trust assets, as directed by the Plan Administrator and the participants.

Reports to 401(k) Plan Participants

The Plan Administrator furnishes participants quarterly statements that show the balance in their accounts as of the statement date, contributions made to their accounts during that period and any additional adjustments required to reflect earnings or losses.

12

Plan Administrator

First Savings Bank currently acts as Plan Administrator for the 401(k) Plan. The Plan Administrator handles the following administrative functions: interpreting the provisions of the plan, prescribing procedures for filing applications for benefits, preparing and distributing information explaining the plan, maintaining plan records, books of account and all other data necessary for the proper administration of the plan, preparing and filing all returns and reports required by the U.S. Department of Labor and the IRS and making all required disclosures to participants, beneficiaries and others under ERISA.

Amendment and Termination

First Savings Bank expects to continue the 401(k) Plan indefinitely. Nevertheless, First Savings Bank may terminate the 401(k) Plan at any time. If First Savings Bank terminates the 401(k) Plan in whole or in part, all affected participants become fully vested in their accounts, regardless of other provisions of the 401(k) Plan. First Savings Bank reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries. First Savings Bank may amend the plan, however, as necessary or desirable, in order to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer

If the 401(k) Plan merges or consolidates with another plan or transfers the trust assets to another plan, and either the 401(k) Plan or the other plan is subsequently terminated, the 401(k) Plan requires that you receive a benefit immediately after the merger, consolidation or transfer that would equal or exceed the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the 401(k) Plan had terminated at that time.

Federal Income Tax Consequences

The following briefly summarizes the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences of the 401(k) Plan. Statutory provisions change, as do their interpretation, and their application may vary in individual circumstances. Finally, applicable state and local income tax laws may have different tax consequences than the federal income tax laws. 401(k) Plan participants should consult a tax advisor with respect to any transaction involving the 401(k) Plan, including any distribution from the 401(k) Plan.

As a “tax-qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan certain tax advantages, including the following:

(1)	the sponsoring employer may take an immediate tax deduction for the amount contributed to the plan each year;

(2)	participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)	earnings of the plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

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First Savings Bank administers the 401(k) Plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If First Savings Bank should receive an adverse determination letter from the Internal Revenue Service regarding the 401(k) Plan’s tax exempt status, all participants would generally recognize income equal to their vested interests in the 401(k) Plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another qualified retirement plan, and First Savings Bank would be denied certain tax deductions taken in connection with the 401(k) Plan.

Lump Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant qualifies as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance credited to the participant under this plan and all other profit sharing plans, if any, maintained by First Savings Bank. The portion of any lump sum distribution included in taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution, less the amount of after-tax contributions, if any, made to any other profit-sharing plans maintained by First Savings Bank, if the distribution includes those amounts.

First Savings Financial Group Common Stock Included in Lump Sum Distribution. If a lump sum distribution includes First Savings Financial Group common stock, the distribution generally is taxed in the manner described above. The total taxable amount is reduced, however, by the amount of any net unrealized appreciation on First Savings Financial Group common stock; that is, the excess of the value of First Savings Financial Group common stock at the time of the distribution over the cost or other basis of the securities to the trust. The tax basis of First Savings Financial Group common stock, for purposes of computing gain or loss on a subsequent sale, equals the value of First Savings Financial Group common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of First Savings Financial Group common stock, to the extent of the net unrealized appreciation at the time of distribution, is long-term capital gain, regardless of how long you hold the First Savings Financial Group common stock, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of First Savings Financial Group common stock that exceeds the amount of net unrealized appreciation upon distribution is considered long-term capital gain, regardless of the holding period. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed under IRS regulations.

We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan that are generally applicable under the Internal Revenue Code. We do not intend this description to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you should consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

Restrictions on Resale

Any “affiliate” of First Savings Financial Group under Rules 144 and 405 of the Securities Act of 1933, as amended, who receives a distribution of common stock under the 401(k) Plan, may re-offer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption from these registration requirements. An “affiliate” of First Savings Financial Group is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, First Savings Financial Group. Generally, a director, principal officer or major shareholder of a corporation is deemed to be an “affiliate” of that corporation.

14

Any person who may be an “affiliate” of First Savings Financial Group may wish to consult with counsel before transferring any common stock they own. In addition, participants should consult with counsel regarding the applicability to them of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of First Savings Financial Group common stock acquired under the 401(k) Plan or other sales of First Savings Financial Group common stock.

Persons who are not deemed to be “affiliates” of First Savings Financial Group at the time of resale may resell freely any shares of First Savings Financial Group common stock distributed to them under the 401(k) Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptions available under federal law. A person deemed an “affiliate” of First Savings Financial Group at the time of a proposed resale may publicly resell common stock only under a “re-offer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 of the Securities Act of 1933, as amended, or some other exemption from registration, and may not use this prospectus supplement or the accompanying prospectus in connection with any such resale. In general, Rule 144 restricts the amount of common stock which an affiliate may publicly resell in any three-month period to the greater of one percent of First Savings Financial Group common stock then outstanding or the average weekly trading volume reported on the Nasdaq Capital Market during the four calendar weeks before the sale. Affiliates may sell only through brokers without solicitation and only at a time when First Savings Financial Group is current in filing all required reports under the Securities Exchange Act of 1934, as amended.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than 10% of public companies such as First Savings Financial Group. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), such person must file a Form 3 reporting initial beneficial ownership with the Securities and Exchange Commission (“SEC”). Such persons must also report periodically certain changes in beneficial ownership involving the allocation or reallocation of assets held in their 401(k) Plan accounts, either on a Form 4 within two business days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by First Savings Financial Group of profits realized from the purchase and sale or sale and purchase of its common stock within any six-month period by any officer, director or person who beneficially owns more than 10% of the common stock.

The SEC has adopted rules that exempt many transactions involving the 401(k) Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or person who beneficially owns more than 10% of the common stock of a company.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are subject to Section 16(b) may be required, under limited circumstances involving the purchase of common stock within six months of the distribution, to hold the shares of common stock distributed from the 401(k) Plan for six months after the distribution date.

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LEGAL OPINION

The validity of the issuance of the common stock of First Savings Financial Group will be passed upon by Kilpatrick Stockton LLP, Washington, DC. Kilpatrick Stockton LLP acted as special counsel for First Savings Financial Group in connection with the Stock Offering.

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FIRST SAVINGS BANK, F.S.B.

EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN AND TRUST

INVESTMENT FORM

Name of Plan Participant: __________________________________________________________

Social Security Number: __________________

1.    Instructions. In connection with the public offering (the “Stock Offering”) of the common stock of First Savings Financial Group, Inc. (the “Common Stock”), the First Savings Bank, F.S.B. Employees’ Savings & Profit Sharing Plan and Trust (the “401(k) Plan”) now permits participants to direct their 401(k) Plan account balances into a new fund: the First Savings Financial Group Stock Fund (“Employer Stock Fund”). The percentage of a participant’s account transferred at the direction of the participant into the Employer Stock Fund will be used to purchase shares of Common Stock in the Stock Offering.

To direct a transfer of all or a portion of the funds credited to your accounts in the 401(k) Plan to the Employer Stock Fund, you must complete and submit this form to John Lawson by 12:00 noon on Thursday, September 11, 2008, unless extended by First Savings Bank. A representative for the Plan Administrator will retain a copy of this form and return a copy to you. If you need any assistance in completing this form, please contact John Lawson at (812) 218-6801. If you do not complete and return this form to John Lawson by the noted deadline, your 401(k) Plan funds will continue to be invested in accordance with your prior investment directions, or in accordance with the terms of the 401(k) Plan if no investment directions have been provided.

2.    Investment Directions for the Stock Offering. I hereby authorize the Plan Administrator to direct the trustee to liquidate the following percentages (in multiples of not less than 1%) of my investments in the 401(k) Plan and use the funds to invest in the Employer Stock Fund in the Stock Offering:

Target Retirement 2015 Fund	_______	%
Target Retirement 2025 Fund	_______	%
Target Retirement 2035 Fund	_______	%
Target Retirement 2045 Fund	_______	%
Income Plus Asset Allocation Fund	_______	%
Growth & Income Asset Allocation Fund	_______	%
Growth Asset Allocation Fund	_______	%
Short Term Investment Fund	_______	%
Stable Value Fund	_______	%
Government Short Term Investment Fund	_______	%
Long Treasury Index Fund	_______	%
Aggregate Bond Index Fund	_______	%
S&P 500 Stock Fund	_______	%
S&P Value Stock Fund	_______	%
S&P Growth Stock Fund	_______	%
S&P Midcap Stock Fund	_______	%
Russell 2000 Stock Fund	_______	%
Nasdaq 100 Stock Fund	_______	%
US REIT Index Fund	_______	%
International Stock Fund	_______	%

I acknowledge that if the Employer Stock Fund trustee cannot fill all or a portion of my order, my unused funds will be reinvested in the investment elections I have in place for my elective deferrals before the Stock Offering.

3.    Purchaser Information. The ability of participants in the 401(k) Plan to purchase Common Stock and to direct their current 401(k) Plan account balances into the Employer Stock Fund is based upon the participant’s subscription rights. Please indicate your status.

☐	Check here if you had $50.00 or more on deposit with First Savings Bank as of the close of business on March 31, 2007.

☐	Check here if you had $50.00 or more on deposit with First Savings Bank as of the close of business on June 30, 2008.

☐	Check here if you are a depositor of First Savings Bank as of the close of business on July 31, 2008 and are not eligible to subscribe to shares under either of the above categories.

4.    Acknowledgment of Participant. I understand that this Investment Form shall be subject to all of the terms and conditions of the 401(k) Plan. I acknowledge that I have received a copy of the First Savings Financial Group, Inc. Prospectus and the Prospectus Supplement and that I understand the terms and conditions of my investment in the Employer Stock Fund.

Signature of Participant	Date

Acknowledgment of Receipt by Plan Administrator. This Investment Form was received by the Plan Administrator and will become effective on the date noted below.

By:
Date

THE PARTICIPATION INTERESTS REPRESENTED BY THE COMMON STOCK OFFERED HEREBY ARE NOT DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY AND ARE NOT GUARANTEED BY FIRST SAVINGS FINANCIAL GROUP, INC. OR FIRST SAVINGS BANK, F.S.B. THE COMMON STOCK IS SUBJECT TO AN INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

Minimum Individual Stock Purchase in the Stock Offering is $250.

Maximum Individual Stock Purchase in the Stock Offering is $200,000.

PLEASE COMPLETE AND RETURN TO

JOHN LAWSON BY 12:00 NOON, LOCAL TIME, ON THURSDAY,

SEPTEMBER 11, 2008, UNLESS EXTENDED BY FIRST SAVINGS BANK

PROSPECTUS

(Proposed Holding Company for First Savings Bank, F.S.B.)

Up to 3,208,500 Shares of Common Stock

First Savings Financial Group is offering shares of its common stock for sale in connection with the conversion of First Savings Bank, F.S.B. from the mutual to the stock form of ownership. First Savings Financial Group will be the holding company for First Savings Bank. After the offering, 100% of First Savings Bank’s outstanding common stock will be owned by First Savings Financial Group. We also intend to establish a charitable foundation in connection with the conversion and contribute 110,000 shares of our common stock and $100,000 in cash to the charitable foundation. We have received conditional approval to list our common stock on the Nasdaq Capital Market under the symbol “FSFG.”

If you are or were a depositor of First Savings Bank:

•	You may have priority rights to purchase shares of common stock.

If you are a participant in the First Savings Bank Profit Sharing/401(k) Plan:

•	You may direct that all or part of your current account balance in this plan be invested in shares of common stock.

•	You will receive a separate supplement to this prospectus that describes your rights under this plan.

If you fit neither of the categories above, but are interested in purchasing shares of our common stock:

•	You may have an opportunity to purchase shares of common stock after priority orders are filled.

We are offering up to 3,208,500 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 2,371,500 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines that our market value has increased, we may sell up to 3,689,775 shares without giving you further notice or the opportunity to change or cancel your order. The offering is expected to close at 4:00 p.m., Eastern time, on September 18, 2008. We may extend this closing date without notice to you until October 31, 2008, unless the Office of Thrift Supervision approves a later date, which will not be beyond September 24, 2010.

Keefe, Bruyette & Woods, Inc. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.

The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond October 31, 2008. If the offering is extended beyond October 31, 2008, subscribers will have the right to modify or rescind their purchase orders. Funds received before the completion of the offering will be maintained in a segregated account at First Savings Bank or, at our discretion, at another federally insured depository institution. However, we will not maintain more than one such account. All subscriptions received will bear interest at First Savings Bank’s passbook savings rate, which is currently 0.25% per annum. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, or if we extend the offering beyond October 31, 2008, we will notify you and will promptly return your funds with interest if you do not respond to the notice.

We expect our directors and executive officers, together with their associates, to subscribe for 192,000 shares, which equals 6.0% of the shares offered for sale at the maximum of the offering range.

The Office of Thrift Supervision conditionally approved our plan of conversion on August 12, 2008. However, such approval does not constitute a recommendation or endorsement of this offering.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 13.

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Maximum	Maximum As Adjusted
Number of shares	2,371,500	3,208,500	3,689,775
Gross offering proceeds	$23,715,000	$32,085,000	$36,897,750
Estimated offering expenses, excluding underwriting fees and expenses	$1,025,000	$1,025,000	$1,025,000
Estimated underwriting fees and expenses(1)	$199,100	$276,100	$320,400
Estimated net proceeds	$22,490,900	$30,783,900	$35,552,350
Estimated net proceeds per share	$9.48	$9.59	$9.64

(1)	Excludes fees payable if a syndicated community offering is held. For a discussion of the compensation of Keefe, Bruyette & Woods, Inc., see “The Conversion and Stock Offering — Marketing Arrangements.”

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the stock information center at (812) 218-6824.

KEEFE, BRUYETTE & WOODS

The date of this prospectus is August 12, 2008

FIRST Savings Bank FSB

160
3
INDIANA
Charlestown
65
62
Sellersburg
OHIO RIVER
71
Floyd
Knobs
265
Allison Lane
Clarksville
64
Georgetown
Jeffersonville
64
71
264
Louisville
64
OHIO RIVER
150
155
60
65
265
KENTUCKY

INDIANA
OHIO
KENTUCKY

★ **Clarksville Main Office**
501 East Lewis & Clark Parkway

Jeffersonville - Court Avenue Office
202 East Court Avenue

Jeffersonville - Allison Lane Office
2213 Allison Lane

Charlestown Office
1100 Market Street

Sellersburg Office
125 Hunter Station Way

Floyd Knobs Office
3711 Paoli Pike

Georgetown Office
1000 Copperfield Drive

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Summary

This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully.

The Companies

First Savings Financial Group, Inc.

First Savings Bank, F.S.B.

501 East Lewis & Clark Parkway

Clarksville, Indiana 47129

(812) 283-0724

First Savings Financial Group, Inc. This offering is made by First Savings Financial Group, an Indiana corporation incorporated in May 2008 by First Savings Bank to be its holding company. Currently, First Savings Financial Group has no assets. Following the conversion, First Savings Financial Group will own all of First Savings Bank’s capital stock and will direct, plan and coordinate First Savings Bank’s business activities. In the future, First Savings Financial Group might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

First Savings Bank, F.S.B. First Savings Bank operates as a community-oriented financial institution, with seven full-service offices in its primary market area, which encompasses Clark and Floyd Counties in Indiana and the surrounding areas. We offer a variety of deposit products and provide residential and commercial real estate loans and construction loans and, to a lesser degree, consumer loans, including home equity lines of credit, and commercial business loans to small businesses in our primary market area. At March 31, 2008, we had total assets of $212.6 million, total deposits of $174.1 million and total equity of $29.4 million.

Our predominant lending activity has been residential mortgage lending in our primary market area. Before 2005, a significant portion of the residential mortgage loans that we had originated are secured by non-owner occupied properties. Loans secured by non-owner occupied properties generally carry a greater risk of loss than loans secured by owner-occupied properties, and our non-performing loan balances have increased in recent periods primarily because of delinquencies in our non-owner occupied residential loan portfolio. See “Risk Factors – Risks Related to Our Business – Our concentration in non-owner occupied real estate loans may expose us to increased credit risk” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Management – Analysis of Nonperforming and Classified Assets.” Since 2005, when we hired a new President and Chief Executive Officer, we have de-emphasized non-owner occupied residential mortgage lending and have focused, and intend to continue to focus, our residential mortgage lending primarily on originating residential mortgage loans secured by owner-occupied properties.

Our Operating Strategy (page 52)

Our mission is to operate and grow a profitable community-oriented financial institution. We plan to achieve this by executing our strategy of:

•	continuing our historical focus on residential mortgage lending, but de-emphasizing residential mortgage lending secured by non-owner occupied properties;

•	pursuing opportunities to increase commercial real estate lending and commercial business lending;

•	providing exceptional customer service to attract and retain customers; and

•	expanding our market share and market area by opening new branch offices and pursuing opportunities to acquire other financial institutions, although we currently have no definitive plans regarding potential acquisition opportunities. We plan to open a new leased branch office in 2009 in our primary market area. We are in the initial stages of investigating potential suitable locations, but have no definitive plans or commitments with respect to a particular location.

The Conversion

Description of the Conversion

Currently, we are a federally chartered mutual savings bank with no shareholders. Our depositors currently have the right to vote on certain matters such as the election of directors and this conversion.

The conversion process that we are undertaking involves a change from our mutual form to a stock savings bank that will result in all of First Savings Bank’s capital stock being owned by First Savings Financial Group. Voting rights in First Savings Financial Group will belong to its shareholders, including our employee stock ownership plan and our charitable foundation. For more information on the charitable foundation and the employee stock ownership plan, see “Summary—We Will Form the First Savings Charitable Foundation” and “Summary—Benefits of the Offering to Management—Employee Stock Ownership Plan.” We are conducting the conversion under the terms of our plan of conversion. The Office of Thrift Supervision has conditionally approved the plan of conversion, including a condition that it be approved by our members. We have called a special meeting of members for September 25, 2008 to vote on the plan of conversion.

The following diagram depicts our corporate structure after the conversion and offering:

Regulation and Supervision (page 88)

We are, and First Savings Financial Group will be upon completion of the conversion, subject to regulation, supervision and examination by the Office of Thrift Supervision. We are also subject to regulation by the Federal Deposit Insurance Corporation.

The Offering

Purchase Price

The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering.

Number of Shares to be Sold

We are offering for sale between 2,371,500 and 3,208,500 shares of First Savings Financial Group common stock in this offering. With regulatory approval, we may increase the number of shares to be sold to 3,689,775 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to increase the offering size, the Office of Thrift Supervision will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions.

How We Determined the Offering Range (page 110)

We decided to offer between 2,371,500 and 3,208,500 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by RP Financial, LC., an appraisal firm experienced in appraisals of financial institutions. RP Financial will receive fees totaling $40,000 for its appraisal services, plus $3,500 for each appraisal valuation update and a maximum of $5,000 for reimbursement of out-of-pocket expenses. RP Financial estimates that as of July 18, 2008, our offering range was between $23.7 million and $32.1 million, with a midpoint of $27.9 million, and that our pro forma market value was between $24.8 million and $33.2 million, with a midpoint of $29.0 million, inclusive of shares to be issued to the charitable foundation.

In preparing its appraisal, RP Financial considered the information in this prospectus, including our consolidated financial statements. RP Financial also considered the following factors, among others:

•	our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our primary market area;

•	a comparative evaluation of the operating and financial statistics of First Savings Bank with those of other similarly situated, publicly traded companies;

•	the effect of the capital raised in this offering on our net worth and earnings potential;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

•	our intention to contribute to First Savings Charitable Foundation 110,000 shares of First Savings Financial Group’s common stock in connection with the conversion and $100,000 in cash.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price per share to the issuer’s core income per share for the past 12 months. RP Financial considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. For purposes of the appraisal, core earnings is defined as net earnings after taxes, plus non-recurring expenses and minus non-recurring income, adjusted for income taxes in each case. RP Financial’s appraisal also incorporates an analysis of a peer group of publicly traded companies that RP Financial considered to be comparable to us.

The following table presents a summary of selected pricing ratios for the peer group companies and for us utilized by RP Financial in its appraisal. These ratios are based on our earnings for the twelve months ended June 30, 2008 and book value as of June 30, 2008 and the latest date for which complete financial data is publicly available for the peer group.

	Price to Core Earnings Multiple(1)	Price to Book Value Ratio
First Savings Financial Group (pro forma):
Minimum	*	50.46%
Midpoint	*	54.92
Maximum	*	58.79
Maximum, as adjusted	*	62.66
Peer group companies as of July 18, 2008:
Average	17.82x	74.13%
Median	16.75	73.16

*	Not meaningful.

(1)	Our pro forma loss based on financial data for the twelve months ended June 30, 2008 results in a price to core earnings multiple that is not meaningful for valuation purposes

Compared to the price to book value ratio of the peer group at the maximum of the offering range, our stock would be priced at a discount of 20.7% to the peer group on a price-to-book basis.

The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the offering.

Possible Change in Offering Range (page 110)

RP Financial will update its appraisal before we complete the stock offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 3,689,775 shares without further notice to you. If our pro forma market value at the end of the stock offering period is either below $23.7 million or above $36.9 million, then, after consulting with the Office of Thrift Supervision, we may: (i) terminate the stock offering and promptly return all funds, with interest; (ii) set a new offering range and give all subscribers the opportunity to confirm, modify or rescind their purchase orders for shares of First Savings Financial Group’s common stock; or (iii) take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Possible Termination of the Offering

We must sell a minimum of 2,371,500 shares to complete the offering. If we do not sell the minimum number of shares, or if we terminate the offering for any other reason, we will promptly return all funds, with interest, at our current passbook rate.

After-Market Performance of Mutual-to-Stock Conversions

The appraisal prepared by RP Financial includes examples of after-market stock price performance for standard mutual-to-stock conversion offerings (i.e., excluding “second step” conversions by mutual holding companies) completed during the three-month period ended July 18, 2008. The following table presents stock price appreciation information for all standard mutual-to-stock conversions completed between January 1, 2007 and July 18, 2008. These companies did not constitute the group of ten comparable public companies utilized in RP Financial’s valuation analysis.

			Percentage Change From Initial Offering Price
Issuer (Market/Symbol)	Date of IPO	Offering Size	After 1 Day	After 1 Week	After 1 Month	Through July 18, 2008
Cape Bancorp, Inc. (CBNJ)	02/01/08	$78.2	0.5%	(1.0)%	(2.0)%	(9.1)%
Danvers Bancorp, Inc. (DNBK)	01/10/08	171.9	(2.6)	(3.1)	2.6	14.1
First Advantage Bancorp (FABK)	11/30/07	53.6	11.7	7.0	6.5	9.5
First Financial NW, Inc. (FFNW)	10/10/07	211.6	17.3	15.0	8.1	(1.2)
Beacon Federal Bancorp, Inc. (BFED)	10/02/07	74.1	16.0	17.9	6.0	(2.8)
Louisiana Bancorp, Inc. (LABC)	07/10/07	63.5	9.5	4.0	9.1	25.5
Quaint Oak Bancorp, Inc. (QNTO)	07/05/07	13.9	(2.0)	(7.0)	(11.0)	(11.0)
ESSA Bancorp, Inc. (ESSA)	04/04/07	158.7	17.8	20.6	14.8	28.5
CMS Bancorp, Inc. (CMSB)	04/04/07	19.8	5.7	4.7	3.0	2.5
Hampden Bancorp, Inc. (HBNK)	01/17/07	75.7	28.2	25.0	23.4	(2.8)
All Transactions:
Average		92.1	10.2	8.3	6.1	5.3
Median		74.9	10.6	5.9	6.3	0.7
High		211.6	28.2	25.0	23.4	28.5
Low		13.9	(2.6)	(7.0)	(11.0)	(11.0)

This table is not intended to indicate how our stock may perform. Furthermore, this table presents only short-term price performance with respect to a limited number of companies that have only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies.

Stock price appreciation or depreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering and its ability to successfully deploy those proceeds through originating loans and making other investments; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s primary market area. The companies listed in the table above may not be similar to First Savings Financial Group, the pricing ratios for their stock offerings were in some cases different from the pricing ratios for First Savings Financial Group’s common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section “Risk Factors.”

You also should be aware that, recently, stock prices of thrift initial public offerings have decreased. We cannot assure you that our stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent mutual to stock conversions.

Conditions to Completing the Conversion and Offering

We are conducting the conversion and offering under the terms of our plan of conversion. We cannot complete the conversion and offering unless:

•	we sell at least the minimum number of shares offered;

•	we receive the final approval of the Office of Thrift Supervision to complete the offering; and

•	our members approve the plan of conversion.

Reasons for the Conversion and Offering (page 97)

Our primary reasons for the conversion and offering are to:

•	increase the capital of First Savings Bank to support future lending and operational growth;

•	enhance profitability and earnings through reinvesting and leveraging the proceeds, primarily through traditional funding and lending activities;

•	support future branching activities and/or the acquisition of other financial institutions or financial services companies;

•	implement equity compensation plans to retain and attract qualified directors, officers and staff to enhance the current incentive-based compensation programs; and

•	increase our philanthropic endeavors to the community we serve through the formation and funding of First Savings Charitable Foundation.

We Will Form the First Savings Charitable Foundation (page 114)

To continue our long-standing commitment to our local communities, we intend to establish a charitable foundation, named First Savings Charitable Foundation, as part of the conversion. Subject to separate approval by at least a majority of votes eligible to be cast by members of First Savings Bank, the charitable foundation will be funded with 110,000 shares of First Savings Financial Group common stock and $100,000 in cash. This contribution to the charitable foundation would reduce net earnings by approximately $792,000, after tax, in the year in which the charitable foundation is established, which is expected to be fiscal 2009. The charitable foundation will make grants and donations to non-profit and community groups and projects located within our market areas. The amount of common stock that we are offering for sale would be greater if the conversion were to be completed without the formation of the charitable foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering and on the shares issued to stockholders of First Savings Financial Group, see Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Benefits of the Offering to Management (page 81)

We intend to adopt the following benefit plans and employment agreements:

Employee Stock Ownership Plan. We have adopted an employee stock ownership plan that will purchase 8% of the shares sold in the offering and contributed to the charitable foundation by means of a 15-year loan from First Savings Financial Group. As the loan is repaid and shares are released from collateral, the plan will allocate shares to the accounts of participating employees. Participants will receive allocations based on their individual compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

Future Equity Incentive Plan. We intend to implement an equity incentive plan no earlier than six months after completion of the conversion. If we implement the plan within one year after the conversion, the plan must be approved by a majority of the total votes eligible to be cast by our stockholders. If we implement the plan more than one year after the conversion, it must be approved by a majority of the total votes cast. Under this plan, we may award stock options and shares of restricted stock to key employees and directors. We will award shares of restricted stock at no cost to the recipient. We will grant stock options at an exercise price at least equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. Under this plan, we may grant stock options in an amount up to 10% of the number of shares sold in the offering and contributed to the charitable foundation, and we may grant awards of restricted stock in an amount up to 4% of the number of shares sold in the offering and contributed to the charitable foundation. The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations except to the extent waived by the Office of Thrift Supervision.

The following table represents the total value of all shares to be available for restricted stock awards under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. The value of the grants will depend on the actual trading price of our common stock at the time of grant.

	Value of
Share Price	99,260 Shares Awarded at Minimum of Range	116,000 Shares Awarded at Midpoint of Range	132,740 Shares Awarded at Maximum of Range	151,991 Shares Awarded at 15% Above Maximum of Range
	(In thousands, except per share amounts)
$8.00	$794	$928	$1,062	$1,216
10.00	993	1,160	1,327	1,520
12.00	1,191	1,392	1,593	1,824
14.00	1,390	1,624	1,858	2,128

The following table presents the total value of all stock options available for grant under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Financial gains can be realized on a stock option only if the market price of the common stock increases above the exercise price at which the option is granted.

		Value of
Exercise Price	Option Value	248,150 Options Granted at Minimum of Range	290,000 Options Granted at Midpoint of Range	331,850 Options at Maximum of Range	379,977 Options Granted at 15% Above Maximum of Range
		(In thousands, except per share amounts)
$8.00	$3.06	$759	$887	$1,015	$1,163
10.00	3.83	950	1,111	1,271	1,455
12.00	4.60	1,141	1,334	1,527	1,748
14.00	5.36	1,330	1,554	1,779	2,037

The following table summarizes at the maximum of the offering range the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the equity incentive plan. At the maximum of the offering range and upon completion of the offering, we would sell 3,208,500 shares and have 3,318,500 shares outstanding after accounting for the 110,000 shares of common stock to be contributed to the charitable foundation. The number of shares reflected for the benefit plans in the table below assumes that First Savings Bank’s tangible capital will be 10% or more following the completion of the offering and the application of the net proceeds as described under “Use of Proceeds.”

	Number of Shares to be Granted or Purchased
	At Maximum of Offering Range	As a % of Common Stock Sold at Maximum of Offering Range	As a % of Common Stock Outstanding	Total Estimated Value of Grants
Employee stock ownership plan (1)	265,480	8.3%	8.0%	$2,655
Restricted stock awards (1)	132,740	4.1	4.0	1,327
Stock options (2)	331,850	10.3	10.0	1,271

Total	730,070	22.7	22.0	$5,253

(1)	Assumes the value of First Savings Financial Group common stock is $10.00 per share for purposes of determining the total estimated value of the grants.

(2)	Assumes the value of a stock option is $3.83, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

Employment and Change in Control Agreements. First Savings Financial Group and First Savings Bank intend to enter into three-year employment agreements with Larry W. Myers, our President and Chief Executive Officer, and John P. Lawson, Jr., our Chief Operations Officer, and change in control agreements with Donald R. Allen, our Chief Lending Officer, and Anthony A. Schoen, our Assistant Controller. Based solely on current cash compensation and excluding any benefits that would be payable under any employee benefit plan, if a change in control of First Savings Financial Group occurred and we terminated all of the officers with employment and change in control agreements, the total payments due under the employment and change in control agreements would be approximately $1.1 million.

The Offering Will Not Be Taxable to Persons Receiving Subscription Rights (page 99)

As a general matter, the offering will not be a taxable transaction for purposes of federal income taxes to persons who receive or exercise subscription rights. We have received an opinion from our special counsel, Kilpatrick Stockton, LLP, that, for federal income tax purposes:

•	it is more likely than not that the members of First Savings Bank will not realize any income upon the issuance or exercise of the subscription rights;

•

it is more likely than not that the tax basis to the purchasers in the offering will be the amount paid for our common stock, and that the holding period for shares of common stock will begin on the date of completion of the offering; and

•	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of completion of the purchase.

Persons Who Can Order Stock in the Offering (page 100)

Note: Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition, you may lose your rights to purchase shares and may face criminal prosecution and/or other sanctions.

We have granted rights to subscribe for shares of First Savings Financial Group common stock in a “subscription offering” to the following persons in the following order of priority:

1.	Persons with $50 or more on deposit at First Savings Bank as of the close of business on March 31, 2007.

2.	Our employee stock ownership plan, which will provide retirement benefits to our employees.

3.	Persons with $50 or more on deposit at First Savings Bank as of the close of business on June 30, 2008.

4.	First Savings Bank’s depositors as of the close of business on July 31, 2008 who were not able to subscribe for shares under categories 1 or 3.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. Generally, shares first will be allocated so as to permit each eligible subscriber, if possible, to purchase a number of shares sufficient to make the subscriber’s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining eligible subscribers whose subscriptions remain unfilled in proportion to the amounts that their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible subscribers whose subscriptions remain unfilled. If we increase the number of shares to be sold above 3,208,500, the employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Conversion and Stock Offering — Subscription Offering and Subscription Rights” for a description of the allocation procedure.

We may offer shares not sold in the subscription offering, if any, to the general public in a community offering. People and trusts for the benefit of people who are residents of Clark, Floyd, Harrison, Jefferson, Scott and Washington Counties in Indiana and Bullitt, Henry, Jefferson, Meade, Nelson, Oldham, Shelby, Spencer and Trimble Counties in Kentucky will be given a preference to purchase shares in the community offering. We may, in our sole discretion, reject orders received in the community offering either in whole or in part. For example, we would reject an order submitted by a person whom we believe is making false representations or whom we believe is attempting to violate, evade or circumvent the terms and conditions of the plan of conversion. If your order is rejected in part, you cannot cancel the remainder of your order. The community offering may commence concurrently with the subscription offering or at any time thereafter and may terminate at any time without notice until October 31, 2008, unless the Office of Thrift Supervision approves a later date, which will not be beyond September 24, 2010.

Shares not sold in the subscription offering or the community offering may be offered for sale in a syndicated community offering, which would be an offering to the general public on a best efforts basis managed by Keefe, Bruyette & Woods, Inc. Any syndicated community offering may terminate at any time without notice but not later than October 31, 2008, unless the Office of Thrift Supervision approves a later date, which will not be beyond September 24, 2010. As in the case of the community offering, we may, in our sole discretion, reject orders received in the syndicated community offering either in whole or in part.

Deadline for Ordering Stock (page 103)

The subscription offering will end at 4:00 p.m., Eastern time, on September 18, 2008. We expect that the community offering will terminate at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if the Office of Thrift Supervision approves a later date. No single extension may be for more than 90 days. If we extend the offering beyond October 31, 2008, or if we intend to sell fewer than 2,371,500 shares or more than 3,689,775 shares, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will return your funds promptly with interest at our passbook rate.

Purchase Limitations (page 105)

Our plan of conversion establishes limitations on the purchase of stock in the offering. These limitations include the following:

•	The minimum purchase is 25 shares.

•	No individual (or individuals on a single deposit account) may purchase more than $200,000 common stock (which equals 20,000 shares) in the subscription offering.

•	No individual may purchase more than $200,000 of common stock (which equals 20,000 shares) in the community offering.

•

No individual, no individual together with any associates, and no group of persons acting in concert may purchase more than $350,000 of common stock (which equals 35,000 shares) in all offering categories.

Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase limitations at any time.

How to Purchase Common Stock (page 108)

If you want to place an order for shares in the offering, you must complete an original stock order and certification form and send it to us together with full payment, or deliver it in person to the stock information center located at First Savings Bank’s main office in Clarksville, Indiana. You must sign the certification that is on the reverse side of the stock order and certification form. We must receive your stock order and certification form before the end of the subscription offering or the end of the community offering, as appropriate. Once we receive your order, you cannot cancel or change it without our consent.

To ensure that we properly identify your subscription rights, you must list all of your deposit accounts as of the applicable eligibility date on the stock order form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed. To preserve your purchase priority, you must register the shares only in the name(s) of person(s) listed on your deposit account at the applicable date of eligibility. You may not add the names of others who were not eligible to purchase common stock in the offering on the applicable date of eligibility.

You may pay for shares in the subscription offering or the community offering in any of the following ways:

•	By check or money order made payable to First Savings Financial Group, Inc.

•

By authorizing withdrawal from an account at First Savings Bank. To use funds in an Individual Retirement Account at First Savings Bank, you must transfer your account to an unaffiliated institution or broker and open a self-directed Individual Retirement Account. Individual Retirement Accounts at First Savings Bank are not self-directed and common stock may only be purchased using a self-directed Individual Retirement Account. Please contact your broker or financial institution as quickly as possible to determine if you may transfer your Individual Retirement Account from First Savings Bank because the transfer may take several days.

We will pay interest on your subscription funds at the rate we pay on passbook accounts, which is currently 0.25% per annum, from the date we receive your funds until the offering is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our passbook rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock.

How We Will Use the Proceeds of this Offering (page 28)

The following table summarizes how we will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range.

(In thousands)	Minimum 2,371,500 Shares at $10.00 Per Share	Maximum 3,208,500 Shares at $10.00 Per Share
Offering proceeds	$23,715	$32,085
Net offering proceeds	22,491	30,784
Less:
Proceeds contributed to First Savings Bank	11,246	15,392
Proceeds used for loan to employee stock ownership plan	1,985	2,665
Proceeds contributed to charitable foundation	100	100

Proceeds remaining for First Savings Financial Group	$9,160	$12,637

First Savings Financial Group may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. First Savings Bank may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities and expand its business activities. First Savings Financial Group and First Savings Bank may also use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans to do so at this time. Except as described above, neither First Savings Financial Group nor First Savings Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking this offering, see “The Conversion and Stock Offering — Reasons for the Conversion.”

Purchases by Directors and Executive Officers (page 87)

We expect that our directors and executive officers, together with their associates, will subscribe for 192,000 shares, which equals 6.0% of the shares that would be sold at the maximum of the offering range. Our directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, if there is an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion, unless waived by the Office of Thrift Supervision. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering.

Market for First Savings Financial Group, Inc.’s Common Stock (page 31)

We have received conditional approval to list the common stock of First Savings Financial Group for trading on the Nasdaq Capital Market under the symbol “FSFG.” Keefe, Bruyette & Woods, Inc. currently intends to become a market maker in the common stock, but it is under no obligation to do so. In addition, if needed, Keefe, Bruyette & Woods, Inc. will assist us in obtaining additional market makers. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.

First Savings Financial Group, Inc.’s Dividend Policy (page 30)

We have not determined whether we will pay a dividend on the common stock. After the offering, we will consider a policy of paying regular cash dividends. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition.

Subscription Rights

You are not allowed to transfer your subscription rights, and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person involving the transfer of the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights.

Delivery of Prospectus

To ensure that each person receives a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days before such date or hand-deliver prospectuses later than two days before that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 4:00 p.m., Eastern time, on September 18, 2008 whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Stock Certificates (page 112)

Certificates representing shares of common stock issued in the offering will be mailed to purchasers at the address provided by them on the order form as soon as practicable following completion of the offering and receipt of all necessary regulatory approvals. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock will have commenced.

Stock Information Center

If you have any questions regarding the offering, please call the stock information center at (812) 218-6824 to speak to a registered representative of Keefe, Bruyette & Woods, Inc. The stock information center is open Monday, 11:00 a.m. to 4:30 p.m., Tuesday through Thursday, 8:30 a.m. to 4:30 p.m., and Friday, 8:30 a.m. to 2:00 p.m., Eastern Time. The stock information center is closed on bank holidays.

Risk Factors

You should consider carefully the following risk factors before purchasing First Savings Financial Group common stock.

Risks Related to Our Business

Our concentration in non-owner occupied real estate loans may expose us to increased credit risk.

At March 31, 2008, $30.8 million, or 28.0% of our residential mortgage loan portfolio and 17.7% of our total loan portfolio, consisted of loans secured by non-owner occupied residential properties. Loans secured by non-owner occupied properties generally expose a lender to greater risk of non-payment and loss than loans secured by owner occupied properties because repayment of such loans depend primarily on the tenant’s continuing ability to pay rent to the property owner, who is our borrower, or, if the property owner is unable to find a tenant, the property owner’s ability to repay the loan without the benefit of a rental income stream. In addition, the physical condition of non-owner occupied properties is often below that of owner occupied properties due to lax property maintenance standards, which has a negative impact on the value of the collateral properties. Furthermore, some of our non-owner occupied residential loan borrowers have more than one loan outstanding with us. At March 31, 2008, we had 14 non-owner occupied residential loan relationships, with aggregate outstanding balances of $16.7 million, and each loan relationship had an aggregate outstanding balance over $500,000. Consequently, an adverse development with respect to one credit relationship may expose us to a greater risk of loss compared to an adverse development with respect to an owner occupied residential mortgage loan. Our non-performing residential mortgage loans increased from $99,000 at September 30, 2007 to $2.5 million at March 31, 2008, primarily due to an increase in non-performing non-owner occupied residential mortgage loans. At March 31, 2008, non-performing non-owner occupied residential mortgage loans totaled $2.1 million, or 6.8% of our non-owner occupied residential loan portfolio, of which $2.0 million was attributable to a single borrower. This increase in non-performing non-owner occupied residential mortgage loans was a primary factor in our need to increase our allowance for loan losses through an increased provision for loan losses, which contributed to our net loss of $348,000 for the six months ended March 31, 2008. At March 31, 2008, non-owner occupied residential properties held as real estate owned amounted to $717,000. For more information about the credit risk we face, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Management.”

Our recent emphasis on commercial real estate lending and commercial business lending may expose us to increased lending risks.

At March 31, 2008, $25.7 million, or 14.7%, of our loan portfolio consisted of commercial real estate loans and commercial business loans. Subject to market conditions, we intend to increase our origination of these loans after the offering. Commercial real estate loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrowers. Commercial real estate loans also typically involve larger loan balances to single borrowers or groups of related borrowers both at origination and at maturity because many of our commercial real estate loans are not fully-amortizing, but result in “balloon” balances at maturity. Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are secured by non-real estate collateral that may depreciate over time. In addition, some of our commercial borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship may expose us to a greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. At March 31, 2008, non-performing commercial real estate loans totaled $458,000 and non-performing commercial business loans totaled $495,000. For more information about the credit risk we face, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Management.”

Our unseasoned commercial real estate loan and commercial business loan portfolios may expose us to increased lending risks.

A significant amount of our commercial real estate loans and commercial business loans are unseasoned, meaning that they were originated recently. Our limited experience with these loans does not provide us with a significant payment history pattern with which to judge future collectibility. Furthermore, these loans have not been subjected to unfavorable economic conditions. As a result, it may be difficult to predict the future performance of this part of our loan portfolio. These loans may have delinquency or charge-off levels above our expectations, which could adversely affect our future performance.

Our construction loan and land and land development loan portfolios may expose us to increased credit risk.

At March 31, 2008, $16.8 million, or 9.6% of our loan portfolio consisted of construction loans and land and land development loans, and $7.0 million, or 57.7% of the construction loan portfolio, consisted of speculative construction loans at that date. While recently the demand for construction loans has decreased significantly due to the decline in the housing market, historically, construction loans, including speculative construction loans, have been a material part of our loan portfolio. Speculative construction loans are loans made to builders who have not identified a buyer for the completed property at the time of loan origination. Subject to market conditions, we intend to continue to emphasize the origination of construction loans and land and land development loans. These loan types generally expose a lender to greater risk of nonpayment and loss than residential mortgage loans because the repayment of such loans often depends on the successful operation or sale of the property and the income stream of the borrowers and such loans typically involve larger balances to a single borrower or groups of related borrowers. In addition, many borrowers of these types of loans have more than one loan outstanding with us so an adverse development with respect to one loan or credit relationship can expose us to significantly greater risk of non-payment and loss. Furthermore, we may need to increase our allowance for loan losses through future charges to income as the portfolio of these types of loans grows, which would hurt our earnings. For more information about the credit risk we face, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Management.”

Changing interest rates may hurt our earnings and asset value.

Our net interest income is the interest we earn on loans and investments less the interest we pay on our deposits and borrowings. Our net interest margin is the difference between the yield we earn on our assets and the interest rate we pay for deposits and our other sources of funding. Changes in interest rates—up or down—could adversely affect our net interest margin and, as a result, our net interest income. Although the yield we earn on our assets and our funding costs tend to move in the same direction in response to changes in interest rates, one can rise or fall faster than the other, causing our net interest margin to expand or contract. Our liabilities tend to be shorter in duration than our assets, so they may adjust faster in response to changes in interest rates. As a result, when interest rates rise, our funding costs may rise faster than the yield we earn on our assets, causing our net interest margin to contract until the yield catches up. Changes in the slope of the “yield curve”—or the spread between short-term and long-term interest rates—could also reduce our net interest margin. Normally, the yield curve is upward sloping, meaning short-term rates are lower than long-term rates. Because our liabilities tend to be shorter in duration than our assets, when the yield curve flattens or even inverts, we could experience pressure on our net interest margin as our cost of funds increases relative to the yield we can earn on our assets. In addition, over the last year and accelerating in the first calendar quarter of 2008, the U.S. Federal Reserve has decreased its target rate for federal funds from 5.25% to 2.00%. Interest rate decreases can lead to increased prepayments of loans and mortgage-backed securities as borrowers refinance their loans to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk as we may have to redeploy such repayment proceeds into lower yielding investments, which would likely hurt our income.

Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of fixed-rate securities fluctuates inversely with changes in interest rates. Unrealized gains and losses on securities available for sale are reported as a separate component of equity, net of tax. Decreases in the fair value of securities available for sale resulting from increases in interest rates could have an adverse effect on stockholders’ equity. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Risk Management — Interest Rate Risk Management.”

A downturn in the local economy or a decline in real estate values could hurt our profits.

Substantially all of our loans are secured by real estate in Clark and Floyd Counties, Indiana, and the surrounding areas. As a result of this concentration, a downturn in the local economy could significantly increase nonperforming loans, which would hurt our profits. A decline in real estate values could lead to some of our mortgage loans becoming inadequately collateralized, which would expose us to greater risk of loss. Additionally, a decline in real estate values could hurt our portfolio of construction loans, nonresidential real estate loans, and land and land development loans and could reduce our ability to originate such loans. For a discussion of our primary market area, see “Our Business — Market Area.”

Strong competition within our primary market area could hurt our profits and slow growth.

We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and attract deposits. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income. Competition also makes it more difficult to grow loans and deposits. At June 30, 2007, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 13.29% of the deposits in Clark County, Indiana and 1.18% of the deposits in Floyd County, Indiana. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our primary market area. See “Our Business — Market Area” and “Our Business — Competition” for more information about our primary market area and the competition we face.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. First Savings Financial Group also will be subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and the depositors and borrowers of First Savings Bank rather than for holders of First Savings Financial Group common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. If our regulators require us to charge-off loans or increase our allowance for loan losses, our earnings would suffer. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. For a further discussion, see “Regulation and Supervision.”

Risks Related to this Offering

Our stock price may decline when trading commences.

If you purchase shares in the offering, you may not be able to sell them at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded. Additionally, the stock prices of many recently converted thrift institutions have declined below, and remain below, their initial offering prices.

There may be a limited market for our common stock, which may adversely affect our stock price.

Although we have received conditional approval to list our shares of common stock for trading on the Nasdaq Capital Market, there is no guarantee that the shares will be actively traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

Additional expenses following the offering from operating as a public company and from new equity benefit plans will adversely affect our profitability.

Following the offering, our noninterest expenses are likely to increase as a result of the financial accounting, legal and various other additional expenses usually associated with operating as a public company and complying with public company disclosure obligations, particularly those obligations imposed by the Sarbanes-Oxley Act of 2002. Compliance with the Sarbanes-Oxley Act of 2002 will require us to upgrade our accounting systems, which will increase our operating expenses. We also will recognize additional annual employee compensation and benefit expenses stemming from options and shares granted to employees, directors and executives under new benefit plans. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be material. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options generally over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $496,000 at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of these plans, see “Our Management — Benefit Plans.”

Our low return on equity may negatively impact the value of our common stock.

Return on equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. For the twelve months ended March 31, 2008, our return on equity was 0.48%. Our pro forma return on equity for the same period is estimated to be (0.19)% and our pro forma stockholders’ equity to assets ratio at March 31, 2008 is estimated to be 23.57%, assuming the sale of shares at the maximum of the offering range. Our publicly traded thrift peers used in the valuation as of July 18, 2008 had an average return on equity of 3.98% for the twelve months ended March 31, 2008. Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly held companies. This goal could take a number of years to achieve, and it may not be attained, and the expected increase in our noninterest expenses following the offering due to operating as a public company and from new equity benefit plans will likely further deter our ability to achieve a competitive return on equity. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering.

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

We intend to contribute approximately 50% of the net proceeds of the offering to First Savings Bank. First Savings Financial Group may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. First Savings Bank may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities and expand its business activities. First Savings Financial Group and First Savings Bank may also use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans to do so at this time. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt an equity incentive plan following the offering. If stockholders approve the new equity incentive plan, we intend to issue shares to our officers, employees and directors through this plan. If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 3.85%, assuming awards of common stock equal to 4% of the shares sold in the offering and contributed to First Savings Charitable Foundation are awarded under the plan. If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 9.1%, assuming stock option grants equal to 10% of the shares sold in the offering and contributed to First Savings Charitable Foundation are granted under the plan. See “Pro Forma Data” and “Our Management — Benefit Plans.”

The articles of incorporation and bylaws of First Savings Financial Group and certain regulations may prevent or make more difficult certain transactions, including a sale or merger of First Savings Financial Group.

Provisions of the articles of incorporation and bylaws of First Savings Financial Group and federal banking regulations may make it more difficult for companies or persons to acquire control of First Savings Financial Group. Consequently, our shareholders may not have the opportunity to participate in such a transaction and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. The factors that may discourage takeover attempts or make them more difficult include:

•

Articles of incorporation and bylaws. Provisions of the articles of incorporation and bylaws of First Savings Financial Group may make it more difficult and expensive to pursue a takeover attempt that the board of directors opposes. These provisions also make more difficult the removal of current directors or management, or the election of new directors. These provisions include:

•	supermajority voting requirements for certain business combinations and changes to some provisions of the articles of incorporation and bylaws;

•	limitation on the right to vote shares;

•	the election of directors to staggered terms of three years;

•	provisions regarding the timing and content of shareholder proposals and nominations;

•	provisions restricting the calling of special meetings of shareholders;

•	the absence of cumulative voting by shareholders in the election of directors; and

•	the removal of directors only for cause.

•

Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Office of Thrift Supervision.

For further information, see “Restrictions on Acquisition of First Savings Financial Group, Inc. and First Savings Bank, F.S.B.”

Risks Related to the Formation of the Charitable Foundation

The contribution to First Savings Charitable Foundation will decrease the ownership interest and voting interest in the shares sold to the public by up to 4.6% after the contribution.

Purchasers of shares will have their ownership and voting interests diluted at the close of the conversion when First Savings Financial Group issues and contributes 110,000 shares to the First Savings Charitable Foundation. This dilution will range from approximately 4.6% at the minimum of the offering range to approximately 3.5% at the maximum of the offering range. For a further discussion regarding the effect of the contribution to the charitable foundation, see “Pro Forma Data” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Our contribution to First Savings Charitable Foundation may not be tax deductible, which could hurt our profits.

We believe that our contribution to First Savings Charitable Foundation, valued at $1.2 million, pre-tax, will be deductible for federal income tax purposes. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully. In the event it is more likely than not that we will be unable to use the entire deduction, we will be required to establish a valuation allowance related to any deferred tax asset that has been recorded for this contribution.

Establishment of First Savings Charitable Foundation will hurt our profits for fiscal year 2009.

First Savings Financial Group intends to contribute 110,000 shares of First Savings Financial Group common stock and $100,000 in cash to First Savings Charitable Foundation. This contribution will be an additional operating expense and will reduce net income during the fiscal year in which the foundation is established, which is expected to be the fiscal year ending September 30, 2009. The contribution to First Savings Charitable Foundation would reduce net earnings by approximately $792,000, after tax, in fiscal year 2009. See “Pro Forma Data.”

A Warning About Forward-Looking Statements

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our primary market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative, regulatory or supervisory changes that adversely affect our business;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Selected Consolidated Financial and Other Data

The summary consolidated financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at September 30, 2007 and 2006 and for the years then ended is derived in part from the audited consolidated financial statements of First Savings Bank that appear elsewhere in this prospectus.

The selected data at March 31, 2008 and for the six months ended March 31, 2008 and 2007 was not audited, but in the opinion of management, represents all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the six months ended March 31, 2008 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At March 31, 2008	At September 30,
(In thousands)		2007	2006	2005	2004	2003
Financial Condition Data:
Total assets	$212,624	$203,321	$206,399	$205,796	$216,529	$223,940
Cash and cash equivalents	9,233	10,395	15,223	14,651	21,904	56,084
Securities available-for-sale	10,424	8,260	5,897	7,039	7,534	—
Securities held-to-maturity	9,100	7,422	8,219	11,602	14,650	3,091
Loans net	171,018	167,371	166,695	163,676	163,305	155,644
Deposits	174,085	168,782	175,891	175,451	187,516	195,979
Advances from Federal Home Loan Bank	8,000	3,000	—	—	—	—
Total equity	29,399	29,662	28,850	28,487	27,245	26,353

	For the Six Months Ended March 31,		For the Year Ended September 30,
(In thousands)	2008	2007	2007	2006	2005	2004	2003
Operating Data:
Interest income	$6,301	$6,561	$13,078	$12,223	$10,874	$10,552	$11,931
Interest expense	3,096	3,091	6,183	5,250	4,255	4,496	6,166

Net interest income	3,205	3,470	6,895	6,973	6,619	6,056	5,765
Provision for loan losses	1,203	420	758	813	336	226	131

Net interest income after provision for loan losses	2,002	3,050	6,137	6,160	6,283	5,830	5,634
Noninterest income	499	387	841	889	1,306	679	837
Noninterest expense	3,148	2,949	5,737	6,453	5,601	5,047	4,644

Income (loss) before income taxes	(647)	488	1,241	596	1,988	1,462	1,827
Income tax expense (benefit)	(299)	162	427	241	784	577	725

Net income (loss)	$(348)	$326	$814	$355	$1,204	$885	$1,102

	At or For the Six Months Ended March 31,		At or For the Year Ended September 30,
	2008	2007	2007	2006	2005	2004	2003
Performance Ratios (1):
Return on average assets	(0.34)%	0.31%	0.40%	0.17%	0.57%	0.40%	0.49%
Return on average equity	(2.36)	2.25	2.78	1.24	4.32	3.45	4.37
Interest rate spread (2)	2.94	3.15	3.48	3.49	3.34	2.89	2.53
Net interest margin (3)	3.37	3.58	3.77	3.74	3.50	3.01	2.72
Other expenses to average assets	3.04	2.85	2.79	3.13	2.66	2.29	2.05
Efficiency ratio (4)	85.00	76.46	74.16	82.08	70.68	74.94	70.34
Average interest-earning assets to average interest-bearing liabilities	113.32	113.66	108.61	109.23	107.59	105.05	106.46
Average equity to average assets	14.25	14.02	14.24	13.91	13.24	11.66	11.13
Capital Ratios:
Tangible capital	13.77%	13.98%	14.56%	13.96%	13.82%	12.58%	11.76%
Core capital	13.77	13.98	14.56	13.96	13.82	12.58	11.76
Risk-based capital	23.81	23.82	24.70	23.36	23.84	22.87	22.68
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.43%	0.73%	0.75%	0.51%	0.52%	0.47%	0.42%
Allowance for loan losses as a percent of non-performing loans	61.83	77.11	117.16	50.61	55.79	49.24	71.31
Net charge-offs to average outstanding loans during the period	—	0.03	0.21	0.51	0.16	0.07	0.05
Non-performing loans as a percent of total loans	2.32	0.95	0.64	1.01	0.93	0.96	0.59
Non-performing assets as a percent of total assets	2.50	1.41	1.27	1.79	1.14	1.36	1.15
Other Data:
Number of offices	7	7	7	7	7	7	7
Number of deposit accounts	17,434	17,897	17,525	17,962	17,930	18,895	20,045
Number of loans	2,235	2,214	2,216	2,325	2,516	2,647	2,827

(1)	Performance ratios for the six months ended March 31, 2008 and 2007 are annualized.

(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34%.

(3)	Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34%.

(4)	Represents other expenses divided by the sum of net interest income and other income.

Recent Developments

The following tables contain certain information concerning our consolidated financial position and results of operations. The data as of September 30, 2007 is derived from our audited consolidated financial statements. You should read this information in connection with the audited consolidated financial statements included in this document. The data at June 30, 2008 and for the three and nine months ended June 30, 2008 and 2007 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three and nine months ended June 30, 2008 are not necessarily indicative of the results of operations that may be expected for the entire year.

(In thousands)	At June 30, 2008	At September 30, 2007
Financial Condition Data:
Total assets	$215,394	$203,321
Cash and cash equivalents	10,946	10,395
Securities available-for-sale	9,545	8,260
Securities held-to-maturity	8,647	7,422
Loans, net	172,055	167,371
Deposits	176,417	168,782
Advances from Federal Home Loan Bank	8,000	3,000
Total equity	29,341	29,662

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
(In thousands)	2008	2007	2008	2007
Operating Data:
Interest income	$3,143	$3,276	$9,444	$9,837
Interest expense	1,470	1,576	4,566	4,667

Net interest income	1,673	1,700	4,878	5,170
Provision for loan losses	333	222	1,536	642

Net interest income after provision for loan losses	1,340	1,478	3,342	4,528
Noninterest income	252	208	751	595
Noninterest expense	1,561	1,348	4,709	4,297

Income (loss) before income taxes	31	338	(616)	826
Income tax expense (benefit)	(10)	117	(309)	279

Net income (loss)	$41	$221	$(307)	$547

	At or For the Three Months Ended June 30,		At or For the Nine Months Ended June 30,
	2008	2007	2008	2007
Performance Ratios (1):
Return on average assets	0.08%	0.43%	(0.20)%	0.35%
Return on average equity	0.56	3.02	(1.39)	2.51
Interest rate spread (2)	3.02	3.14	2.98	3.15
Net interest margin (3)	3.41	3.56	3.38	3.58
Other expenses to average assets	2.94	2.62	3.00	2.77
Efficiency ratio (4)	81.09	70.65	83.66	74.54
Average interest-earning assets to average interest-bearing liabilities	112.98	112.84	112.92	113.25
Average equity to average assets	13.81	14.25	14.11	14.10
Capital Ratios:
Tangible capital	13.63%	14.39%	13.63%	14.39%
Core capital	13.63	14.39	13.63	14.39
Risk-based capital	21.34	24.53	21.34	24.53
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.02%	0.73%	1.02%	0.73%
Allowance for loan losses as a percent of non-performing loans	117.43	203.07	117.43	203.07
Net charge-offs to average outstanding loans during the period	0.61	0.16	0.62	0.19
Non-performing loans as a percent of total loans	0.87	0.36	0.87	0.36
Non-performing assets as a percent of total assets	1.73	1.06	1.73	1.06

(1)	Performance ratios are annualized.

(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34%.

(3)	Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34%.

(4)	Represents other expenses divided by the sum of net interest income and other income.

Comparison of Financial Condition at June 30, 2008 and September 30, 2007

Cash and Cash Equivalents. Cash and cash equivalents increased from $10.4 million at September 30, 2007 to $10.9 million at June 30, 2008 due to excess liquidity.

Loans. Net loans receivable increased $4.7 million from $167.4 million at September 30, 2007 to $172.1 million at June 30, 2008, primarily due to an increase in owner-occupied residential mortgage loans. The increase in net loans receivable during the nine-month period ended June 30, 2008 was primarily funded by a combination of increases in deposits and Federal Home Loan Bank advances.

Securities Available for Sale. Securities available for sale increased $1.3 million from $8.3 million at September 30, 2007 to $9.5 million at June 30, 2008 due primarily to purchases of $6.4 million, offset by maturities of $5.0 million. The increase in available for sale securities during the nine-month period ended June 30, 2008 was primarily funded by a combination of increases in deposits and Federal Home Loan Bank advances.

Securities Held to Maturity. Investment securities held-to-maturity increased $1.2 million from $7.4 million at September 30, 2007 to $8.6 million at June 30, 2008 due primarily to purchases of mortgage-backed securities issued by U.S. government sponsored agencies totaling $6.0 million, offset by maturities of U.S. government agency bonds of $4.0 million and principal repayments on mortgage-backed securities of $805,000.

Deposits. Total deposits increased 4.5% from $168.8 million at September 30, 2007 to $176.4 million at June 30, 2008. Noninterest-bearing checking increased $3.9 million, interest-bearing checking and savings deposits increased $2.2 million and certificates of deposit increased $1.3 million during the period. The increases in the demand and savings accounts are primarily due to the opening of new accounts immediately before June 30, 2008, the anticipated supplemental eligibility record date for purposes of determining supplemental eligible account holders having subscription rights in the proposed conversion stock offering. The increase in certificates of deposit is primarily the result of above market pricing on 7-month, 12-month and 18-month certificates of deposit in place during the end of 2007.

Borrowings. Federal Home Loan Bank borrowings increased from $3.0 million at September 30, 2007 to $8.0 million at June 30, 2008. The increase is due to the borrowing of an $8.0 million five-year, fixed rate advance, offset by the repayment of short-term variable rate advances of $3.0 million. Management determined that replacing the variable rate advances with the fixed rate advance was advantageous given the low interest rate environment and the prospects of higher market interest rates in the future due to inflationary pressures in the economy.

Results of Operations for the Three Months Ended June 30, 2008 and 2007

Overview. Net income was $41,000 for the three months ended June 30, 2008 compared to $221,000 for the same period in 2007. The primary factor that contributed to the decrease in net income for 2008 was a $111,000 increase in the provision for loan losses. Other factors contributing to the decrease for the three months ended June 30, 2008 include a decrease in net interest income of $27,000 and an increase in noninterest expense of $213,000, offset by an increase in noninterest income of $44,000 and a decrease in tax expense of $127,000.

Net Interest Income. Net interest income decreased $27,000, or 1.6%, for the three months ended June 30, 2008 compared to the same period in 2007 primarily as the result of a decrease in the tax-equivalent interest rate spread from 3.14% in 2007 to 3.02% in 2008 due to a decline in market interest rates.

Total interest income decreased $133,000, or 4.1%, from $3.3 million for 2007 to $3.1 million for 2008 as a result of a decline in the average tax-equivalent yield from 6.85% for 2007 compared to 6.39% for 2008 and despite an increase in average interest earning assets of $5.6 million from $191.8 million for the three months ended June 30, 2007 to $197.4 million for the three months ended June 30, 2008. The average yield on interest-earning assets decreased primarily as a result of the downward repricing of adjustable rate loans and decreased yields on interest-bearing deposits with banks due to lower market interest rates. Average loans and securities increased $9.0 million and $4.4 million, respectively, while interest-bearing deposits with banks decreased $7.9 million as management focused on reducing excess liquidity in interest-bearing deposits with banks by investing these funds in higher yielding loans and investment securities.

Total interest expense decreased $106,000, or 6.6%, as a result of a decrease in the average cost of funds from 3.71% in 2007 to 3.37% in 2008 and despite an increase in average interest-bearing liabilities of $4.7 million from $170.0 million for the three months ended June 30, 2007 to $174.7 million for the three months ended June 30, 2008. The average cost of interest-bearing liabilities decreased for 2008 primarily as a result of lower market interest rates as compared to 2007 and the repricing of certificates of deposit at lower market interest rates as they matured.

Provision for Loan Losses. The provision for loan losses was $333,000 for the three months ended June 30, 2008 compared to $222,000 for the same period in 2007. The primary factors that contributed to the increased provision for loan losses in 2008 were the net increase in gross loans receivable and the increase in nonperforming loans.

Gross loans receivable increased $7.5 million from $165.5 million at June 30, 2007 to $173.0 million at June 30, 2008, primarily due to an increase in owner-occupied residential mortgage loans.

Nonperforming loans increased $919,000 from $586,000 at June 30, 2007 to $1.5 million at June 30, 2008. Nonperforming commercial mortgage loans, residential mortgage loans, commercial business loans, and consumer loans increased $328,000, $254,000, $140,000 and $163,000, respectively. The balance of nonperforming loans at June 30, 3008 includes nonaccrual loans of $1.1 million and residential mortgage loans that are over 90 days past due but still accruing interest totaling $316,000. These loans are still accruing interest because the estimated value of the collateral and collection efforts are deemed sufficient to ensure their full recovery. The balance of nonaccrual loans at June 30, 2008 consists of commercial real estate loans ($458,000), commercial business loans ($140,000), consumer loans ($179,000), residential mortgage loans ($251,000) and land loans ($33,000).

Net charge-offs were $1.1 million for the three months ended June 30, 2008 compared to $261,000 for the same period in 2007. Charge-offs totaling $1.0 million were recorded during the quarter ended June 30, 2008 in connection with a group of 35 non-owner occupied residential real estate loans to one borrower that were deeded to the bank in lieu of foreclosure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Management – Analysis of Nonperforming and Classified Assets” for additional information regarding this credit relationship.

The allowance for loan losses was $1.8 million at June 30, 2008 compared to $1.2 million at June 30, 2007. Management has deemed these amounts as adequate on those dates based on its best estimate of probable known and inherent loan losses. The consistent application of management’s allowance for loan losses methodology resulted in an increase in the level of the allowance for loan losses consistent with the increase in the gross loan portfolio and nonperforming loans and the change in overall economic conditions.

Noninterest Income. Noninterest income increased $44,000, or 21.2%, to $252,000 for the three-month period ended June 30, 2008 compared to $208,000 for the same period in 2007, primarily due to gains on sales of mortgage loans and increases in other noninterest income. Net gain on sales of mortgage loans was $6,000 for 2008, compared to no gains on sales of mortgage loans in 2007. Other noninterest income increased $40,000 primarily as a result of the investment in bank owned life insurance during 2008, which generated income of $39,000.

Noninterest Expense. Noninterest expense increased $213,000, or 16.4%, to $1.6 million for 2008 compared to $1.3 million for the same period in 2007. The primary factors contributing to the increase in noninterest expense were increases in compensation and benefits of $107,000, professional fees of $29,000, data processing expense of $21,000, occupancy and equipment expense of $21,000 and other operating expenses of $58,000, offset by decreases in advertising expenses of $13,000 and net losses on foreclosed real estate of $10,000.

Compensation and benefits increased as a result of increased salaries due to new hires and annual salary and wage increases. Professional fees increased as a result of increases in audit and accounting fees and legal fees related to the increase in problem loans and nonperforming assets. Data processing expense increased primarily as the result of increased banking transactions and annual fee increases. Occupancy expense increased primarily as a result of increased property taxes, utilities expense and repairs and maintenance expense. Other operating expenses increased primarily due to increases in officer and employee training expenditures and related travel expense, increased director fees due to the appointment of two new directors, losses on sales and write-downs of repossessed assets, and deposit account expenses.

Income Tax Expense. There was an income tax benefit of $10,000 for 2008, compared to income tax expense of $117,000 for the same period in 2007, primarily due to the decrease in pre-tax income as a result of the increase in the provision for loan losses and other noninterest expenses for the quarter ended June 30, 2008 compared to the same period in 2007, as well as an increase in tax-exempt income derived from loans to municipalities and from bank-owned life insurance. The effective tax rate for the quarter ended June 30, 2007 was 34.6%.

Results of Operations for the Nine Months Ended June 30, 2008 and 2007

Overview. We had a net loss of $307,000 for the nine-month period ended June 30, 2008, compared to net income of $547,000 for the nine-month period ended June 30, 2007. The primary factor that contributed to the net loss for 2008 was an $894,000 increase in the provision for loan losses. Other factors contributing to the net loss for the nine months ended June 30, 2008 include a $292,000 decrease in net interest income and a $412,000 increase in noninterest expense, offset by a $156,000 increase in noninterest income and a $588,000 decrease in income tax expense.

Net Interest Income. Net interest income decreased $292,000, or 5.6%, for the nine months ended June 30, 2008 compared to the same period in 2007 primarily as the result of a decrease in the tax-equivalent interest rate spread from 3.15% in 2007 to 2.98% in 2008 due to a decline in market interest rates.

Total interest income decreased $393,000, or 4.0%, from $9.8 million for 2007 to $9.4 million for 2008 as a result of a decline in the average tax-equivalent yield from 6.79% for 2007 compared to 6.52% for 2008 and despite an increase in average interest earning assets of $583,000 from $193.5 million for the nine month period ended June 30, 2007 to $194.1 million for the nine month period ended June 30, 2008. The average yield on interest-earning assets decreased primarily as a result of the downward repricing of adjustable rate loans and decreased yields on interest-bearing deposits with banks due to lower market interest rates. Average loans and securities increased $6.1 million and $843,000, respectively, while interest bearing deposits with banks decreased $6.4 million as management focused on reducing excess liquidity in interest-bearing deposits with banks by investing these funds in higher yielding loans and investment securities.

Total interest expense decreased $101,000, or 2.1%, as a result of a decrease in the average cost of funds from 3.64% in 2007 to 3.54% in 2008 and despite an increase in average interest-bearing liabilities of $1.0 million from $170.9 million for the nine month period ended June 30, 2007 to $171.9 million for the nine month period ended June 30, 2008. The average cost of interest-bearing liabilities decreased for 2008 primarily as a result of lower market interest rates as compared to 2007 and the repricing of certificates of deposits at lower market interest rates as they matured.

Provision for Loan Losses. The provision for loan losses was $1.5 million for the nine months ended June 30, 2008 compared to $642,000 for the same period in 2007. The primary factor that contributed to the increase in the provision for loan losses for 2008 was the diminished repayment ability of a large borrower and a deterioration of the value of the collateral securing 35 non-owner occupied residential mortgage loans to this borrower. The provision provided for these loans during the nine months ended June 30, 2008 amounted to $906,000. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Management – Analysis of Nonperforming and Classified Assets” for additional information regarding this credit relationship. In addition, other factors that contributed to the increased provision for loan losses for 2008 were the net increase in gross loans receivable and the increase in other nonperforming loans.

Gross loans receivable increased $95,000 from $172.9 million at September 30, 2007 to $173.0 million at June 30, 2008, primarily due to an increase in owner-occupied residential mortgage loans.

Nonperforming loans increased $399,000 from $1.1 million at September 30, 2007 to $1.5 million at June 30, 2008. Nonperforming commercial mortgage loans, commercial business loans, and consumer loans increased $332,000, $140,000 and $31,000, respectively, while nonperforming residential mortgage loans decreased $104,000.

Net charge offs amounted to $1.1 million for the nine months ended June 30, 2008 compared to $320,000 for the same period in 2007. As noted above, the bank recorded charge offs totaling $1.0 million during the nine months ended June 30, 2008 in connection with a group of 35 non-owner occupied residential mortgage loans to one borrower that were deeded to the bank in lieu of foreclosure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Management – Analysis of Nonperforming and Classified Assets” for additional information regarding this credit relationship.

Noninterest Income. Noninterest income increased $156,000, or 26.2%, to $751,000 for the nine-month period ended June 30, 2008 compared to $595,000 for the same period in 2007, primarily due to gains on sales of mortgage loans and increases in other noninterest income. Net gain on sales of mortgage loans was $21,000 for 2008 while no gains on sales of mortgage loans were recognized during 2007. Other noninterest income increased $132,000 for 2008 compared to 2007 primarily as a result of the investment in bank owned life insurance during 2008, which generated income of $88,000, a one time gain on redemption of Visa, Inc. stock of $31,000, and an increase in ATM transaction fees of $11,000 due to higher usage.

Noninterest Expense. Noninterest expense increased $412,000, or 9.6%, to $4.7 million for 2008 compared to $4.3 million for the same period in 2007. The primary factors contributing to the increase in noninterest expense were increases in compensation and benefits of $78,000, professional fees of $72,000, occupancy expense of $50,000, data processing expense of $34,000, other operating expenses of $170,000 and net losses on foreclosed real estate of $42,000, offset by a decrease in advertising expenses of $34,000.

Compensation and benefits increased as a result of increased salaries due to due to new hires and annual salary and wage increases, offset by decreases in accrued bonus and defined benefit plan expenses. Professional fees increased as a result of increases in audit and accounting fees and legal fees related to the increase in problem loans and nonperforming assets. Occupancy expense increased primarily as a result of increased property taxes, depreciation expense and repairs and maintenance expense. Data processing expense increased primarily as the result of increased banking transactions and annual fee increases. Other operating expenses increased primarily due to increases in officer and employee training expenditures and related travel expense, increased director fees due to the appointment of two new directors, losses on sales and write-downs of repossessed assets, and insurance costs, offset by a decrease in printing and office supplies expense due to reduced mailing costs as a result of out-sourcing to our data servicing provider the mailing of customer account statements.

Income Tax Expense. There was an income tax benefit of $309,000 for 2008, compared to income tax expense of $279,000 for the same period in 2007, primarily due to the decrease in pre-tax income as a result of the increase in the provision for loan losses and other noninterest expenses during the nine months ended June 30, 2008 as compared to the same period in 2007, as well as an increase in tax-exempt income derived from loans to municipalities and from bank-owned life insurance. The effective tax rate for the nine months ended June 30, 2007 was 33.8%.

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at First Savings Bank will reduce deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
(Dollars in thousands)	2,371,500 Shares at $10.00 Per Share	Percent of Net Proceeds	2,790,000 Shares at $10.00 Per Share	Percent of Net Proceeds	3,208,500 Shares at $10.00 Per Share	Percent of Net Proceeds	3,689,775 Shares at $10.00 Per Share	Percent of Net Proceeds
Offering proceeds	$23,715	105.4%	$27,900	104.7%	$32,085	104.2%	$36,898	103.8%
Less: offering expenses	1,224	5.4	1,263	4.7	1,301	4.2	1,345	3.8

Net offering proceeds	22,491	100.0	26,637	100.0	30,784	100.0	35,553	100.0
Less:
Proceeds contributed to First Savings Bank, F.S.B.	11,246	50.0	13,319	50.0	15,392	50.0	17,777	50.0
Proceeds used for loan to employee stock ownership plan	1,985	8.8	2,320	8.7	2,655	8.6	3,040	8.6
Proceeds contributed to charitable foundation	100	0.4	100	0.4	100	0.3	100	0.3

Proceeds remaining for First Savings Financial Group, Inc. (1)	$9,160	40.8%	$10,898	40.9%	$12,637	41.1%	$14,636	41.1%

(1)	Following the completion of the stock offering and in accordance with applicable regulations, First Savings Financial Group may purchase shares of its common stock in the open market in order to grant awards of restricted stock under its proposed equity incentive plan. Assuming a market price of $10.00 per share at the time of purchase, the cost of acquiring the shares would be approximately $993,000 (99,260 shares) at the minimum of the offering range, $1.2 million (116,000 shares) at the midpoint of the offering range, $1.3 million (132,740 shares) at the maximum of the offering range and $1.5 million (151,991 shares) at 15% above the maximum of the offering range. See “Pro Forma Data” and “Our Management — Benefit Plans — Nonqualified Deferred Compensation — Future Equity Incentive Plan’

First Savings Financial Group intends to invest the proceeds it retains from the offering initially in short-term, liquid investments. Over time, First Savings Financial Group may use the proceeds it retains from the offering:

•	to invest in securities;

•	to pay dividends to stockholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•

to finance the possible acquisition of financial institutions or other businesses that are related to banking, although we currently have no definitive plans or commitments regarding potential acquisition opportunities; and

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations, First Savings Financial Group may not repurchase shares of its common stock during the first year following the offering, except to fund shareholder-approved equity benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

First Savings Bank may use the proceeds that it receives from the offering, which is shown in the table above as the amount contributed to First Savings Bank:

•	to fund new loans;

•	to invest in securities;

•

to finance the possible expansion of its business activities through the establishment of new branch offices and/or the acquisition of other financial institutions or financial services companies, although we currently have no definitive plans or commitments regarding potential expansion or acquisition opportunities;

•	for general corporate purposes; and

•

We plan to open a new leased branch office in 2009. We are in the initial stages of investigating potential suitable locations, but have no definitive plans or commitments with respect to a particular location. Consequently, we are unable to accurately estimate the cost of opening this office as of the date of this prospectus.

We may need regulatory approvals to engage in some of the activities listed above.

Except as described above, neither First Savings Financial Group nor First Savings Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see “The Conversion and Stock Offering — Reasons for the Conversion.”

Our Dividend Policy

We have not yet determined whether we will pay a dividend on our common stock. Following the offering, our board of directors will consider adopting a policy of paying regular cash dividends. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

The board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards, and economic conditions. We will also consider the regulatory restrictions that affect the payment of dividends by First Savings Bank to us, discussed below.

First Savings Financial Group is subject to Indiana law, which generally prohibits First Savings Financial Group from paying dividends on its common stock if, after giving effect to the distribution, it would be unable to pay its debts as they become due in the usual course of business or if its total assets would be less than the sum of its liabilities and the amount that would be needed, if First Savings Financial Group were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference upon dissolution.

First Savings Financial Group will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. However, our ability to pay dividends may depend, in part, upon dividends we receive from First Savings Bank because we initially will have no source of income other than dividends from First Savings Bank and earnings from the investment of the net proceeds from the offering that we retain. Office of Thrift Supervision regulations limit dividends and other distributions from First Savings Bank to us. First Savings Bank may not declare or pay a cash dividend on its capital stock if its effect would be to reduce the regulatory capital of First Savings Bank below the amount required for the liquidation account to be established as required by First Savings Bank’s plan of conversion. In addition, First Savings Financial Group may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the offering. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Regulation and Supervision — Regulation of Federal Savings Associations — Limitation on Capital Distributions” and “The Conversion and Stock Offering —Effects of Conversion to Stock Form — Liquidation Account.”

Any payment of dividends by First Savings Bank to us that would be deemed to be drawn out of First Savings Bank’s bad debt reserves would require First Savings Bank to pay federal income taxes at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation —Federal Income Taxation” and Note 12 of the notes to consolidated financial statements included in this prospectus. First Savings Financial Group does not contemplate any distribution by First Savings Bank that would result in this type of tax liability.

Market for the Common Stock

We have not previously issued common stock and there is currently no established market for the common stock. We have received conditional approval to list our common stock for trading on the Nasdaq Capital Market under the symbol “FSFG” upon completion of the offering. Keefe, Bruyette & Woods, Inc. intends to become a market maker in our common stock following the offering, but it is under no obligation to do so. Keefe, Bruyette & Woods, Inc. also will assist us, if needed, in obtaining other market makers after the offering. We will try to obtain at least three market makers for our stock, but we cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there may be a limited trading market in the common stock.

Capitalization

The following table presents the historical capitalization of First Savings Bank at March 31, 2008 and the capitalization of First Savings Financial Group reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the proposed equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We are offering our common stock on a best efforts basis. We must sell a minimum of 2,371,500 shares to complete the offering.

(Dollars in thousands, except per share amounts)	Capitalization as of March 31, 2008	Pro Forma Capitalization Based Upon the Sale of
		2,371,500 Shares at $10.00 Per Share	2,790,000 Shares at $10.00 Per Share	3,208,500 Shares at $10.00 Per Share	3,689,775 Shares at $10.00 Per Share
Deposits (1)	$174,085	$174,085	$174,085	$174,085	$174,085
Borrowings	8,000	8,000	8,000	8,000	8,000

Total deposits and borrowed funds	$182,085	$182,085	$182,085	$182,085	$182,085

Stockholder’s equity:
Preferred stock:
1,000,000 shares, $0.01 par value per share, authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock:
20,000,000 shares, $0.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)	—	25	29	33	38
Additional paid-in capital	—	23,566	27,708	31,851	36,615
Retained earnings (3)	29,262	29,262	29,262	29,262	29,262
Accumulated other comprehensive income	137	137	137	137	137
Plus:
Tax benefit of contribution to charitable foundation (4)	—	408	408	408	408
Less :
Charitable foundation contribution expense (5)	—	1,200	1,200	1,200	1,200
Common stock acquired by employee stock ownership plan (6)	—	1,985	2,320	2,655	3,040
Common stock to be acquired by equity incentive plan (7)	—	993	1,160	1,327	1,520

Total stockholders’ equity	$29,399	$49,220	$52,864	$56,509	$60,700

Stockholders’ equity to assets (1)	13.83%	21.17%	22.39%	23.57%	24.88%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits and assets by the amounts of the withdrawals.

(2)	Reflects total issued and outstanding shares of 2,481,500, 2,900,000, 3,318,500 and 3,799,775 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.

(3)	Retained earnings are restricted by applicable regulatory capital requirements.

(4)	Represents the tax benefit of the contribution of common stock to First Savings Charitable Foundation based on an estimated tax rate of 34.0%. The actual rate experienced by First Savings Financial Group may vary. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(5)	Represents the pre-tax expense of the contribution of common stock to First Savings Charitable Foundation.

(6)	Assumes that 8% of the common stock sold in the offering and contributed to the charitable foundation will be acquired by the employee stock ownership plan in the offering with funds borrowed from First Savings Financial Group. Under generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital and a liability to the employee stock ownership plan. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with related tax benefit, and a reduction in the charge against capital will occur in the amount of the compensation expense recognized. Since the funds are borrowed from First Savings Financial Group, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the financial statements of First Savings Bank. The loan will be repaid principally through First Savings Bank’s contributions to the employee stock ownership plan and dividends payable on common stock held by the plan over the anticipated 15-year term of the loan. See “Our Management — Benefit Plans — Employee Stock Ownership Plan.”

(7)	Assumes the purchase in the open market at $10.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 4% of the shares of common stock sold in the offering and contributed to the charitable foundation. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to stockholders for approval at a meeting following the offering. See “Risk Factors — Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management — Benefit Plans — Future Equity Incentive Plan.”

Regulatory Capital Compliance

At March 31, 2008, First Savings Bank exceeded all regulatory capital requirements. The following table presents First Savings Bank’s capital position relative to its regulatory capital requirements at March 31, 2008, on a historical and a pro forma basis. The table reflects receipt by First Savings Bank of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan is deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to First Savings Bank, see “Regulation and Supervision — Regulation of Federal Savings Associations — Capital Requirements.”

			Pro Forma at March 31, 2008
	Historical at March 31, 2008		Minimum of Offering Range 2,371,500 Shares At $10.00 Per Share		Midpoint of Offering Range 2,790,000 Shares At $10.00 Per Share		Maximum of Offering Range 3,208,500 Shares At $10.00 Per Share		15% Above Maximum of Offering Range 3,689,775 Shares At $10.00 Per Share
(Dollars in thousands)	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
Total capital under generally accepted accounting principles	$29,399	13.83%	$38,659	17.27%	$40,398	17.88%	$42,136	18.48%	$44,136	19.16%
Tangible Capital:
Capital level (2)	$29,262	13.78	$38,522	17.23	$40,261	17.84%	$41,999	18.44%	$43,999	19.12%
Requirement	3,186	1.50	3,354	1.50	3,385	1.50	3,417	1.50	3,452	1.50

Excess	$26,076	12.28%	$35,168	15.73%	$36,876	16.34%	$38,582	16.94%	$40,547	17.62%

Core Capital:
Capital level (2)	$29,262	13.78%	$38,522	17.23%	$40,261	17.84%	$41,999	18.44%	$43,999	19.12%
Requirement	8,495	4.00	8,945	4.00	9,028	4.00	9,111	4.00	9,206	4.00

Excess	$20,767	9.78%	$29,577	13.23%	$31,233	13.84%	$32,888	14.44%	$34,793	15.12%

Tier 1 Risk-Based Capital:
Capital level	$29,262	22.79%	$38,522	29.49%	$40,261	30.72%	$41,999	31.95%	$43,999	33.35%
Requirement	5,135	4.00	5,225	4.00	5,242	4.00	5,258	4.00	5,277	4.00

Excess	$24,127	18.79%	$33,297	25.49%	$35,019	26.72%	$36,741	27.95%	$38,722	29.35%

Total Risk-Based Capital:
Total risk-based capital (3)	$30,566	23.81%	$39,826	30.49%	$41,565	31.72%	$43,303	32.94%	$45,303	34.34%
Requirement	10,270	8.00	10,450	8.00	10,483	8.00	10,516	8.00	10,554	8.00

Excess	$20,296	15.81%	$29,376	22.49%	$31,082	23.72%	$32,787	24.94%	$34,749	26.34%

Reconciliation of capital infusion to First Savings Bank, F.S.B.:
Proceeds to First Savings Bank			$11,246		$13,319		$15,392		$17,776
Less stock acquired by ESOP			(1,985)		(2,320)		(2,655)		(3,040)

Pro forma increase in GAAP and regulatory capital			$9,260		$10,999		$12,737		$14,737

(1)	Tangible capital and core capital levels are shown as a percentage of adjusted total assets of $212.4 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $128.4 million.

(2)	A portion of the net unrealized losses on available-for-sale securities accounts for the difference between capital calculated under generally accepted accounting principles and each of tangible capital and core capital. See Note 16 of the notes to consolidated financial statements.

(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

Pro Forma Data

The following tables show information about our net income and stockholders’ equity reflecting the sale of common stock in the offering. The information provided illustrates our pro forma net income and stockholders’ equity based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	All shares of stock will be sold in the subscription and community offerings;

•

Our employee stock ownership plan will purchase a number of shares equal to 8% of the shares sold in the offering and contributed to the charitable foundation with a loan from First Savings Financial Group that will be repaid in equal installments over 15 years;

•

Keefe, Bruyette & Woods, Inc. will receive a fee equal to 1.0% of the aggregate purchase price of the shares sold in the offering, except that no fee will be paid with respect to (i) shares purchased by the employee stock ownership plan or by our officers, directors and employees and members of their immediate families and (ii) shares contributed to the charitable foundation; and

•	Total expenses of the offering, excluding fees paid to Keefe, Bruyette & Woods, Inc., will be approximately $1.0 million.

•	We will make a charitable contribution of 110,000 shares of First Savings Financial Group, with an assumed value of $10.00 per share, and $100,000 in cash.

Actual expenses may vary from this estimate, and the amount of fees paid to Keefe, Bruyette & Woods, Inc. (and potentially other broker-dealers) will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares, and other factors.

Pro forma net income for the six months ended March 31, 2008 and the year ended September 30, 2007 has been calculated as if the offering were completed at the beginning of the period, and the net proceeds had been invested at 1.55% for the six months ended March 31, 2008 and the year ended September 30, 2007, which represents the one-year treasury rate at March 31, 2008. We believe that the one-year treasury rate at March 31, 2008 represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Office of Thrift Supervision regulations.

A pro forma after-tax return of 0.94% is used for the six months ended March 31, 2008 and for the year ended September 30, 2007, after giving effect to a combined federal and state income tax rate of 39.6% for each period. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables you should consider the following:

•

The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if RP Financial increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations or changes in market conditions after the offering begins. See “The Conversion and Stock Offering — How We Determined the Offering Range and the $10.00 Per Share Purchase Price.”

•

Since funds on deposit at First Savings Bank may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.

•

Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•

Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Pro forma tangible stockholders’ equity excludes intangible assets. Book value amounts do not represent fair market values or amounts available for distribution to stockholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of First Savings Bank’s special bad debt reserves for income tax purposes or give effect to the liquidation account in the event of liquidation, which would be required in the unlikely event of liquidation. See “Federal and State Taxation” and “The Conversion and Stock Offering — Effects of Conversion to Stock Form — Liquidation Account.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock.

The following pro forma data may not represent the actual financial effects of the offering or our operating results after the offering. The pro forma data relies exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data does not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to stockholders if we are liquidated after the offering.

We are offering our common stock on a best efforts basis. We must sell a minimum of 2,371,500 shares to complete the offering.

	Six Months Ended March 31, 2008
(Dollars in thousands, except per share amounts)	Minimum of Offering Range 2,371,500 Shares at $10.00 Per Share	Midpoint of Offering Range 2,790,000 Shares at $10.00 Per Share	Maximum of Offering Range 3,208,500 Shares at $10.00 Per Share	15% Above Maximum of Offering Range 3,689,775 Shares at $10.00 Per Share
Gross proceeds	$23,715	$27,900	$32,085	$36,898
Less: estimated expenses	1,224	1,263	1,301	1,345
Estimated net proceeds	22,491	26,637	30,784	35,553
Less: cash contribution to charitable foundation	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)	(1,985)	(2,320)	(2,655)	(3,040)
Less: common stock to be acquired by equity incentive plan (2)	(993)	(1,160)	(1,327)	(1,520)

Net investable proceeds	$19,413	$23,057	$26,702	$30,893

Pro Forma Net Income:
Pro forma net income (loss) (3):
Historical	$(348)	$(348)	$(348)	$(348)
Pro forma income on net investable proceeds	91	108	125	145
Less: pro forma employee stock ownership plan adjustments (1)	(40)	(47)	(53)	(61)
Less: pro forma restricted stock award expense (2)	(60)	(70)	(80)	(92)
Less: pro forma stock option expense (4)	(86)	(100)	(115)	(131)

Pro forma net income (loss)	$(443)	$(457)	$(471)	$(487)

Pro forma net income (loss) per share (3):
Historical	$(0.15)	$(0.13)	$(0.11)	$(0.10)
Pro forma income on net investable proceeds	0.05	0.05	0.05	0.05
Less: pro forma employee stock ownership plan adjustments (1)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma restricted stock award expense (2)	(0.03)	(0.03)	(0.03)	(0.03)
Less: pro forma stock option expense (4)	(0.04)	(0.04)	(0.04)	(0.04)

Pro forma net income (loss) per share	$(0.19)	$(0.17)	$(0.15)	$(0.14)

Offering price as a multiple of pro forma net income per share (annualized)	*	*	*	*
Number of shares used to calculate pro forma net income per share (5)	2,289,597	2,675,733	3,061,869	3,505,926
Pro Forma Stockholders’ Equity:
Pro forma stockholders’ equity (book value) (5):
Historical	$29,399	$29,399	$29,399	$29,399
Estimated net proceeds	22,491	26,637	30,784	35,553
Plus: common stock issued to charitable foundation	1,100	1,100	1,100	1,100
Less: expense net of tax of contribution to charitable foundation	(792)	(792)	(792)	(792)
Less: common stock acquired by employee stock ownership plan (1)	(1,985)	(2,320)	(2,655)	(3,040)
Less: common stock to be acquired by equity incentive plan (2)	(993)	(1,160)	(1,327)	(1,520)

Pro forma stockholders’ equity	$49,220	$52,864	$56,509	$60,700

Pro forma stockholders’ equity per share (5):
Historical	$11.85	$10.14	$8.86	$7.74
Estimated net proceeds	9.06	9.18	9.28	9.35
Plus: common stock issued to charitable foundation	0.44	0.38	0.33	0.29
Less: expense net of tax contribution to charitable foundation	(0.32)	(0.27)	(0.24)	(0.21)
Less: common stock acquired by employee stock ownership plan (1)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock to be acquired by equity incentive plan (2)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share	$19.83	$18.23	$17.03	$15.97

Offering price as a percentage of pro forma stockholders’ equity per share	50.43%	54.85%	58.72%	62.62%
Number of shares used to calculate pro forma stockholders’ equity per share (5)	2,481,500	2,900,000	3,318,500	3,799,775

(footnotes on pages 39 and 40)

	Year Ended September 30, 2007
(Dollars in thousands, except per share amounts)	Minimum of Offering Range 2,371,500 Shares at $10.00 Per Share	Midpoint of Offering Range 2,790,000 Shares at $10.00 Per Share	Maximum of Offering Range 3,208,500 Shares at $10.00 Per Share	15% Above Maximum of Offering Range 3,689,775 Shares at $10.00 Per Share
Gross proceeds	$23,715	$27,900	$32,085	$36,898
Less: estimated expenses	1,224	1,263	1,301	1,345
Estimated net proceeds	22,491	26,637	30,784	35,553
Less: cash contribution to charitable foundation	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)	(1,985)	(2,320)	(2,655)	(3,040)
Less: common stock to be acquired by equity incentive plan (2)	(993)	(1,160)	(1,327)	(1,520)

Net investable proceeds	$19,413	$23,057	$26,702	$30,893

Pro Forma Income:
Pro forma net income (loss) (3):
Historical	$814	$814	$814	$814
Pro forma income on net investable proceeds	182	216	250	289
Less: pro forma employee stock ownership plan adjustments (1)	(80)	(93)	(107)	(122)
Less: pro forma restricted stock award expense (2)	(120)	(140)	(160)	(184)
Less: pro forma stock option expense (4)	(171)	(200)	(229)	(262)

Pro forma net income (loss)	$625	$597	$568	$535

Pro forma net income (loss) per share (3):
Historical	$0.36	$0.30	$0.27	$0.23
Pro forma income on net investable proceeds	0.06	0.07	0.06	0.07
Less: pro forma employee stock ownership plan adjustments (1)	(0.03)	(0.03)	(0.03)	(0.03)
Less: pro forma restricted stock award expense (2)	(0.05)	(0.05)	(0.05)	(0.05)
Less: pro forma stock option expense (4)	(0.07)	(0.07)	(0.07)	(0.07)

Pro forma net income (loss) per share	$0.27	$0.22	$0.18	$0.15

Offering price as a multiple of pro forma net income per share	37.04x	45.45x	55.56x	66.67x
Number of shares used to calculate pro forma net income per share (5)	2,296,215	2,683,467	3,070,719	3,516,058
Pro Forma Stockholders’ Equity:
Pro forma stockholders’ equity (book value) (5):
Historical	$29,662	$29,662	$29,662	$29,662
Estimated net proceeds	22,491	26,637	30,784	35,553
Plus: common stock issued to charitable foundation	1,100	1,100	1,100	1,100
Less expense net of tax of contribution to charitable foundation	(792)	(792)	(792)	(792)
Less: common stock acquired by employee stock ownership plan (1)	(1,985)	(2,320)	(2,655)	(3,040)
Less: common stock to be acquired by equity incentive plan (2)	(993)	(1,160)	(1,327)	(1,520)

Pro forma stockholders’ equity	$49,483	$53,127	$56,772	$60,963

Pro forma stockholders’ equity per share (5):
Historical	$11.95	$10.23	$8.94	$7.81
Estimated net proceeds	9.07	9.18	9.28	9.35
Plus: common stock issued to charitable foundation	0.44	0.38	0.33	0.29
Less: expense net of tax of contribution to charitable foundation	(0.32)	(0.27)	(0.24)	(0.21)
Less: common stock acquired by employee stock ownership plan (1)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock to be acquired by equity incentive plan (2)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share	$19.94	$18.32	$17.11	$16.04

Offering price as a percentage of pro forma stockholders’ equity per share	50.15%	54.59%	58.45%	62.34%
Number of shares used to calculate pro forma stockholders’ equity per share (5)	2,481,500	2,900,000	3,318,500	3,799,775

(footnotes on pages 39 and 40)

*	Not meaningful.

(1)	Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 8% of the shares sold in the offering and contributed to the charitable foundation (198,520, 232,000, 265,480 and 303,982 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the net offering proceeds retained by First Savings Financial Group. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 5.0%, and a term of 15 years. First Savings Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that First Savings Financial Group will earn on the loan will offset a portion of the compensation expense recorded by First Savings Bank as it contributes to the ESOP. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased. The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon the market value of shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/15 of the total, based on a 15-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management — Benefit Plans — Employee Stock Ownership Plan.”

(2)	Assumes that First Savings Financial Group will purchase in the open market a number of shares of stock equal to 4% of the shares sold in the offering and contributed to the charitable foundation (99,260, 116,000, 132,740 and 151,991 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under an equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at First Savings Financial Group or with dividends paid to First Savings Financial Group by First Savings Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 3.85%. The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of First Savings Financial Group common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 39.6%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(3)	Does not give effect to the non-recurring expense that is expected to be recognized in fiscal 2009 as a result of the contribution of common stock to the charitable foundation.

The following table shows the estimated after-tax expense associated with the contribution to the foundation, as well as pro forma net loss and pro forma net loss per share assuming the contribution to the foundation was expensed during the periods presented.

(Dollars in thousands, except per share amounts)	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
Before-tax expense of contribution to foundation:
Six months ended March 31, 2008	$1,200	$1,200	$1,200	$1,200
Year ended September 30, 2007	1,200	1,200	1,200	1,200
After-tax expense of contributions to foundation:
Six months ended March 31, 2008	$792	$792	$792	$792
Year ended September 30, 2007	792	792	792	792
Pro forma net loss:
Six months ended March 31, 2008	$(1,235)	$(1,249)	$(1,263)	$(1,279)
Year ended September 30, 2007	(167)	(195)	(224)	(257)
Pro forma net loss per share:
Six months ended March 31, 2008	$(0.54)	$(0.47)	$(0.41)	$(0.36)
Year ended September 30, 2007	(0.07)	(0.07)	(0.07)	(0.07)
Pro forma tax benefit:
Six months ended March 31, 2008	$408	$408	$408	$408
Year ended September 30, 2007	408	408	408	408

The before-tax expense of the contribution to the foundation is based upon 110,000 shares being contributed at a cost of $10.00 per share and a $100,000 cash contribution. The pro forma data assume that we will realize 100.0% of the income tax benefit as a result of the contribution to the foundation based on a 36.0% income tax rate. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made. As reflected in the table above, the assumed tax benefit at a 36.0% tax rate reduces the before-tax expense of the charitable foundation for the year ended September 30, 2007 by $408,000 at each of the minimum, midpoint, maximum and 15% above the maximum of the offering range. See “Summary—We Will Form the First Savings Charitable Foundation.”

(4)	The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the equity incentive plan expected to be adopted following the offering. If the equity incentive plan is approved by stockholders, a number of shares equal to 10% of the number of shares sold in the offering and contributed to the charitable foundation (248,150, 290,000, 331,850 and 379,977 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively) will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $3.83 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0.00%; expected life, 10 years; expected volatility, 19.49%; and risk-free interest rate, 3.49%. Because there currently is no market for First Savings Financial Group common stock, the assumed expected volatility is based on the SNL Index for all publicly-traded thrifts. The dividend yield is assumed to be 0% because there is no history of dividend payments and the board of directors has not expressed an intention to commence dividend payments upon completion of the offering. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded was an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate was 39.6%. If the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. First Savings Financial Group may use a valuation technique other than the Black-Scholes option-pricing formula and that technique may produce a different value. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 9.1%.

(5)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the offering, less the number of shares purchased by the employee stock ownership plan not committed to be released within six months or one year following the offering. The number of shares used to calculate pro forma stockholders’ equity per share equals the total number of shares to be outstanding upon completion of the offering.

Comparison of Independent Valuation and Pro Forma Financial

Information With and Without the Foundation

As set forth in the following table, if we do not establish and fund First Savings Charitable Foundation as part of the offering, RP Financial estimates that our pro forma valuation would be greater, which would have increased the amount of common stock offered for sale in the offering. If the foundation were not established, there is no assurance that the updated appraisal that RP Financial will prepare at the closing of the offering would conclude that our pro forma market value would be the same as the estimate set forth in the table below. The updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

The information presented in the following table is for comparative purposes only. It assumes that the offering was completed at March 31, 2008, based on the assumptions set forth under “Pro Forma Data.”

	At the Minimum of Estimated Valuation Range		At the Midpoint of Estimated Valuation Range		At the Maximum of Estimated Valuation Range		At the Maximum, as Adjusted, of Estimated Valuation Range
(Dollars in thousands, except per share amount)	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation
Estimated offering amount (1)	$23,715	$25,160	$27,900	$29,600	$32,085	$34,040	$36,898	$39,146
Pro forma market capitalization	24,815	25,160	29,000	29,600	33,185	34,040	37,998	39,146
Estimated pro forma valuation	24,815	25,160	29,000	29,600	33,185	34,040	37,998	39,146
Pro forma total assets	232,445	233,527	236,089	237,393	239,734	241,259	243,925	245,705
Pro forma total liabilities	183,225	183,225	183,225	183,225	183,225	183,225	183,225	183,225
Pro forma stockholders’ equity	49,220	50,302	52,864	54,168	56,509	58,034	60,700	62,480
Pro forma net income (loss)	(443)	(439)	(457)	(454)	(471)	(468)	(487)	(486)
Pro forma stockholders’ equity per share	19.83	19.99	18.23	18.30	17.03	17.05	15.97	15.96
Pro forma net income (loss) per share	(0.19)	(0.19)	(0.17)	(0.17)	(0.15)	(0.15)	(0.14)	(0.13)
Pro Forma Pricing Ratios:
Offering prices as a percentage of pro forma stockholders’ equity	50.43%	50.03%	54.85%	54.64%	58.72%	58.65%	62.62%	62.66%
Offering price as a multiple of pro forma net income per share	*	*	*	*	*	*	*	*
Pro Forma Financial Ratios:
Return on assets	(0.38)%	(0.38)%	(0.39)%	(0.38)%	(0.39)%	(0.39)%	(0.40)%	(0.40)%
Return on stockholders’ equity	(1.80)	(1.74)	(1.73)	(1.68)	(1.67)	(1.61)	(1.55)	(1.50)
Stockholders’ equity to total assets	21.17	21.54	22.39	22.82	23.57	24.05	24.88	25.43

*	Not meaningful.

(1)	Based on independent valuation prepared by RP Financial as of July 18, 2008.

Our Business

General

First Savings Financial Group, an Indiana corporation, was incorporated in May 2008 to become the holding company for First Savings Bank upon completion of the conversion. Before the completion of the conversion, First Savings Financial Group has not engaged in any significant activities other than organizational activities. Following completion of the conversion, First Savings Financial Group’s business activity will be the ownership of the outstanding capital stock of First Savings Bank. First Savings Financial Group will not own or lease any property but instead use the premises, equipment and other property of First Savings Bank with the payment of appropriate rental fees, as required by applicable law and regulations, under the terms of an expense allocation agreement. In the future, First Savings Financial Group may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

Founded in 1937, First Savings Bank is a federally chartered savings bank headquartered in Clarksville, Indiana. We operate as a community-oriented financial institution offering traditional financial services to consumers and businesses in our primary market area. We attract deposits from the general public and use those funds to originate primarily residential mortgage loans and, to a lesser but growing extent, commercial mortgage loans and commercial business loans. We also originate residential and commercial construction loans, multi-family loans, land and land development loans, and consumer loans. We conduct our lending and deposit activities primarily with individuals and small businesses in our primary market area.

Our website address is www.fsbbank.net. Information on our website should not be considered a part of this prospectus.

Market Area

We are located in South Central Indiana along the axis of Interstate 65 and Interstate 64, directly across the Ohio River from Louisville, Kentucky. We consider Clark and Floyd counties, Indiana, and the surrounding areas to be our primary market area. According to published statistics, the 2007 populations of Clark and Floyd counties are 105,035 and 73,064, respectively, and are expected to grow to 113,593 and 75,176, respectively, by 2012. According to published statistics, median household income for Clark and Floyd counties in 2007 was $50,398 and $55,405, respectively, and is projected to grow to $58,650 and $64,835, respectively, by 2012. The top employment sectors in Clark and Floyd counties are currently the private retail, service and manufacturing industries, which are likely to continue to be supported by the projected growth in population and median household income. Clark and Floyd counties have their own unique identity and micro-economy, and are well-served by barge transportation, rail service, and commercial and general aviation services, including the United Parcel Service’s major hub, which are located in our primary market area.

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the several financial institutions operating in our primary market area and from other financial service companies such as securities and mortgage brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2007, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 13.29% and 1.18% of the FDIC-insured deposits in Clark and Floyd Counties, Indiana, respectively. This data does not reflect deposits held by credit unions with which we also compete. In addition, banks owned by large national and regional holding companies and other community-based banks also operate in our primary market area. Some of these institutions are larger than us and, therefore, may have greater resources.

Our competition for loans comes primarily from financial institutions, including credit unions, in our primary market area and from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet, and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law now permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

General. The largest segment of our loan portfolio is real estate mortgage loans, primarily one-to four- family residential loans, including non-owner occupied residential loans that were predominately originated before 2005, and, to a lesser but growing extent, commercial real estate loans. We also originate commercial business loans, and we intend to seek to grow that portfolio. We also originate residential and commercial construction loans, multi-family loans, land and land development loans, and consumer loans. We generally originate loans for investment purposes, although, depending on the interest rate environment and our asset/liability management goals, we may sell into the secondary market the 25-year and 30-year fixed-rate residential mortgage loans that we originate.

We intend to continue to emphasize residential lending, primarily secured by owner-occupied properties, while concentrating on ways to expand our consumer/retail banking capabilities and our commercial banking services with a focus on serving small businesses and emphasizing relationship banking in our primary market area. We do not offer, and have not offered, Alt-A, sub-prime or no-documentation loans.

None of the real property securing our loans sustained damage from the recent floods in the Midwest or from Hurricane Katrina or any of the other recent hurricanes.

One-to Four-Family Residential Loans. Our origination of residential mortgage loans enables borrowers to purchase or refinance existing homes located in Clark and Floyd Counties, Indiana, and the surrounding areas. Before 2005, a significant portion of the residential mortgage loans that we had originated are secured by non-owner occupied properties. Loans secured by non-owner occupied properties generally carry a greater risk of loss than loans secured by owner-occupied properties, and our non-performing loan balances have increased in recent periods primarily because of delinquencies in our non-owner occupied residential loan portfolio. See “Risk Factors – Risks Related to Our Business – Our concentration in non-owner occupied real estate loans may expose us to increased credit risk” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Management – Analysis of Nonperforming and Classified Assets.” Since 2005, when we hired a new President and Chief Executive Officer, we have de-emphasized non-owner occupied residential mortgage lending and have focused, and intend to continue to focus, our residential mortgage lending primarily on originating residential mortgage loans secured by owner-occupied properties.

Our residential lending policies and procedures conform to the secondary market guidelines. We generally offer a mix of adjustable rate mortgage loans and fixed-rate mortgage loans with terms of 10 to 30 years. Borrower demand for adjustable-rate loans compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans as compared to an initially discounted interest rate and loan fees for multi-year adjustable-rate mortgages. The relative amount of fixed-rate mortgage loans and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees, interest rates and other provisions of mortgage loans are determined by us based on our own pricing criteria and competitive market conditions.

Interest rates and payments on our adjustable-rate mortgage loans generally adjust annually after an initial fixed period that typically ranges from one to five years. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate typically equal to a margin above the one year U.S. Treasury index. The maximum amount by which the interest rate may be increased or decreased is generally two percentage points per adjustment period and the lifetime interest rate cap is generally six percentage points over the initial interest rate of the loan.

While one-to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans on a regular basis. We do not offer loans with negative amortization and generally do not offer interest-only loans.

We generally do not make conventional loans with loan-to-value ratios exceeding 80%, except that for non-owner occupied residential real estate loans, the loan-to-value ratios generally may not exceed 75%, or 65% where the borrower has more than five non-owner occupied loans outstanding. Non-owner occupied loans originated before 2005, however, were generally originated with loan-to-value ratios up to 80%. Loans with loan-to-value ratios in excess of 80% generally require private mortgage insurance. We generally require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We also generally require title insurance on all first mortgage loans with principal balances of $250,000 or more. Borrowers must obtain hazard insurance, and flood insurance is required for all loans located flood hazard areas.

At March 31, 2008, our largest one-to four-family residential loan had an outstanding balance of $2.7 million. This loan, which was originated in November 2007 and is secured by 46 non-owner occupied properties with an appraised value of $3.5 million, was performing in accordance with its original terms at March 31, 2008.

Commercial Real Estate Loans. We offer fixed- and adjustable-rate mortgage loans secured by commercial real estate. Our commercial real estate loans are generally secured by small to moderately-sized office, retail and industrial properties located in our primary market area and are typically made to small business owners and professionals such as attorneys and accountants.

We originate fixed-rate commercial real estate loans, generally with terms up to five years and payments based on an amortization schedule of 15 to 20 years, resulting in “balloon” balances at maturity. We also offer adjustable-rate commercial real estate loans, generally with terms up to five years and with interest rates typically equal to a margin above the prime lending rate. Loans are secured by first mortgages, generally are originated with a maximum loan-to-value ratio of 80% and generally require specified debt service coverage ratios depending on the characteristics of the project. Rates and other terms on such loans generally depend on our assessment of credit risk after considering such factors as the borrower’s financial condition and credit history, loan-to-value ratio, debt service coverage ratio and other factors.

At March 31, 2008, our largest commercial real estate loan had an outstanding balance of $2.3 million. This loan, which was originated in February 2006 and is secured by a restaurant and undeveloped land, was performing in accordance with its original terms at March 31, 2008.

Construction Loans. We originate construction loans for one-to four-family homes and, to a lesser extent, commercial properties such as small industrial buildings, warehouses, retail shops and office units. Construction loans are typically for a term of 12 months with monthly interest only payments. Except for speculative loans, discussed below, repayment of construction loans typically comes from the proceeds of a permanent mortgage loan for which a commitment is typically in place when the construction loan is originated. We originate construction loans to a limited group of well-established builders in our primary market area and we limit the number of projects with each builder. Interest rates on these loans are generally tied to the prime lending rate. Construction loans, other than land development loans, generally will not exceed the lesser of 80% of the appraised value or 90% of the direct costs, excluding items such as developer fees, operating deficits or other items that do not relate to the direct development of the project. Generally, commercial construction loans require the personal guarantee of the owners of the business. We also offer construction loans for the financing of pre-sold homes, which convert into permanent loans at the end of the construction period. Such loans generally have a six-month construction period with interest only payments due monthly, followed by an automatic conversion to a 15-year to 30-year permanent loan with monthly payments of principal and interest. Occasionally, a construction loan to a builder of a speculative home will be converted to a permanent loan if the builder has not secured a buyer within a limited period of time after the completion of the home. We generally disburse funds on a percentage-of-completion basis following an inspection by a third party inspector.

We also originate speculative construction loans to builders who have not identified a buyer for the completed property at the time of origination. At March 31, 2008, we had approved commitments for speculative construction loans of $7.0 million, of which $6.0 million was outstanding. We require a maximum loan-to-value ratio of 80% for speculative construction loans. At March 31, 2008, our largest construction loan relationship was for a commitment of $1.8 million, of which $1.7 million was outstanding. This relationship was performing according to its original terms at March 31, 2008.

Land and Land Development Loans. On a limited basis, we originate loans to developers for the purpose of developing vacant land in our primary market area, typically for residential subdivisions. Land development loans are generally interest-only loans for a term of 18 to 24 months. We require a maximum loan-to-value ratio of 80% of the appraisal market value upon completion of the project. We do not require any cash equity from the borrower if there is sufficient indicated equity in the collateral property. Development plats and cost verification documents are required from borrowers before approving and closing the loan. Our loan officers are required to personally visit the proposed development site and the sites of competing developments. We also originate loans to individuals secured by undeveloped land held for investment purposes. At March 31, 2008, our largest land loan development had an outstanding balance of $2.0 million. This loan was performing in accordance with its original terms at March 31, 2008.

Multi-Family Real Estate Loans. To a limited extent, we offer multi-family mortgage loans that are generally secured by properties in our primary market area. Multi-family loans are secured by first mortgages and generally are originated with a maximum loan-to-value ratio of 80% and generally require specified debt service coverage ratios depending on the characteristics of the project. Rates and other terms on such loans generally depend on our assessment of the credit risk after considering such factors as the borrower’s financial condition and credit history, loan-to-value ratio, debt service coverage ratio and other factors.

Consumer Loans. Although we offer a variety of consumer loans, our consumer loan portfolio consists primarily of home equity loans, both fixed-rate amortizing term loans with terms up to 15 years and adjustable rate lines of credit with interest rates equal to a margin above the prime lending rate. Consumer loans typically have shorter maturities and higher interest rates than traditional one-to four-family lending. We typically do not make home equity loans with loan-to-value ratios exceeding 90%, including any first mortgage loan balance. We also offer auto and truck loans, personal loans and boat loans. At March 31, 2008, $3.5 million, or 2.0% of our consumer loan portfolio was comprised of boat loans. We no longer are an active originator of boat loans. The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

Commercial Business Loans. We typically offer commercial business loans to small businesses located in our primary market area. Commercial business loans are generally secured by equipment and general business assets. Key loan terms vary depending on the collateral, the borrower’s financial condition, credit history and other relevant factors, and personal guarantees are typically required as part of the loan commitment.

Loan Underwriting Risks

Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, an increased monthly mortgage payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Non-Owner Occupied Residential Real Estate Loans. Loans secured by rental properties represent a unique credit risk to us and, as a result, we adhere to special underwriting guidelines. Of primary concern in non-owner occupied real estate lending is the consistency of rental income of the property. Payments on loans secured by rental properties often depend on the maintenance of the property and the payment of rent by its tenants. Payments on loans secured by rental properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. To monitor cash flows on rental properties, we require borrowers and loan guarantors, if any, to provide annual financial statements and we consider and review a rental income cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability, and the value of the underlying property. We generally require collateral on these loans to be a first mortgage along with an assignment of rents and leases. Until recently, if the borrower had multiple loans for rental properties with us, the loans were not cross-collateralized. If the borrower holds loans on more than four rental properties, a loan officer is required to inspect these properties annually to determine if they are being properly maintained and rented. Recently, we generally have limited these loan relationships to an aggregate total of $500,000.

Multi-Family and Commercial Real Estate Loans. Loans secured by multi-family and commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on multi-family and commercial real estate loans. In reaching a decision on whether to make a multi-family or commercial real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability, and the value of the underlying property. An environmental survey or environmental risk insurance is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

Construction and Land and Land Development Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a building having a value which is insufficient to assure full repayment if liquidation is required. If we are forced to foreclose on a building before or at completion due to a default, we may be unable to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs. In addition, speculative construction loans, which are loans made to home builders who, at the time of loan origination, have not yet secured an end buyer for the home under construction, typically carry higher risks than those associated with traditional construction loans. These increased risks arise because of the risk that there will be inadequate demand to ensure the sale of the property within an acceptable time. As a result, in addition to the risks associated with traditional construction loans, speculative construction loans carry the added risk that the builder will have to pay the property taxes and other carrying costs of the property until an end buyer is found. Land and land development loans have substantially similar risks to speculative construction loans.

Consumer Loans. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are secured by assets that depreciate rapidly, such as motor vehicles. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. In the case of home equity loans, real estate values may be reduced to a level that is insufficient to cover the outstanding loan balance after accounting for the first mortgage loan balance. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Commercial Business Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment income or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Loan Originations, Sales and Purchases. Loan originations come from a number of sources. The primary sources of loan originations are existing customers, walk-in traffic, advertising and referrals from customers. We generally sell in the secondary market long-term fixed-rate residential mortgage loans that we originate. Our decision to sell loans is based on prevailing market interest rate conditions, interest rate management and liquidity needs. We have not historically purchased whole loans or participation interests to supplement our lending portfolio.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our board of directors and management. Certain of our employees have been granted individual lending limits, which vary depending on the individual, the type of loan and whether the loan is secured or unsecured. Generally, all loan requests exceeding the individual officer lending limits require Loan Committee recommendation and Board of Directors approval. The Loan Committee consists of the President, the Chief Operations Officer and certain other officers designated by the Board of Directors. One-to four-family residential loans in excess of $500,000 generally require loan committee recommendation and Board of Directors approval. Consumer loan requests up to $50,000 secured ($100,000 on loans secured by single family, owner-occupied residential property) and $35,000 unsecured are submitted to the direct credit underwriter for review and approval; requests over $50,000 secured ($100,000 on loans secured by single family, owner-occupied residential property) and $35,000 unsecured, generally require loan committee approval, and consumer loan requests in excess of $500,000 require approval by the Board of Directors. Commercial loan and construction loan requests in excess of individual officer lending limits up to and including $1 million require Loan Committee approval and requests in excess of $1 million require approval by the Board of Directors.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited, by regulation, to generally 15% of our stated capital and reserves. At March 31, 2008, our regulatory limit on loans to one borrower was $4.4 million. At that date, our largest lending relationship was $4.2 million and was performing according to its original terms at that date. This loan relationship is secured by commercial real estate and undeveloped land.

Loan Commitments. We issue commitments for residential and commercial mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 30 days. See Note 13 to notes to consolidated financial statements appearing elsewhere in this prospectus.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various government-sponsored agencies and of state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in other permissible securities. As a member of the Federal Home Loan Bank of Indianapolis, we also are required to maintain an investment in Federal Home Loan Bank of Indianapolis stock.

At March 31, 2008, our investment portfolio consisted primarily of U.S. government and agency securities, mortgage-backed securities and securities issued by government sponsored enterprises, and municipal securities. We do not currently invest in trading account securities.

Our investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, and to provide an alternate source of low-risk investments at a favorable return when loan demand is weak. Our board of directors has the overall responsibility for the investment portfolio, including approval of the investment policy. Messrs. Myers, our President and Chief Executive Officer, and Lawson, our Chief Operations Officer, are responsible for implementation of the investment policy and monitoring our investment performance. Our board of directors reviews the status of our investment portfolio on a quarterly basis, or more frequently if warranted.

Deposit Activities and Other Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Deposits are attracted from within our primary market area through the offering of a broad selection of deposit instruments, including non-interest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), regular savings accounts and certificates of deposit. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our deposit pricing strategy has typically been to offer competitive rates on all types of deposit products, and to periodically offer special rates in order to attract deposits of a specific type or term.

Borrowings. We use advances from the Federal Home Loan Bank of Indianapolis to supplement our investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank of Indianapolis and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness.

Properties

We conduct our business through our main office and branch offices. The following table sets forth certain information relating to these facilities as of March 31, 2008. None of our properties sustained damage from the recent floods in the Midwest or from Hurricane Katrina or any of the other recent hurricanes.

Location	Year Opened	Owned/ Leased	Net Book Value at March 31, 2008
			(Dollars in thousands)
Main Office:
Clarksville Main Office 501 East Lewis & Clark Parkway Clarksville, Indiana	1968	Owned	$632
Branch Offices:
Jeffersonville - Allison Lane Office 2213 Allison Lane Jeffersonville, Indiana	1975	Owned	762
Charlestown Office 1100 Market Street Charlestown, Indiana	1993	Owned	236
Floyd Knobs Office 3711 Paoli Pike Floyd Knobs, Indiana	1999	Owned	476
Georgetown Office 1000 Copperfield Drive Georgetown, Indiana	2003	Owned	585
Jeffersonville - Court Avenue Office 202 East Court Avenue Jeffersonville, Indiana	1986	Owned	461
Sellersburg Office 125 Hunter Station Way Sellersburg, Indiana	1995	Owned	447

Personnel

As of March 31, 2008, we had 67 full-time employees and 17 part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

We have two subsidiaries, Southern Indiana Financial Corporation and FFCC, Inc., both of which are organized as Indiana corporations. Southern Indiana Financial Corporation is an independent insurance agency, offering various types of annuities and life insurance policies. FFCC, Inc. was organized for the purposes of purchasing, holding and disposing of real estate owned.

We have plans to form one or more additional wholly-owned subsidiaries to hold investment securities in order to take advantage of certain favorable income tax treatment afforded under Indiana law.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and the notes to consolidated financial statements that appear at the end of this prospectus.

Overview

Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Other significant sources of pre-tax income are service charges (mostly from service charges on deposit accounts and loan servicing fees), fees from sale of mortgage loans originated for sale in the secondary market, and commissions on sales of securities and insurance products. We also recognize income from the sale of securities.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The noninterest expenses we incur in operating our business consist of salaries and employee benefits expenses, occupancy expenses, federal deposit insurance premiums, data processing expenses and other miscellaneous expenses. Following the offering, our noninterest expenses are likely to increase as a result of operating as a public company. These additional expenses will consist primarily of legal and accounting fees, expenses of shareholder communications and meetings, stock exchange listing fees, and expenses related to the addition of personnel in our accounting department.

Salaries and employee benefits consist primarily of: salaries and wages paid to our employees; payroll taxes; and expenses for health insurance, retirement plans and other employee benefits. Following the offering, we will recognize additional annual employee compensation expenses stemming from the adoption of new equity benefit plans. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. For an illustration of these expenses, see “Pro Forma Data.”

Occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Depreciation of premises and equipment is computed using the straight-line method based on the useful lives of the related assets, which range from three to 50 years.

Data processing expenses are the fees we pay to third parties for processing customer information, deposits and loans.

Federal deposit insurance premiums are payments we make to the Federal Deposit Insurance Corporation for insurance of our deposit accounts.

Our contribution to the charitable foundation will be an additional operating expense that will reduce net income during the quarter in which the contribution to the foundation is made and, as a result, we expect to record a loss in the fourth quarter of 2008. The contribution to the foundation will result in a $792,000 after-tax expense. Had such an expense been incurred in 2007, we would have had net income of approximately $22,000 for the year ended September 30, 2007. Any loss resulting from the contribution to the foundation will not be a recurring loss. See “Pro Forma Data” for a detailed analysis of the cost of the contribution to the foundation.

Other expenses include expenses for professional services, advertising, office supplies, postage, telephone, insurance, regulatory assessments and other miscellaneous operating expenses.

Critical Accounting Policies

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider the allowance for loan losses to be our only critical accounting policy.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impacted loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance at least quarterly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectibility of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic or other conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses and may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. See Note 2 of the notes to consolidated financial statements included in this prospectus.

Operating Strategy

Our mission is to operate and grow a profitable community-oriented financial institution. We plan to achieve this by executing our strategy of:

•	continuing our historical focus on residential mortgage lending but de-emphasizing residential mortgage lending secured by non-owner occupied properties;

•	pursuing opportunities to increase commercial real estate lending and commercial business lending;

•	providing exceptional customer service to attract and retain customers; and

•

expanding our market share and market area by opening new branch offices and pursuing opportunities to acquire other financial institutions, although we currently have no definitive plans regarding potential acquisition opportunities.

Continuing our historical focus on residential mortgage lending but de-emphasizing residential mortgage lending secured by non-owner occupied properties.

Our predominant lending activity has been residential mortgage lending in our primary market area. Before 2005, a significant portion of the residential mortgage loans that we had originated are secured by non-owner occupied properties. Loans secured by non-owner occupied properties generally carry a greater risk of loss than loans secured by owner-occupied properties, and our non-performing loan balances have increased in recent periods primarily because of delinquencies in our non-owner occupied residential loan portfolio. Since 2005, when we hired a new President and Chief Executive Officer, we have de-emphasized non-owner occupied residential mortgage lending and have focused, and intend to continue to focus, our residential mortgage lending primarily on originating residential mortgage loans secured by owner-occupied properties. At March 31, 2008, 63.0% of our total loans were residential mortgage loans and 28% of our residential mortgage loans were secured by non-owner occupied properties. We intend to expand our emphasis on residential mortgage lending because this type of lending generally carries lower credit risk and has contributed to our historically favorable asset quality.

Pursuing opportunities to increase commercial real estate lending and commercial business lending.

In recent periods, we have begun to focus on commercial real estate and commercial business lending and intend to continue this focus after the completion of the proposed conversion. Commercial real estate loans and commercial business loans give us the opportunity to earn more income because these loans have higher interest rates than residential mortgage loans in order to compensate for the increased credit risk. At March 31, 2008, commercial real estate loans and commercial business loans represented 8.8% and 6.0%, respectively, of our total loans, compared to 7.0% and 3.1%, respectively, at September 30, 2003. We intend to continue pursue these lending opportunities in our primary market area.

Providing exceptional customer service to attract and retain customers.

As a community-oriented financial institution, we emphasize providing exceptional customer service as a means to attract and retain customers. We deliver personalized service and respond with flexibility to customer needs. We believe that our community orientation is attractive to our customers and distinguishes us from the larger banks that operate in our primary market area.

Expanding our market share and market area.

We intend to pursue opportunities to expand our market share and market area by seeking to open additional branch offices and pursuing opportunities to acquire other financial institutions in our primary market area and surrounding areas. We plan to open a new leased branch office in 2009 in our primary market area. We are in the initial stages of investigating potential suitable locations, but have no definitive plans or commitments with respect to a particular location.

Balance Sheet Analysis

Cash and Cash Equivalents. At March 31, 2008, September 30, 2007 and September 30, 2006, cash and cash equivalents totaled $9.2 million, $10.4 million and $15.2 million, respectively. We have focused on investing excess liquidity in higher yielding loans and investment securities in an effort to offset the negative impact that the increase in the cost of deposits have had on net interest income.

Loans. Our primary lending activity is the origination of loans secured by real estate. We originate one-to four-family mortgage loans, multifamily loans, commercial real estate loans and construction loans. To a lesser extent, we originate commercial business loans and various consumer loans including home equity lines of credit and credit cards.

Residential mortgage loans comprise the largest segment of our loan portfolio. At March 31, 2008, these loans totaled $109.9 million, or 63.0% of total loans. At September 30, 2007, these loans totaled $100.2 million, or 58.0% of total loans, compared to $96.1 million, or 56.3% of total loans, at September 30, 2006. Total residential mortgage loan balances increased in 2007 and 2008 due to our ability to originate in-house adjustable rate mortgages. We generally originate loans for investment purposes, although, depending on the interest rate environment loans, we typically sell 25-year and 30-year fixed-rate residential mortgage loans that we originate into the secondary market in order to limit exposure to interest rate risk and to earn noninterest fee income. Management intends to continue offering adjustable rate mortgage loans and sell long-term fixed rate mortgage loans in the secondary market with servicing released.

Commercial real estate loans totaled $15.3 million, or 8.8% of total loans at March 31, 2008. At September 30, 2007, these loans totaled $18.4 million, or 10.6% of total loans, compared to $19.1 million, or 11.2% of total loans, at September 30, 2006. The total balance of commercial real estate loans has fluctuated slightly over the past three years due to increased competition in the marketplace for these loans and changes in our commercial lending personnel. Management has sought to increase the number of commercial lending personnel in order to further pursue nonresidential loan opportunities to further diversify the loan portfolio.

Multi-family real estate loans totaled $5.2 million, or 3.0% of total loans at March 31, 2008. At September 30, 2007, these loans totaled $5.4 million, or 3.1% of total loans, compared to $6.9 million, or 4.0% of total loans, at September 30, 2006. The total balance of multi-family real estate loans has decreased slightly over the past three years due to pay-downs, payoffs and limited opportunities to originate this type of loan in our primary market area.

Residential construction loans totaled $8.9 million, or 5.1% of total loans, at March 31, 2008 of which $7.0 million were speculative construction loans. At September 30, 2007, residential construction loans totaled $11.6 million, or 6.7% of total loans, compared to $20.6 million, or 12.1% of total loans, at September 30, 2006. Residential construction loan balances decreased over the past three years due to increased competition in the marketplace for these loans and the general slowdown in the housing market in our primary market area.

Commercial construction loans totaled $3.3 million, or 1.9% of total loans, at March 31, 2008 and September 30, 2007, compared to $29,000 at September 30, 2006. The increase in commercial construction loan balances from 2006 to 2007 is due primarily to management’s emphasis on pursuing commercial loan opportunities to further diversify the loan portfolio.

Land and land development loans totaled $4.6 million, or 2.7% of total loans at March 31, 2008. At September 30, 2007, these loans totaled $5.0 million, or 2.9% of total loans, compared to $2.5 million, or 1.5% of total loans, at September 30, 2006. These loans are primarily secured by vacant land to be improved for residential and nonresidential development.

Commercial business loans totaled $10.4 million, or 6.0% of total loans at March 31, 2008. At September 30, 2007, these loans totaled $12.6 million, or 7.3% of total loans, compared to $10.2 million, or 6.0% of total loans, at September 30, 2006. Commercial business loan balances decreased during the six-month period ended March 31, 2008 due primarily to the payoff of a $2.0 million commercial line of credit, but we do intend to continue to emphasize these types of loans going forward.

Consumer loans totaled $16.7 million, or 9.6% of total loans at March 31, 2008. At September 30, 2007, these loans totaled $16.4 million, or 9.5% of total loans, compared to $15.2 million, or 8.9% of total loans, at September 30, 2006. The total balance of consumer loans has increased over the past three years due to management’s emphasis on the generation of home equity lines of credit which have increased $845,000, $2.3 million and $844,000 during the six months ended March 31, 2008 and the years ended September 30, 2006 and 2007, respectively. Other consumer loans including unsecured loans and boat loans have declined over the past three years due to pay-downs, payoffs, charge-offs, repossessions of collateral and management’s focus on other lending opportunities.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At March 31, 2008		At September 30,
			2007		2006		2005		2004		2003
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real estate mortgage:
Residential	$109,922	63.04%	$100,202	57.96%	$96,067	56.32%	$100,255	58.75%	$103,401	60.96%	$96,047	59.07%
Commercial	15,286	8.77	18,364	10.62	19,090	11.19	11,738	6.88	11,372	6.70	11,348	6.98
Multi-family	5,227	3.00	5,369	3.11	6,877	4.03	6,534	3.83	7,135	4.21	7,830	4.82
Residential construction	8,902	5.11	11,583	6.70	20,562	12.06	22,111	12.96	18,152	10.70	22,433	13.80
Commercial construction	3,265	1.87	3,265	1.89	29	0.02	2,800	1.64	2,038	1.20	672	0.41
Land and land development	4,644	2.66	5,022	2.91	2,524	1.48	2,917	1.71	1,648	0.97	1,302	0.80

Total	147,246	84.45	143,805	83.19	145,149	85.10	146,355	85.77	143,746	84.74	139,632	85.88

Commercial business	10,412	5.97	12,645	7.31	10,232	6.00	8,462	4.96	8,809	5.19	5,028	3.09
Consumer:
Home equity loans and lines of credit	10,526	6.04	9,681	5.60	7,408	4.34	6,564	3.85	6,020	3.55	5,187	3.19
Auto loans	2,013	1.15	1,946	1.13	1,675	0.98	1,934	1.13	1,959	1.15	2,477	1.52
Boat loans	3,488	2.00	3,975	2.30	5,158	3.02	6,237	3.66	7,509	4.43	8,989	5.53
Other	693	0.39	820	0.47	940	0.56	1,084	0.63	1,583	0.94	1,291	0.79

Total	16,720	9.58	16,422	9.50	15,181	8.90	15,819	9.27	17,071	10.07	17,944	11.03

Total loans	174,378	100.00%	172,872	100.00%	170,562	100.00%	170,636	100.00%	169,626	100.00%	162,604	100.00%

Reserve for uncollected interest	—		—		1		—		1		1
Deferred loan origination fees and costs, net	(740)		(618)		(335)		(204)		(95)		(12)
Undisbursed portion of loans in process	1,602		4,822		3,333		6,282		5,610		6,290
Allowance for loan losses	2,498		1,297		868		882		805		681

Loans, net	$171,018		$167,371		$166,695		$163,676		$163,305		$155,644

Loan Maturity

The following table sets forth certain information at March 31, 2008 and September 30, 2007 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity, are reported as due in one year or less.

	At March 31, 2008
(Dollars in thousands)	Residential Real Estate (1)	Commercial Real Estate (2)	Construction	Commercial Business	Consumer	Total Loans
Amounts due in:
One year or less	$5,935	$2,091	$12,167	$7,759	$1,615	$29,567
More than one year to two years	5,299	2,351	—	851	1,121	9,622
More than two years to three years	4,874	2,248	—	589	1,050	8,761
More than three years to five years	8,073	3,055	—	558	4,859	16,545
More than five years to ten years	20,948	3,971	—	181	2,732	27,832
More than ten years to fifteen years	20,887	3,323	—	213	5,343	29,766
More than fifteen years	49,133	2,891	—	261	—	52,285

Total	$115,149	$19,930	$12,167	$10,412	$16,720	$174,378

(1)	Includes multi-family loans.

(2)	Includes land and land development loans.

	At September 30, 2007
(Dollars in thousands)	Residential Real Estate (1)	Commercial Real Estate (2)	Construction	Commercial Business	Consumer	Total Loans
Amounts due in:
One year or less	$4,242	$3,047	$14,848	$9,527	$1,740	$33,404
More than one year to two years	3,902	2,459	—	1,160	1,087	8,608
More than two years to three years	3,835	2,083	—	599	1,010	7,527
More than three years to five years	7,463	3,158	—	673	4,711	16,005
More than five years to ten years	19,675	4,561	—	193	2,838	27,267
More than ten years to fifteen years	18,923	3,739	—	213	5,036	27,911
More than fifteen years	47,531	4,339	—	280	—	52,150

Total	$105,571	$23,386	$14,848	$12,645	$16,422	$172,872

(1)	Includes multi-family loans.

(2)	Includes land and land development loans.

Fixed vs. Adjustable Rate Loans

The following table sets forth the dollar amount of all loans at March 31, 2008 that are due after March 31, 2009, and have either fixed interest rates or adjustable interest rates. The amounts shown below exclude unearned loan origination fees.

(In thousands)	Fixed Rates	Adjustable Rates	Total
Residential real estate (1)	$54,363	$54,851	$109,214
Commercial real estate (2)	9,568	8,271	17,839
Construction	—	—	—
Commercial business	1,654	999	2,653
Consumer	9,390	5,715	15,105

Total	$74,975	$69,836	$144,811

(1)	Includes multi-family loans.

(2)	Includes land and land development loans.

The following table sets forth the dollar amount of all loans at September 30, 2007 that are due after September 30, 2008, and have either fixed interest rates or adjustable interest rates. The amounts shown below exclude unearned loan origination fees.

(In thousands)	Fixed Rates	Adjustable Rates	Total
Residential real estate (1)	$48,107	$53,222	$101,329
Commercial real estate (2)	9,593	10,746	20,339
Construction	—	—	—
Commercial business	2,015	1,103	3,118
Consumer	9,291	5,391	14,682

Total	$69,006	$70,462	$139,468

(1)	Includes multi-family loans.

(2)	Includes land and land development loans.

Loan Activity

The following table shows loans originated, purchased and sold during the periods indicated.

	Six Months Ended March 31,		Year Ended September 30,
(In thousands)	2008	2007	2007	2006	2005
Total loans at beginning of period	$172,872	$170,562	$170,562	$170,636	$169,626
Loans originated:
Residential real estate (1)	24,353	9,280	25,203	24,954	29,761
Commercial real estate (2)	2,916	2,517	7,956	9,528	6,299
Construction	5,315	11,065	23,597	28,884	32,930
Commercial business	2,703	6,465	12,798	10,704	9,072
Consumer	8,451	6,460	13,916	11,345	13,673

Total loans originated	43,738	35,787	83,470	85,415	91,735

Loans purchased	—	—	—	—	—
Deduct:
Loan principal repayments	(41,103)	(38,682)	(80,707)	(84,667)	(86,490)
Loan sales	(1,129)	—	(453)	(822)	(4,235)

Net loan activity	1,506	(2,895)	2,310	(74)	1,010

Total loans at end of period	$174,378	$167,667	$172,872	$170,562	$170,636

(1)	Includes multi-family loans.

(2)	Includes land and land development loans.

Securities Available for Sale. Our available for sale securities portfolio consists primarily of U.S. government agency debt securities, including mortgage-backed securities and collateralized mortgage obligations, with relatively smaller investments in municipal bonds. Our authority to invest in municipal securities depends on the type of security. We may invest in general obligation securities without an aggregate limit or a per-issuer limit. We may invest in other municipal securities that hold one of the four highest investment grade ratings by a nationally recognized rating agency or that are unrated but of investment quality without aggregate limit provided that the investment in any one issuer does not exceed 10% of our total capital. We may invest in any other municipal securities with regulatory approval provided that the investment in any one issuer does not exceed 10% of our total capital.

Available for sale securities increased by $2.2 million, or 26.2%, in the six-month period ended March 31, 2008 due primarily to purchases of $4.0 million, offset by maturities of $2.0 million. The increase in available for sale securities during the six-month period ended March 31, 2008 was primarily funded by increases in deposits, management’s intentional reduction of interest-earning deposits with banks and Federal Home Loan Bank advances. In the year ended September 30, 2007, available for sale securities increased by $2.4 million and available for sale securities decreased by $1.1 million in the year ended September 30, 2006. The increase during 2007 was primarily due to net purchases of $2.0 million in money market preferred stock. The decrease in available for sale securities during 2006 was due primarily to the maturity of U.S. government agency debt securities which exceeded purchases for the year.

Securities Held to Maturity. Our held to maturity securities portfolio consists primarily of U.S. government agency notes and mortgage-backed securities, as well as municipal bonds. Held to maturity securities increased by $1.7 million, or 22.6%, in the six-month period ended March 31, 2008 due primarily to purchases of mortgage-backed securities totaling $6.0 million, offset by maturities of $4.0 million and principal paydowns of $359,000. Held to maturity securities decreased $797,000 and $3.4 million for the years ended September 30, 2007 and 2006, respectively. The decrease during 2007 was due to principal repayments on mortgage-backed securities and the decrease in 2006 was due to maturities of $2.5 million and principal repayments of $860,000.

The following table sets forth the amortized costs and fair values of our investment securities at the dates indicated.

	At March 31, 2008		At September 30,
			2007		2006		2005
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available for sale:
U.S. government agency	$7,026	$7,158	$5,000	$5,006	$5,000	$4,969	$6,965	$6,940
Municipal	1,119	1,148	1,119	1,115	807	815	—	—
Money market preferred stock	—	—	2,000	2,000	—	—	—	—
Mortgage-backed securities	1,998	1,998	—	—	—	—	—	—
Other equity securities	—	120	—	139	—	113	—	99

Total	$10,143	$10,424	$8,119	$8,260	$5,807	$5,897	$6,965	$7,039

Securities held to maturity:
U.S. government agency	—	—	4,000	4,000	4,000	3,980	6,513	6,508
Municipal	308	314	309	304	310	309	312	311
Mortgage-backed securities	8,792	8,877	3,113	3,091	3,909	3,846	4,777	4,790

Total	$9,100	$9,191	$7,422	$7,395	$8,219	$8,135	$11,602	$11,609

The following table sets forth the activity in our investment securities portfolio during the periods indicated.

	At or For the Six Months Ended March 31,		At or For the Year Ended September 30,
(In thousands)	2008	2007	2007	2006	2005
Mortgage-backed securities:
Mortgage-backed securities, beginning of period (1)	$3,091	$3,846	$3,846	$4,790	$2,141

Purchases	8,038	—	—	—	3,450
Sales	—	—	—	—	—
Maturities	—	—	—	—	—
Repayments and prepayments	(362)	(384)	(795)	(869)	(789)
Increase (decrease) in net unrealized gain	108	40	40	(75)	(12)
Net decrease in mortgage-backed securities	7,784	(344)	(755)	(944)	2,649

Mortgage-backed securities, end of period (1)	$10,875	$3,502	$3,091	$3,846	$4,790

Investment securities:
Investment securities, beginning of period (1)	$12,564	$10,186	$10,186	$13,858	$20,062

Purchases	2,029	312	5,311	807	20,895
Sales	—	—	—	—	—
Maturities	(6,000)	—	(3,000)	(4,435)	(26,950)
Repayments and prepayments	(3)	—	(1)	(44)	(211)
Increase (decrease) in net unrealized gain	150	44	68	—	62
Net decrease in investment securities	(3,824)	356	2,378	(3,672)	(6,204)

Investment securities, end of period (1)	$8,740	$10,542	$12,564	$10,186	$13,858

(1)	At fair value.

The following tables set forth the stated maturities and weighted average yields of debt securities at March 31, 2008 and September 30, 2007. Weighted average yields on tax-exempt securities are presented on a tax equivalent basis using a federal marginal tax rate of 34%. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. Weighted average yield calculations on investments available for sale do not give effect to changes in fair value that are reflected as a component of equity.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
(Dollars in thousands)	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
March 31, 2008
Securities available for sale:
U.S. government agency	$3,004	4.60%	$2,102	4.75%	$2,052	3.76%	$—	—%	$7,158	4.40%
Municipal	—	—	—	—	465	5.83	683	6.20	1,148	6.05
Mortgage-backed securities	—	—	—	—	—	—	1,998	5.02	1,998	5.02

Total	$3,004	4.60%	$2,102	4.75%	$2,517	4.14%	$2,681	5.32%	$10,304	4.70%

Securities held to maturity:
Municipal	$—	—%	$—	—%	$308	5.83%	$—	—%	$308	5.83%
Mortgage-backed securities	1	8.00	1,664	4.60	464	4.80	6,663	5.40	8,792	5.22

Total	$1	8.00%	$1,664	4.60%	$772	5.21%	$6,663	5.40%	$9,100	5.24%

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
(Dollars in thousands)	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
September 30, 2007
Securities available for sale:
U.S. government agency	$2,997	4.60%	$2,009	4.75%	$—	—%	$—	—%	$5,006	4.66%
Municipal	—	—	—	—	308	5.57	807	6.23	1,115	6.05

Total	$2,997	4.60%	$2,009	4.75%	$308	5.57%	$807	6.23%	$6,121	4.91%

Securities held to maturity:
U.S. government agency	$1,998	4.50%	$—	—%	$2,002	6.00%	$—	—%	$4,000	5.25%
Municipal	—	—	—	—	—	—	309	5.83	309	5.83
Mortgage-backed securities	4	8.00	1,881	4.59	518	4.80	710	5.86	3,113	4.92

Total	$2,002	4.51%	$1,881	4.59%	$2,520	4.77%	$1,019	5.85%	$7,422	5.14%

Deposits. Deposit accounts, generally obtained from individuals and businesses throughout our primary market area, are our primary source of funds for lending and investments. Our deposit accounts are comprised of noninterest-bearing accounts, interest-bearing savings, checking and money market accounts and certificates of deposits. In early 2007, we introduced free checking and sweep accounts. We believe that the introduction of these products has made us more competitive in attracting deposits during recent periods. Deposits increased $5.3 million, or 3.1%, during the six-month period ended March 31, 2008, primarily due to increases in certificates of deposit primarily as a result of competitive pricing on 7-month, 12-month and 18-month certificates of deposit. During the year ended September 30, 2007, our deposits decreased by $7.1 million, or 4.0%, primarily as the result of decreases in passbook savings and money market accounts primarily due to the transfer of $4.1 million of our pension plan assets to a third party. Deposits increased $440,000, or 0.3%, for the year ended September 30, 2006.

The following table sets forth the balances of our deposit accounts at the dates indicated.

	At March 31, 2008	At September 30,
(In thousands)		2007	2006	2005
Non-interest-bearing demand deposits	$4,291	$5,011	$4,393	$4,801
NOW accounts	21,497	19,340	19,488	20,731
Money market accounts	6,521	6,617	8,363	11,332
Passbook accounts	17,521	18,499	23,631	25,659
Certificates of deposit	124,255	119,315	120,016	112,928

Total	$174,085	$168,782	$175,891	$175,451

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of March 31, 2008 and September 30, 2007, none of which are brokered deposits. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period	Amount
(In thousands)
At March 31, 2008:
Three months or less	$2,438
Over three through six months	5,110
Over six through twelve months	13,287
Over twelve months	11,065

Total	$31,900

At September 30, 2007:
Three months or less	$4,282
Over three through six months	8,754
Over six through twelve months	4,838
Over twelve months	11,271

Total	$29,145

The following table sets forth time deposits classified by rates at the dates indicated.

	At March 31, 2008	At September 30,
(In thousands)		2007	2006	2005
1.01 - 2.00%	$—	$—	$170	$4,685
2.01 - 3.00%	9,883	332	15,552	50,844
3.01 - 4.00%	25,944	25,288	24,224	32,747
4.01 - 5.00%	69,418	73,674	62,197	11,131
5.01 - 6.00%	6,792	7,784	5,618	947
6.01 - 7.00%	1,135	1,429	2,051	2,451
7.01 - 8.00%	5,019	5,116	5,142	10,123	(2)
8.01 - 9.00% (1)	6,064	5,692	5,062	—

Total	$124,255	$119,315	$120,016	$112,928

(1)	Represents the investment of our pension plan assets in certificates of deposit.

(2)	Amount includes a $4.5 million investment of our pension plan assets in certificates of deposit.

The following table sets forth the amount and maturities of time deposits at March 31, 2008.

	Amount Due
(Dollars in thousands)	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percent of Total Time Deposit Accounts
1.01 - 2.00%	$—	$—	$—	$—	$—	—%
2.01 - 3.00%	7,384	2,083	188	228	9,883	7.95
3.01 - 4.00%	17,357	5,585	1,434	1,568	25,944	20.88
4.01 - 5.00%	50,543	7,569	7,522	3,784	69,418	55.87
5.01 - 6.00%	2,285	481	121	3,905	6,792	5.47
6.01 - 7.00%	—	314	821	—	1,135	0.91
7.01 - 8.00%	262	40	4,717	—	5,019	4.04
8.01 - 9.00% (1)	6,064	—	—	—	6,064	4.88

Total	$83,895	$16,072	$14,803	$9,485	$124,255	100.00%

(1)	Represents the investment of our pension plan assets in certificates of deposit.

The following table sets forth the amount and maturities of time deposits at September 30, 2007.

	Amount Due
(Dollars in thousands)	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percent of Total Time Deposit Accounts
1.01 - 2.00%	$—	$—	$—	$—	$—	—%
2.01 - 3.00%	324	5	—	3	332	0.28
3.01 - 4.00%	12,244	8,984	2,803	1,257	25,288	21.19
4.01 - 5.00%	53,124	7,441	5,605	7,504	73,674	61.75
5.01 - 6.00%	3,110	334	342	3,998	7,784	6.52
6.01 - 7.00%	256	—	613	560	1,429	1.20
7.01 - 8.00%	257	138	3,510	1,211	5,116	4.29
8.01 - 9.00% (1)	5,692	—	—	—	5,692	4.77

Total	$75,007	$16,902	$12,873	$14,533	$119,315	100.00%

(1)	Represents the investment of our pension plan assets in certificates of deposit.

The following table sets forth deposit activity for the periods indicated.

	Six Months Ended March 31,		Year Ended September 30,
(In thousands)	2008	2007	2007	2006	2005
Beginning balance	$168,782	$175,891	$175,891	$175,451	$187,516

Increase (decrease) before interest credited	3,966	10	(8,470)	(817)	(13,033)
Interest credited	1,337	1,381	1,361	1,257	968

Net increase (decrease) in deposits	5,303	1,391	(7,109)	440	(12,065)

Ending balance	$174,085	$177,282	$168,782	$175,891	$175,451

Borrowings. We use borrowings from the Federal Home Loan Bank of Indianapolis to supplement our supply of funds for loans and investments.

	Six Months Ended March 31,		Year Ended September 30,
(Dollars in thousands)	2008	2007	2007	2006	2005
Maximum amount of FHLB advances outstanding at any month-end during period	$8,000	$—	$3,000	$—	$—
Average FHLB advances outstanding during period	4,817	—	153	1,371	—
Weighted average interest rate during period	3.90%	—%	5.23%	4.81%	—%
Balance outstanding at end of period	$8,000	$—	$3,000	$—	$—
Weighted average interest rate at end of period	3.36%	—%	4.88%	—%	—%

During the quarter ended March 31, 2008, we borrowed an $8.0 million five-year, fixed rate advance from the Federal Home Loan Bank of Indianapolis at 3.36% per annum when rates on borrowed funds declined sharply in January 2008. The proceeds from the fixed rate advance, maturing in January 2013, were used to pay off outstanding short-term variable rate advances and fund current and anticipated loan demand, with the residual deployed in available for sale securities. We had additional borrowing capacity with the Federal Home Loan Bank of Indianapolis of $52.0 million at March 31, 2008.

Results of Operations for the Six Months Ended March 31, 2008 and 2007

Overview. We had a net loss of $348,000 for the six months ended March 31, 2008, compared to net income of $326,000 for the six months ended March 31, 2007. The primary factor that contributed to the net loss for 2008 was a $783,000 increase in the provision for loan losses. Other factors contributing to the net loss for the six months ended March 31, 2008 include a decrease in net interest income of $265,000 and an increase in noninterest expense of $199,000, offset by an increase in noninterest income of $112,000 and a decrease in tax expense of $461,000.

Net Interest Income. Net interest income decreased $265,000, or 7.6%, from $3.5 million for the six months ended March 31, 2007 to $3.2 million for the six months ended March 31, 2008 primarily as the result of a decrease in the interest rate spread from 3.15% in 2007 to 2.94% in 2008.

Total interest income decreased $260,000, or 4.0%, from $6.6 million for 2007 to $6.3 million for 2008 as a result of decreased average balances of interest-earning assets and declining yields. The average balance of total interest-earning assets decreased $2.3 million, or 1.2%, from $194.4 million in 2007 to $192.1 million in 2008. The average tax-equivalent yield on total interest-earning assets decreased from 6.76% in 2007 to 6.59% in 2008. The average yield on interest-earning assets decreased primarily as a result of the downward repricing of adjustable rate loans due to lower market interest rates.

Interest income on loans decreased $12,000, or 0.2%, from $5.9 million for 2007 to $5.8 million for 2008 due to a decrease in the average tax-equivalent yield from 7.05% in 2007 to 6.86% in 2008 as a result of lower market interest rates. Average loans outstanding increased $4.7 million, or 2.8%, from $166.2 million in 2007 to $170.9 million in 2008. During 2008, management continued to emphasize commercial real estate lending in order to increase the balance of the loan portfolio with higher-yielding assets.

Interest income on investment securities decreased $36,000, or 10.7%, as a result of a decrease in the average outstanding balance of investment securities and a slight decrease in the average tax-equivalent yield from 4.97% in 2007 to 4.93% in 2008. Interest income on interest-bearing deposits with banks decreased $210,000, or 63.1%, as a result of a $5.6 million decrease in the average balance of these assets for 2008 compared to 2007 and a decrease in the average yield from 5.21% in 2007 to 3.42% in 2008 due to a decline in market interest rates. During 2008, management focused on reducing excess liquidity in interest-bearing deposits with banks by investing these funds in higher yielding loans and investment securities in an effort to offset the adverse impact that the increase in the cost of interest-bearing liabilities had on net interest income.

Total interest expense increased $5,000, or 0.2%, as a result of an increase in the average cost of funds from 3.61% in 2007 to 3.65% in 2008. The average balance of interest-bearing deposits was $164.7 million in 2008 compared to $171.0 million in 2007 and the average cost of funds for deposits was 3.64% in 2008 compared to 3.61% in 2007. The average balance of Federal Home Loan Bank advances was $4.8 million in 2008 compared to no advances outstanding during the six-month period ended March 31, 2007. The average cost of funds for the 2008 advances was 3.90%. The average cost of interest-bearing liabilities increased for 2008 primarily as a result of the increase in Federal Home Loan Bank advances in 2008 and an increase in interest expense on time deposits in 2008. Interest expense on time deposits was greater in 2008 as compared to 2007 primarily because we received fewer fees for early withdrawal penalties on time deposits in 2008.

Provision for Loan Losses. The provision for loan losses was $1.2 million for the six months ended March 31, 2008 compared to $420,000 for the same period in 2007. The primary factor that contributed to the significant provision for loan losses for 2008 was the diminished repayment ability of a large borrower and a deterioration of the value of the collateral securing the loans due to sub-standard maintenance and disrepair, which is

35 single family non-owner occupied rental properties originated before 2005. The provision made for this particular borrower in the quarter ended March 31, 2008 was $881,000. It is management’s assessment that the allowance for loan losses at March 31, 2008 was adequate at that date.

During 2008, net charge-offs were $2,000 compared to $58,000 for 2007 and the net loan portfolio growth was $3.6 million for 2008 compared to a net decrease of $2.3 million for 2007. The loan portfolio growth for 2008 was primarily in the owner-occupied residential mortgage portfolio, which generally has a lower level of inherent credit risk than the commercial real estate, commercial business and consumer loan portfolios. The consistent application of management’s allowance for loan losses methodology resulted in an increase in the level of the allowance for loan losses consistent with the increase in nonperforming loans. See “— Risk Management — Analysis of Nonperforming and Classified Assets.”

Noninterest Income. Noninterest income increased $112,000, or 28.9%, to $499,000 for the six-month period ended March 31, 2008 compared to $387,000 for the same period in 2007. The principal source of noninterest income was deposit account service charges. Deposit account service charges increased $5,000 from $246,000 for 2007 to $251,000 for 2008. Net gain on sales of mortgage loans was $15,000 for 2008 whereas no gains on sales of mortgage loans were recognized during 2007. Other noninterest income increased $92,000 for 2008 compared to 2007 primarily as a result of the investment in bank owned life insurance (BOLI) during 2008 which generated income of $49,000, a one time gain on redemption of Visa, Inc. stock of $31,000 and an increase in ATM transaction fees of $10,000 due to higher usage.

Noninterest Expense. Noninterest expense increased $199,000, or 6.8%, to $3.1 million for 2008 compared to $2.9 million for the same period in 2007. The primary factors contributing to the increase in noninterest expense were increases in professional fees of $43,000, net loss on foreclosed real estate of $52,000, and other operating expenses of $112,000. Decreases in compensation and benefits and advertising expenses were offset by increases in data processing and occupancy and equipment expenses. Professional fees increased as a result of increases in audit fees, employee benefit plan service fees, and legal fees related to the increase in problem loans and nonperforming assets. Net loss on foreclosed real estate increased primarily due to net provisions for loss on sale of foreclosed real estate in excess of decreased foreclosed real estate expenses for 2008 compared to 2007. Other operating expenses increased primarily due to increases in officer and employee training expenditures and related travel expense, losses on sales and valuation provisions for repossessed assets and other miscellaneous operating expenses which were partially offset by decreases in general office and supplies expense.

Income Tax Expense. We had an income tax benefit of $299,000 for 2008 compared to income tax expense of $162,000 for the same period in 2007 due primarily to significant decreases in current and deferred income tax liabilities as a result of the provision to loan losses and increased tax-exempt income during 2008. The effective tax rate for 2007 increased was 33.2%. See Note 12 in the accompanying Notes to Consolidated Financial Statements.

Results of Operations for the Years Ended September 30, 2007 and 2006

Overview. Net income increased $459,000, or 129.3%, from $355,000 for the year ended September 30, 2006 to $814,000 for the year ended September 30, 2007. The primary reason for the increase in net income in 2007 was the absence of severance expenses, a component of noninterest expenses, in 2007. In 2006, we paid $324,000 in severance payments to our former President and to a former lending officer.

Net Interest Income. Net interest income decreased $78,000, or 1.1%, from $7.0 million for the year ended September 30, 2006 to $6.9 million for the year ended September 30, 2007 primarily as the result of a decrease in total average interest-earning assets in excess of a decrease in total interest-bearing liabilities of $1.2 million from 2007 to 2008. The interest rate spread decreased slightly from 3.49% in 2006 and 3.48% in 2007.

Total interest income increased $855,000, or 7.0%, from $12.2 million for 2006 to $13.1 million for 2007. The increase was the result of increased average yields on interest-earning assets despite the decrease in total average balances of interest-earning assets. The average balance of total interest-earning assets decreased $2.7 million, or 1.4%, from $186.6 million in 2006 to $183.9 million in 2007 primarily as a result of loan repayments exceeding loan originations. The average tax-equivalent yield on total interest-earning assets increased from 6.56% in 2006 to 7.13% in 2007 primarily as a result of higher market interest rates.

Interest income on loans increased $642,000, or 5.8%, from $11.1 million for 2006 to $11.7 million for 2007 due to an increase in the average tax-equivalent yield from 6.84% in 2006 to 7.48% in 2007 as a result of higher market interest rates and despite a decrease in the average balance of loans outstanding. Average loans outstanding decreased $5.0 million, or 3.1%, from $161.7 million in 2006 to $156.7 million in 2007 primarily due to a decrease in the average balance of residential construction loans resulting from the slowing housing market.

Interest income on investment securities decreased $13,000, or 1.8%, as a result of a $2.0 million decrease in the average outstanding balance of investment securities and despite an increase in the average tax-equivalent yield from 4.60% in 2006 to 5.29% in 2007 due to maturities of lower yielding securities and their replacement with higher yielding securities purchased during 2007. The decrease in the average outstanding balance of investment securities was due to maturities of investment securities in excess of purchases during 2007. Interest income on interest-bearing deposits with banks increased $230,000, or 61.8%, as a result of a $4.4 million increase in the average balance of these assets for 2007 compared to 2006 and a slight increase in the average yield from 4.87% in 2006 to 5.02% in 2007.

Total interest expense increased $933,000, or 17.8%, as a result of an increase in the average cost of funds from 3.07% in 2006 to 3.65% in 2007 and despite a $1.5 million decrease in the average balance of interest-bearing liabilities from $170.8 million in 2006 to $169.3 million in 2007. The average balance of interest-bearing deposits was $169.2 million in 2007 compared to $169.5 million in 2006 and the average cost of funds for deposits was 3.65% in 2007 compared to 3.06% in 2006. The average balance of Federal Home Loan Bank advances was $153,000 in 2007 compared to $1.4 million in 2006 and the average cost of funds for advances was 5.23% in 2007 compared to 4.81% in 2006. The average cost of interest-bearing liabilities increased for 2007 primarily as a result of the repricing of low-cost time deposits at higher market rates during 2007 and the increase in the average cost of funds for advances which have a variable interest rate.

Average Balances and Yields

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using monthly balances. We believe the use of monthly balances, rather than daily balances are representative of our operations. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material. Tax exempt income on loans and on investment and mortgage-backed securities has been calculated on a tax equivalent basis using a federal marginal tax rate of 34%.

	At March 31, 2008	Six Months Ended March 31,
		2008			2007
(Dollars in thousands)	Weighted Average Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Assets:
Interest-bearing deposits with banks	1.70%	$7,189	$123	3.42%	$12,790	$333	5.21%
Loans	6.71	170,894	5,865	6.86	166,236	5,858	7.05
Investment securities	4.82	8,758	231	5.28	10,323	260	5.04
Mortgage-backed securities	5.22	3,950	82	4.15	3,676	88	4.79
Federal Home Loan Bank stock	N/A	1,336	33	4.94	1,352	35	5.18

Total interest-earning assets	6.37	192,127	6,334	6.59	194,377	6,574	6.76

Non-interest-earning assets		15,128			12,675

Total assets		$207,255			$207,052

Liabilities and equity:
NOW accounts	0.60	$19,979	$79	0.79	$19,512	$71	0.73
Money market deposit accounts	1.77	6,300	59	1.87	7,968	72	1.81
Passbook accounts	0.52	17,599	48	0.55	22,514	169	1.50
Certificates of deposit	4.51	120,852	2,816	4.66	121,019	2,779	4.59

Total interest-bearing deposits	3.43	164,730	3,002	3.64	171,013	3,091	3.61
Federal Home Loan Bank advances	3.36	4,817	94	3.90	—	—	—

Total interest-bearing liabilities	3.42	169,547	3,096	3.65	171,013	3,091	3.61

Non-interest-bearing deposits		4,879			4,568
Other non-interest-bearing liabilities		3,299			2,447

Total liabilities		177,725			178,028
Total equity		29,530			29,024

Total liabilities and equity		$207,255			$207,052

Net interest income			$3,238			$3,483

Interest rate spread				2.94%			3.15%

Net interest margin				3.37%			3.58%

Average interest-earning assets to average interest-bearing liabilities				113.32%			113.66%

	Year Ended September 30,
	2007			2006			2005
(Dollars in thousands)	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Assets:
Interest-bearing deposits with banks	$11,994	$602	5.02%	$7,637	$372	4.87%	$10,128	$343	3.39%
Loans	156,733	11,720	7.48	161,696	11,065	6.84	158,319	9,902	6.25
Investment securities	10,374	566	5.46	11,518	534	4.64	16,391	472	2.88
Mortgage-backed securities	3,466	166	4.79	4,295	194	4.52	2,651	95	3.58
Federal Home Loan Bank stock	1,344	65	4.84	1,447	69	4.77	1,449	63	4.35

Total interest-earning assets	183,911	13,119	7.13	186,593	12,234	6.56	188,938	10,875	5.76

Non-interest-earning assets	21,526			19,481			21,461

Total assets	$205,437			$206,074			$210,399

Liabilities and equity:
NOW accounts	$19,618	$148	0.75	19,667	$140	0.71	20,988	$147	0.70
Money market deposit accounts	7,657	137	1.79	9,767	174	1.78	12,790	152	1.19
Passbook accounts	21,477	296	1.38	24,521	381	1.55	27,547	328	1.19
Certificates of deposit	120,430	5,594	4.65	115,503	4,489	3.89	114,278	3,628	3.17

Total interest-bearing deposits	169,182	6,175	3.65	169,458	5,184	3.06	175,603	4,255	2.42
Federal Home Loan Bank advances	153	8	5.23	1,371	66	4.81	—	—	—

Total interest-bearing liabilities	169,335	6,183	3.65	170,829	5,250	3.07	175,603	4,255	2.42

Non-interest-bearing deposits	4,649			4,353			4,853
Other non-interest-bearing liabilities	2,197			2,223			2,077

Total liabilities	176,181			177,405			182,533
Total equity	29,256			28,669			27,866

Total liabilities and equity	$205,437			$206,074			$210,399

Net interest income		$6,936			$6,984			$6,620

Interest rate spread			3.48%			3.49%			3.34%

Net interest margin			3.77%			3.74%			3.50%

Average interest-earning assets to average interest-bearing liabilities			108.61%			109.23%			107.59%

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume have been allocated proportionally based on the absolute dollar amounts of change in each.

	Six Months Ended March 31, 2008 Compared to Six Months Ended March 31, 2007			Year Ended September 30, 2007 Compared to Year Ended September 30, 2006			Year Ended September 30, 2006 Compared to Year Ended September 30, 2005
	Increase (Decrease) Due to			Increase (Decrease) Due to			Increase (Decrease) Due to
(In thousands)	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Interest-bearing deposits with banks	$(92)	$(118)	$(210)	$11	$219	$230	$66	$(37)	$29
Loans receivable	(316)	323	7	974	(319)	655	949	214	1,163
Investment securities	13	(42)	(29)	85	(53)	32	121	(59)	62
Mortgage-backed securities	(24)	18	(6)	12	(40)	(28)	29	70	99
Other interest-earning assets	(1)	(1)	(2)	1	(5)	(4)	6	—	6

Total interest-earning assets	(420)	180	(240)	1,083	(198)	885	1,171	188	1,359

Interest expense:
Deposits	(26)	(115)	(89)	999	(8)	991	970	(41)	929
Federal Home Loan Bank advances	—	94	94	6	(64)	(58)	—	66	66

Total interest-bearing liabilities	(26)	(21)	5	1,005	(72)	933	970	(25)	995

Net increase (decrease) in interest income	$(440)	$201	$(245)	$78	$(126)	$(48)	$201	$163	$364

Provision for Loan Losses. The provision for loan losses was $758,000 for the year ended September 30, 2007 compared to $813,000 for the year ended September 30, 2006. The decrease in provision for loan losses primarily reflected the decrease in nonperforming loans from $1.7 million at September 30, 2006 to $1.1 million at September 30, 2007. Management was successful in reducing the impaired loans through pay-offs by customers, refinancing with other financial institutions and foreclosing on loans and liquidating the collateral assets with minimal realized losses. During 2007, we had net charge-offs of $329,000 compared to $827,000 for 2006. An analysis of the changes in the allowance for loan losses is presented under “Risk Management — Analysis and Determination of the Allowance for Loan Losses.”

Noninterest Income. Noninterest income decreased $48,000, or 5.4%, to $841,000 for 2007 compared to $889,000 for 2006. The Bank’s principal source of noninterest income is deposit account service charges which decreased $62,000 from $564,000 for 2006 to $502,000 for 2007. Net gain on sales of mortgage loans decreased $5,000 for 2007 from $11,000 for 2006 to $6,000 for 2007. Other noninterest income increased $19,000 for 2007 compared to 2006 primarily as a result of an increase in ATM transaction fees of $25,000 due to increased usage.

Noninterest Expense. Noninterest expense decreased $716,000, or 11.1%, to $5.7 million for 2007 compared to $6.5 million for 2006. The primary factors contributing to the decrease in noninterest expense were decreases in compensation and benefits expense of $660,000, occupancy and equipment expense of $32,000, advertising expense of $42,000 and other operating expenses of $31,000; offset by increases in professional fees and net loss on foreclosed real estate of $20,000 and $27,000, respectively. The decrease in compensation and benefits expense is primarily the result of severance compensation and benefits to our former President and a former lending officer of approximately $324,000 expensed for the year ended September 30, 2006. There was no such severance expense in 2007.

Income Tax Expense. Income tax expense was $427,000 for the year ended September 30, 2007 compared to $241,000 for the year ended September 30, 2006. The effective tax rate decreased from 40.4% for 2006 to 34.4% for 2007 primarily as a result of an increase in tax exempt interest income and tax-advantageous dividend income. See Note 12 of the notes to consolidated financial statements included elsewhere in this prospectus.

Risk Management

Overview. Managing risk is essential to successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue or in the value of our common stock once we become a public company.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans.

When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. When the loan becomes 15 days past due, a late notice is sent to the borrower and a late fee is assessed. When the loan becomes 30 days past due, a more formal letter is sent. Between 15 and 30 days past due, telephone calls are also made to the borrower. After 30 days, we regard the borrower as in default. The borrower may be sent a letter from our attorney and we may commence collection proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. Generally, when a consumer loan becomes 60 days past due, we institute collection proceedings and attempt to repossess any personal property that secures the loan. Generally, we institute foreclosure proceedings when a loan is 60 days past due. Management informs the board of directors monthly of the amount of loans delinquent more than 30 days, all loans in foreclosure and repossessed property that we own.

Analysis of Nonperforming and Classified Assets. We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Loans are generally placed on nonaccrual status when they become 90 days delinquent at which time the accrual of interest ceases and the allowance for any uncollectible accrued interest is established and charged against operations. Typically, payments received on a nonaccrual loan are first applied to the outstanding principal balance.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property result in charges against income.

The following table provides information with respect to our nonperforming assets at the dates indicated. We had no troubled debt restructurings at any of the dates indicated.

	At March 31, 2008	At September 30,
(Dollars in thousands)		2007	2006	2005	2004	2003
Non-accrual loans:
Residential real estate	$2,473	$99	$568	$221	$191	$136
Commercial real estate	458	22	211	15	15	15
Multi-family	—	—	—	—	—	—
Land and land development	33	33	—	—	18	18
Construction	—	—	418	—	—	—
Commercial business	495	—	9	—	187	—
Consumer	163	277	368	591	501	476

Total	3,622	431	1,574	827	912	645

Accruing loans past due 90 days or more:
Residential real estate	276	572	—	563	572	281
Commercial real estate	—	104	—	—	—	29
Construction	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—
Land and land development	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	142	—	141	191	151	—

Total	418	676	141	754	723	310

Total of non-accrual and 90 days or more past due loans	4,040	1,107	1,715	1,581	1,635	955
Real estate owned	1,125	1,278	1,941	555	1,092	1,415
Other non-performing assets	144	198	45	219	215	207

Total non-performing assets	$5,309	$2,583	$3,701	$2,355	$2,942	$2,577

Total non-performing loans to total loans	2.32%	0.64%	1.01%	0.93%	0.96%	0.59%

Total non-performing loans to total assets	1.90%	0.54%	0.83%	0.77%	0.76%	0.43%

Total non-performing assets and troubled debt restructurings to total assets	2.50%	1.27%	1.79%	1.14%	1.36%	1.15%

Non-accrual residential real estate loans at March 31, 2008 include 35 loans, all secured by non-owner occupied residential properties, outstanding to a single borrower and related entities with aggregate outstanding balances of $2.0 million. Based on recent independent appraisals on 30 of the properties and management’s internal valuation of the other 5 properties, the properties have an aggregate appraised value of $1.2 million. An internal appraisal was performed on five of the properties because their deteriorated condition made obtaining an independent appraisal unfeasible given the absence of comparable properties for valuation purposes.

Non-accrual commercial real estate loans at March 31, 2008 consist of one loan secured by a restaurant property with an appraised value of $590,000. Non-accrual commercial business loans at March 31, 2008 consists of one loan secured by general business assets and real estate with an aggregate appraised value of $869,000.

Interest income that would have been recorded for the six months ended March 31, 2008 and the year ended September 30, 2007, had nonaccruing loans been current according to their original terms, amounted to $71,000 and $27,000, respectively. Interest income of $13,000 and $27,000 related to non-performing loans was included in interest income for the six months ended March 31, 2008 and the year ended September 30, 2007, respectively.

Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as substandard or doubtful we may establish a specific allowance for loan losses. If we classify an asset as loss, we charge off an amount equal to 100% of the portion of the asset classified loss.

The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At March 31, 2008	At September 30,
(In thousands)		2007	2006	2005
Special mention assets	$2,633	$1,605	$680	$2,844
Substandard assets	2,222	4,481	2,468	1,915
Doubtful assets	2,572	409	408	544
Loss assets	—	—	—	—

Total classified assets	$7,427	$6,495	$3,556	$5,303

Classified assets includes loans that are classified due to factors other than payment delinquencies, such as lack of current financial statements and other required documentation, insufficient cash flows or other deficiencies, and, therefore, are not included as non-performing assets. Other than as disclosed in the above tables, there are no other loans where management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At March 31, 2008					At September 30, 2007
	30-89 Days			90 Days or More		30-89 Days		90 Days or More
(Dollars in thousands)	Number of Loans	Principal Balance of Loans		Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
Residential real estate	48	$3,009	(1)	10	$720	9	$629	9	$589
Commercial real estate	—	—		1	458	—	—	2	116
Multi-family	—	—		—	—	—	—	—	—
Construction	2	341		—	—	—	—	—	—
Commercial business	3	210		1	495	2	295	—	—
Land and land development.	—	—		1	33	1	400	1	33
Consumer	8	318		5	162	5	171	10	194

Total	61	$3,878		18	$1,868	17	$1,495	22	$932

(1)	Includes $2.0 million of non-accrual, non-owner occupied residential real estate loans.

	At September 30,
	2006				2005
	30-89 Days		90 Days or More		30-89 Days		90 Days or More
(Dollars in thousands)	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance Of Loans
Residential real estate	4	$565	8	$515	6	$611	11	$696
Commercial real estate	2	103	1	211	—	—	1	15
Multi-family	—	—	—	—	—	—	—	—
Construction	—	—	3	418	—	—	—	—
Commercial business	2	316	1	9	1	9	—	—
Land and land development	—	—	—	—	—	—	—	—
Consumer	17	223	17	368	15	194	34	590

Total	25	$1,207	30	$1,521	22	$814	46	$1,301

Analysis and Determination of the Allowance for Loan Losses.

The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) a specific allowance required for identified problem loans; (2) a general valuation allowance on the remainder of the loan portfolio; and (3) an unallocated allowance to cover uncertainties that could affect management’s estimate of probable losses. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available to absorb losses in the loan portfolio.

Specific Allowance Required for Identified Problem Loans. We establish a specific allowance for loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of the loan.

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish a general allowance for loans that are not currently classified in order to recognize the inherent losses associated with lending activities. The general allowance covers non-classified loans and is based on historical loss experience adjusted for qualitative factors such as changes in economic conditions, changes in the volume of past due and non-accrual loans and classified assets, changes in the nature and volume of the portfolio, changes in the value of underlying collateral for collateral dependent loans, concentrations of credit, and other factors.

Unallocated Valuation Allowance. We establish an unallocated allowance to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimate specific and general losses in the loan portfolio.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At March 31,			At September 30,
	2008			2007			2006
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
Residential real estate	$1,580	63.25%	63.04%	$267	20.59%	57.96%	$88	10.14%	56.32%
Commercial real estate	78	3.12	8.77	137	10.56	10.62	118	13.59	11.19
Multi-family	—	—	3.00	—	—	3.11	—	—	4.03
Construction	—	—	6.98	—	—	8.59	—	—	12.08
Land and land development	6	0.24	2.66	—	—	2.91	—	—	1.48
Commercial business	93	3.72	5.97	268	20.66	7.31	157	18.09	6.00
Consumer	741	29.67	9.58	625	48.19	9.50	505	58.18	8.90
Unallocated	—	—	—	—	—	—	—	—	—

Total allowance for loan Losses	$2,498	100.00%	100.00%	$1,297	100.00%	100.00%	$868	100.00%	100.00%

	At September 30,
	2005			2004			2003
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans
Residential real estate	$114	12.93%	58.75%	$51	6.34%	60.96%	$61	8.96%	59.07%
Commercial real estate	51	5.78	6.88	48	5.96	6.70	52	7.64	6.98
Multi-family	—	—	3.83	—	—	4.21	—	—	4.82
Construction	—	—	14.60	—	—	11.90	—	—	14.21
Land and land development	—	—	1.71	—	—	0.97	—	—	0.80
Commercial business	169	19.16	4.96	204	25.34	5.19	94	13.80	3.09
Consumer	548	62.13	9.27	502	62.36	10.07	474	69.60	11.03
Unallocated	—	—	—	—	—	—	—	—	—

Total allowance for loan Losses	$882	100.00%	100.00%	$805	100.00%	100.00%	$681	100.00%	100.00%

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that the Office of Thrift Supervision, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses. The Office of Thrift Supervision may require us to increase our allowance for loan losses based on judgments different from ours. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Analysis of Loan Loss Experience.

The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	Six Months Ended March 31,		Year Ended September 30,
(Dollars in thousands)	2008	2007	2007	2006	2005	2004	2003
Allowance for loan losses at beginning of period	$1,297	$868	$868	$882	$805	$681	$637

Provision for loan losses	1,203	420	758	813	336	226	131

Charge offs:
Residential real estate	—	—	—	528	30	—	—
Commercial real estate	—	—	216	—	—	—	—
Multi-family	15	—	—	—	—	—	—
Land and land development	—	—	—	—	—	—	—
Construction	—	—	—	—	—	—	—
Commercial business	—	9	9	—	98	—	—
Consumer	100	107	198	314	142	115	101

Total charge-offs	115	116	424	842	270	115	101

Recoveries:
Residential real estate	—	—	—	—	—	—	—
Non-residential real estate	110	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—	—
Land and land development	—	—	—	—	—	—	—
Construction	—	—	—	—	—	—	—
Commercial business	—	—	2	—	—	—	—
Consumer	3	58	93	15	11	13	14

Total recoveries	113	58	95	15	11	13	14

Net charge-offs (recoveries)	2	58	329	827	259	102	87

Allowance for loan losses at end of period	$2,498	$1,230	$1,297	$868	$882	$805	$681

Allowance for loan losses to non-performing loans	61.83%	77.11%	117.16%	50.61%	55.79%	49.24%	71.31%
Allowance for loan losses to total loans outstanding at the end of the period	1.43%	0.73%	0.75%	0.51%	0.52%	0.47%	0.42%
Net charge-offs (recoveries) to average loans outstanding during the period	—%	0.03%	0.21%	0.51%	0.16%	0.07%	0.05%

Interest Rate Risk Management. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk emphasizes: adjusting the maturities of borrowings; adjusting the investment portfolio mix and duration and generally selling in the secondary market substantially all newly originated one-to four-family residential real estate loans. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.

We have an Asset/Liability Management Committee, which includes members of management approved by the Board of Directors, to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

Our goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest income and net income.

Net Portfolio Value Analysis. We use a net portfolio value analysis prepared by the Office of Thrift Supervision to review our level of interest rate risk. This analysis measures interest rate risk by capturing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items, based on a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. These analyses assess the risk of loss in market risk-sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement.

The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at March 31, 2008 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

	Net Portfolio Value			Net Portfolio Value as a Percent of Portfolio Value of Assets
Basis Point (“bp”) Change in Rates	Amount	Change	Change	NPV Ratio	Change
	(Dollars in thousands)
300	$25,620	$(3,444)	(12)%	12.31%	(110	)bp
200	27,479	(1,585)	(5)	12.99	(42	)bp
100	28,687	(377)	(1)	13.37	(4	)bp
0	29,064	—	—	13.41	—
(100)	28,785	(279)	(1)	13.18	(23	)bp

The Office of Thrift Supervision uses various assumptions in assessing interest rate risk. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analyses presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if there is a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table. Prepayment rates can have a significant impact on interest income. Because of the large percentage of loans and mortgage-backed securities we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe these assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

Liquidity Management. Liquidity is the ability to meet current and future short-term financial obligations. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of investment securities and borrowings from the Federal Home Loan Bank of Indianapolis. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management policy.

Our most liquid assets are cash and cash equivalents and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At March 31, 2008, cash and cash equivalents totaled $9.2 million. Securities classified as available-for-sale, amounting to $10.4 million at March 31, 2008, provide additional sources of liquidity. In addition, at March 31, 2008, we had the ability to borrow a total of approximately $60.0 million from the Federal Home Loan Bank of Indianapolis. At March 31, 2008, we had $8.0 million Federal Home Loan Bank advances outstanding.

At March 31, 2008, we had $38.6 million in commitments to extend credit outstanding. Certificates of deposit due within one year of March 31, 2008 totaled $83.9 million, or 67.5% of certificates of deposit. We believe the large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods due to the recent low interest rate environment and local competitive pressure. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2009. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

The following tables present certain of our contractual obligations as of March 31, 2008 and September 30, 2007.

		Payments due by period
(In thousands)	Total	Less than One Year	One to Three Years	Three to Five Years	More Than Five Years
At March 31, 2008:
Deferred director fee agreements	$264	$6	$11	$11	$236
Deferred compensation agreements (1)	277	29	62	70	116
Operating lease obligations	18	10	8	—	—
FHLB advances	8,000	—	—	8,000	—

Total	$8,559	$45	$81	$8,081	$352

At September 30, 2007:
Deferred director fee agreements	$243	$6	$11	$11	$215
Deferred compensation agreements (1)	287	28	61	68	130
Operating lease obligations	23	10	13	—	—
FHLB advances	3,000	3,000	—	—	—

Total	$3,553	$3,044	$85	$79	$345

(1)	Includes deferred compensation agreement with a former officer that calls for annual payments of $9,000 until his death.

Our primary investing activities are the origination of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts and Federal Home Loan Bank advances. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

Financing and Investing Activities

The following table presents our primary investing and financing activities during the periods indicated.

	Six Months Ended March 31,		Year Ended September 30,
(In thousands)	2008	2007	2007	2006	2005
Investing activities:
Loan purchases	$—	$—	$—	$—	$—
Loan originations	43,738	35,787	83,470	85,415	91,735
Loan principal repayments	41,103	38,682	80,707	84,667	86,490
Loan sales	1,129	—	453	822	4,235
Proceeds from maturities and principal repayments of investment securities	6,000	—	3,000	4,435	26,950
Proceeds from maturities and principal repayments of mortgage-backed securities	359	380	789	860	785
Proceeds from sales of investment securities available- for-sale	—	—	—	—	—
Proceeds from sales of mortgage-backed securities available-for-sale	—	—	—	—	—
Purchases of investment securities	(2,029)	(312)	(5,311)	(807)	(20,895)
Purchases of mortgage-backed securities	(8,038)	—	—	—	(3,450)
Financing activities:
Increase (decrease) in deposits	5,302	1,390	(7,109)	440	(12,065)
Increase (decrease) in Federal Home Loan Bank advances	5,000	—	3,000	—	—

Capital Management. We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2008, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision — Regulation of Federal Savings Associations — Capital Requirements,” “Regulatory Capital Compliance” and note 16 of the notes to consolidated financial statements.

This offering is expected to increase our consolidated equity by $27.1 million, to $56.5 million at the maximum of the offering range. See “Capitalization.” Following completion of this offering, we also will manage our capital for maximum stockholder benefit. The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from the offering, resulting in increased net interest-earning assets and net income. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. Following the offering, we may use capital management tools such as cash dividends and common share repurchases. However, under Office of Thrift Supervision regulations, we will not be allowed to repurchase any shares during the first year following the offering, except to fund the restricted stock awards under the equity benefit plan after its approval by shareholders, unless extraordinary circumstances exist and we receive regulatory approval.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see notes 13 and 14 of the notes to consolidated financial statements.

For the six months ended March 31, 2008 and the year ended September 30, 2007, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see note 2 of the notes to consolidated financial statements included in this prospectus.

Effect of Inflation and Changing Prices

The consolidated financial statements and related financial data presented in this prospectus have been prepared according to generally accepted accounting principles in the United States, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Management

Board of Directors

The Board of Directors of First Savings Financial Group and First Savings Bank are each comprised of eight persons who are elected for terms of three (3) years, approximately one-third of whom are elected annually. At the first annual meeting of stockholders of First Savings Financial Group, each director will be up for election for either a 1-year, 2-year or 3-year term so as to establish the initial classification of the Board of Directors. The same individuals comprise the boards of directors of First Savings Financial Group and First Savings Bank.

All of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Larry W. Myers, who serves as President and Chief Executive Officer of First Savings Financial Group and First Savings Bank, and John P. Lawson, Jr., who serves as the Chief Operations Officer of First Savings Financial Group and First Savings Bank. In determining the independence of directors, the board of directors considered the various deposit, loan and other relationships that each director has with First Savings Bank, including loans and lines of credit to Charles E. Becht, Jr., Gerald Wayne Clapp, Jr., John P. Lawson, Jr. and Robert E. Libs, in addition to the transactions disclosed under “— Transactions with First Savings Bank,” but determined in each case that these relationships did not interfere with their exercise of independent judgment in carrying out their responsibilities as a director.

Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of March 31, 2008. The starting year of service as director relates to service on the board of directors of First Savings Bank.

The following directors have terms ending in 2009:

Charles E. Becht, Jr. is owner and President of Ward Forging Co., Inc., a steel fabrication company. Age 59. Director since 1995.

Gerald Wayne Clapp, Jr. is President of CLAPP Auto Group, an auto sales and service company. Age 58. Director since 1995.

Cecile A. Blau serves as a county judge in the State of Indiana. Ms. Blau’s current term as judge will expire in December 2008. Age 63. Director since 2008.

Douglas A. York is President of Melhiser Endres Tucker, an accounting firm. Age 46. Director since 2008.

The following directors have terms ending in 2010:

John P. Lawson, Jr. is the Chief Operations Officer of First Savings Bank and First Savings Financial Group. Mr. Lawson joined First Savings Bank in 1988. Previously, he served as Assistant Vice President, Vice President, Senior Vice President and Executive Vice President of First Savings Bank. Age 51. Director since 2006.

The following directors have terms ending in 2011:

Robert E. Libs is owner and Chief Executive Officer of AML, Inc., a contractor. Age 66. Director since 1992.

Michael F. Ludden serves as Chairman of the Board of First Savings Financial Group and First Savings Bank. He is President and Chief Executive Officer of L. Thorn Company, Inc., a construction materials distribution company. Age 58. Director since 1992.

Larry W. Myers is the President and Chief Executive Officer of First Savings Bank and First Savings Financial Group. Mr. Myers joined First Savings Bank in 2005. Previously, he served as Chief Operations Officer of First Savings Bank. Prior to joining First Savings Bank, he served as an area President of National City Bank in southern Indiana. Age 49. Director since 2005.

Executive Officers

The executive officers of First Savings Financial Group and First Savings Bank are elected annually by the board of directors and serve at the board’s discretion. The executive officers of First Savings Financial Group and First Savings Bank are:

Name	Position
Larry W. Myers	President and Chief Executive Officer
John P. Lawson, Jr.	Chief Operations Officer
M. Sue Johnson	Treasurer and Corporate Secretary

Since the formation of First Savings Financial Group, none of the company’s executive officers, directors or other personnel have received remuneration from First Savings Financial Group.

Below is information regarding our other executive officer who is not also a director. She has held her current position for at least the last five years, unless otherwise stated. Age presented is as of March 31, 2008.

M. Sue Johnson is Treasurer and Corporate Secretary of First Savings Bank and First Savings Financial Group. Ms. Johnson joined First Savings Bank in July 1981. Age 61.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. During the year ended September 30, 2007, the board of directors of First Savings Bank met 13 times. Given that First Savings Financial Group was incorporated in May 2008, the board of directors of First Savings Financial Group did not meet during the year ended September 30, 2007.

In connection with the formation of First Savings Financial Group, the board of directors established Audit, Compensation and Nominating and Corporate Governance Committees.

The Audit Committee consists of Douglas A. York (Chair), Gerald W. Clapp, Jr. and Michael F. Ludden. The Audit Committee is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The board of directors of First Savings Financial Group has designated Douglas A. York as an audit committee financial expert under the rules of the Securities and Exchange Commission. The Audit Committee of First Savings Financial Group did not meet during the year ended September 30, 2007.

The Compensation Committee consists of Robert E. Libs (Chair), Gerald W. Clapp, Jr. and Michael F. Ludden. The Compensation Committee is responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning. Each member of the Compensation Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Compensation Committee of First Savings Financial Group did not meet during the year ended September 30, 2007.

The Nominating and Corporate Governance Committee consists of Charles E. Becht, Jr. (Chair), Cecile A. Blau and Michael F. Ludden. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become board members and recommending a group of nominees for election as directors at each annual meeting of stockholders, ensuring that the board and its committees have the benefit of qualified and experienced independent directors, and developing a set of corporate governance polices and procedures. Each member of the Nominating and Corporate Governance Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee of First Savings Financial Group did not meet during the year ended September 30, 2007.

Each of First Savings Financial Group’s committees listed above operates under a written charter, which governs its composition, responsibilities and operations.

In addition, the board of directors of First Savings Bank has the following standing committees: Salary Review Committee and Nominating Committee.

Corporate Governance Policies and Procedures

In addition to having established committees of the board of directors, First Savings Financial Group has also adopted several policies to govern the activities of both First Savings Financial Group and First Savings Bank, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy sets forth:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the board of directors;

•	the establishment and operation of board committees;

•	succession planning;

•	procedures for convening executive sessions of independent directors;

•	the board of directors’ interaction with management and third parties; and

•	the evaluation of the performance of the board of directors and chief executive officer.

The code of business conduct and ethics, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Executive Compensation

Summary Compensation Table

The following information is furnished for all individuals serving as the principal executive officer of First Savings Financial Group, or its subsidiaries for the fiscal year ended September 30, 2007, and all other executive officers of First Savings Financial Group, or its subsidiaries whose total compensation for the fiscal year ended September 30, 2007, exceeded $100,000.

Name and Principal Position	Year	Salary	Bonus	All Other Compensation (1)	Total
Larry W. Myers President & Chief Executive Officer	2007	$173,200	$6,088	$6,594	$185,882
John P. Lawson, Jr. Chief Operations Officer	2007	101,800	3,599	4,139	109,538

(1)	Details of the amounts disclosed in the “All Other Compensation” column are provided in the table below:

	Mr. Myers		Mr. Lawson
Employer contributions to 401(k) Plan	$6,594		$4,139
Perquisites	—	(a)	—	(a)
Total all other compensation	$6,594		$4,139

(a)	Did not exceed $10,000

Current Employment Agreements. First Savings Bank does not currently maintain employment agreements with any of its employees.

Proposed Employment Agreements. Upon completion of the conversion, First Savings Bank and First Savings Financial Group will enter into employment agreements with each of Messrs. Myers and Lawson. Our continued success depends to a significant degree on the skills and competence of these officers, and the employment agreements are intended to ensure that we maintain a stable management base following the offering.

The employment agreements will each provide for three-year terms, subject to annual renewal by the board of directors for an additional year beyond the then-current expiration date. The initial base salaries under the employment agreements will be $173,200 and $123,800 for Messrs. Myers and Lawson, respectively. The agreements also will provide for participation in employee benefit plans and programs maintained for the benefit of employees and senior management personnel, including incentive compensation, health and welfare benefits, retirement benefits and certain fringe benefits as described in the agreements.

Upon termination of either executive’s employment for “cause”, as defined in the agreement, the executive will receive no further compensation or benefits under the agreement. If we terminate the executive for reasons other than cause, or if the executive resigns after the occurrence of specified circumstances that constitute constructive termination, the executive will continue to receive his base salary for the remaining unexpired term of the agreement.

Under each of the employment agreements, if, in connection with or following a change in control (as described in the agreements), we terminate the executive without cause or if the executive terminates employment voluntarily under certain circumstances specified in the agreement, he will receive a severance payment equal to three times his average annual taxable compensation for the five preceding taxable years. In addition, the executive will receive continued coverage under our medical, dental and life insurance programs for 36 months.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and we would not be entitled to deduct such amount. The agreements will provide for the reduction, at the election of the executives, of change in control payments to the executives to the extent necessary to ensure that they will not receive “excess parachute payments”, which otherwise would result in the imposition of an excise tax.

Upon termination of employment (other than termination in connection with a change in control), each executive will be required to adhere to a one-year non-competition provision.

We will agree to pay all reasonable costs and legal fees of the executives in relation to the enforcement of the employment agreements, provided the executives succeed on the merits in a legal judgment, arbitration proceeding or settlement. The employment agreements also provide for indemnification of the executives to the fullest extent legally permissible.

Proposed Change in Control Agreements. Upon completion of the conversion, First Savings Bank will enter into change in control agreements with Donald R. Allen, our Chief Lending Officer, and Anthony A. Schoen, our Assistant Controller, in order to help ensure that we maintain a stable management base after the offering. The continued success of First Savings Bank depends to a significant degree on the skills and competence of these executives.

Each change in control agreement will have a three-year term, subject to annual renewal by the board of directors of First Savings Bank to extend the term for an additional year. If the executives’ employment involuntarily terminates or if First Savings Bank constructively terminates the executives (under circumstances outlined in the agreement) in connection with or following a change in control, the executives will receive a severance payment equal to three times the executives’ base salary on the termination date. In addition, First Savings Bank will continue to provide the executives with medical, dental and life insurance coverage for no longer than 36 months following termination of employment.

Employee Severance Compensation Plan. In connection with the conversion, we expect to adopt the First Savings Bank Employee Severance Compensation Plan. The plan will provide severance benefits to eligible employees who terminate employment in connection with a change in control. Employees will be eligible for severance benefits under the plan if they complete a minimum of one year of service and do not enter into a separate employment or change in control agreement with First Savings Bank or an affiliate, including First Savings Financial Group. Under the severance plan, if, within twelve months after a change in control, an employee’s employment involuntarily terminates, or if the employee voluntarily terminates employment under circumstances specified in the plan, the terminated employee will receive a severance payment equal to two weeks of base compensation for each year of service, up to a maximum of six months of base compensation. Based solely on compensation levels and years of service at March 31, 2008, and assuming that a change in control occurred on March 31, 2008, and all eligible employees became entitled to severance payments, the aggregate payments due under the severance plan would equal approximately $635,000.

Pension Benefits

Employees’ Pension Plan. We maintain the First Savings Bank Employees’ Pension Plan to provide retirement benefits for eligible employees. Employees are eligible to participate in the retirement plan on the May 1st or November 1st that coincides with or next follows their attainment of age 21 and completion of one year of eligibility service. An active participant may retire on or after the date the participant attains age 65 and receive a monthly pension in the form of a straight life annuity equal to 1.85% of his or her monthly compensation multiplied by his or her years of benefit service at normal retirement (up to a maximum of 25 years). After attainment of age 55 and the completion of ten years of service, an active participant may elect early retirement. Upon early retirement, a participant is entitled to receive his or her accrued pension commencing on his or her normal retirement date or, if the participant desires, he or she may elect to receive a reduced pension which will commence following the participant’s early retirement date. If the employment of an active participant is terminated because of total and permanent disability, the participant will be entitled to receive a disability pension equal to the participant’s accrued pension, without actuarial reduction, commencing on his or her normal retirement date, or, if the participant desires, he or she may elect to receive a reduced pension payable following termination of service due to the disability.

Participants generally have no vested interest in retirement plan benefits before the completion of five years of service. Following the completion of five years of vesting service, or in the event of a participant’s attainment of age 65, death or termination of employment due to disability, a participant will become 100% vested in the accrued benefit under the retirement plan. Participants may generally elect to receive benefits in the form of a life annuity, a joint and survivor annuity, or a life annuity with a minimum guaranteed payment.

We have taken steps to freeze the Employees’ Pension Plan as of June 30, 2008. As a result, each active participant’s pension benefit will be determined based on the participant’s compensation and duration of employment as of June 30, 2008, and compensation and employment after that date will not be taken into account in determining pension benefits under the pension plan. The employee stock ownership plan, discussed below, will provide additional employee retirement benefits.

Benefit Plans

Profit Sharing/401(k) Plan. We maintain the First Savings Bank Profit Sharing/401(k) Plan, a tax-qualified defined contribution plan, for all employees of First Savings Bank who satisfy the plan’s eligibility requirements. Participants become eligible to participate in the plan on the January 1st or July 1st that coincides with or next follows their attainment of age 21 and completion of six months of service. Eligible employees may contribute up to 100% of their compensation to the plan on a pre-tax basis, subject to limitations imposed by the Internal Revenue Code. For 2008, the salary deferral contribution limit is $15,500; provided, however, participants over age 50 may contribute an additional $5,000 to the plan. Participants are always 100% vested in their salary deferral contributions. In addition to salary deferral contributions, the plan provides that we can make discretionary matching contributions and profit sharing contributions to the accounts of plan participants. During the 2007 plan year, we made matching contributions to the plan on behalf of each participant in an amount equal to 100% of the first 3% of the salary deferral contributions made by each participant to the plan. Participants are 100% vested in their employer matching contributions. For the 2008 plan year, First Savings Bank will make a safe harbor matching contribution for each participant equal to 100% of each participant’s elective deferrals up to 5% of compensation. Participants have individual accounts under the plan and may direct the investment of their accounts among a variety of investment funds. In connection with the offering, the plan has added another investment alternative, the First Savings Financial Group Stock Fund (the “Stock Fund”), which will permit participants to invest their 401(k) Plan funds in First Savings Financial Group common stock. A participant who elects to purchase common stock in the offering through the plan will receive the same subscription priority, and be subject to the same individual purchase limitations, as if the participant had elected to purchase the common stock using funds outside the plan. See “The Conversion and Stock Offering — Subscription Offering and Subscription Rights” and “— Limitations on Purchases of Shares.” The Stock Fund trustee will purchase common stock in the offering on behalf of plan participants, to the extent that shares are available. Participants will direct the trustee regarding the voting of shares purchased for their plan accounts through the Stock Fund. Bank of New York will serve as custodian of the shares held in the Stock Fund.

Employee Stock Ownership Plan. In connection with the conversion, First Savings Bank has adopted an employee stock ownership plan for eligible employees. Eligible employees will participate in the employee stock ownership plan as of the first plan entry date (January 1st or July 1st) following or coincident with attainment of age 21 and completion of 1,000 hours of service during a consecutive 12-month period. For participation purposes, all eligible employees will be given prior service credit for hours worked as of their date of hire.

We have engaged a third party trustee (First Bankers Trust Services, Inc.) to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of First Savings Financial Group common stock sold in the conversion and contributed to the charitable foundation (198,520, 232,000, and 265,480 shares at the minimum, midpoint and maximum of the offering range, respectively). The employee stock ownership plan intends to fund its stock purchase through a loan from First Savings Financial Group equal to 100% of the aggregate purchase price of the common stock. The loan will be repaid principally through First Savings Bank’s contributions to the employee stock ownership plan and dividends payable on common stock held by the plan over the 15-year term of the loan. The fixed interest rate for the employee stock ownership plan loan will be the prime rate, as published in The Wall Street Journal, on the closing date of the offering. See “Pro Forma Data.”

The trustee will hold the shares purchased in a loan suspense account, and will release the shares from the suspense account on a pro rata basis as First Savings Bank repays the loan. The trustee will allocate the shares released among active participants on the basis of each active participant’s proportional share of compensation. Participants will vest in their employee stock ownership plan allocations over a 6-year period. Participants will become fully vested upon age 65, death or disability, a change in control, or termination of the plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The plan reallocates any unvested shares of common stock forfeited upon termination of employment among the remaining participants in the plan.

Participants may direct the plan trustee how to vote the shares of common stock credited to their accounts. The plan trustee will vote all unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as it votes those shares for which participants provide instructions, subject to fulfillment of its fiduciary responsibilities as trustee.

Under applicable accounting requirements, First Savings Bank will record a compensation expense for a leveraged employee stock ownership plan at the fair market value of the shares when they are committed to be released from the suspense account to participants’ accounts under the plan.

Nonqualified Deferred Compensation

Supplemental Executive Retirement Plan. Following the conversion, we intend to implement a supplemental executive retirement plan to provide for supplemental retirement benefits with respect to the employee stock ownership plan. The plan will provide participating executives with benefits otherwise limited by other provisions of the Internal Revenue Code or the terms of the employee stock ownership plan loan. Specifically, the plan will provide benefits to eligible individuals (those designated by our Board of Directors) that cannot be provided under the employee stock ownership plan as a result of the limitations imposed by the Internal Revenue Code, but that would have been provided under the employee stock ownership plan but for such limitations. In addition to providing for benefits lost under tax qualified plans as a result of limitations imposed by the Internal Revenue Code, the new plan will also provide supplemental benefits to designated individuals upon a change of control before the complete scheduled repayment of the employee stock ownership plan loan. Generally, upon such an event, the supplemental executive retirement plan will provide the individual with a benefit equal to what the individual would have received under the employee stock ownership plan had he or she remained employed throughout the term of the employee stock ownership plan loan less the benefits actually provided under the employee stock ownership on behalf of such individual. An individual’s benefit under the supplemental executive retirement plan will generally become payable upon the change in control of First Savings Bank or First Savings Financial Group. First Savings Bank expects Messrs. Myers and Lawson to participate in the plan. The Board of Directors may also designate other officers as participants in future years.

Future Equity Incentive Plan. Following the conversion, First Savings Financial Group plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, First Savings Financial Group anticipates that the plan, if adopted within the first year of the offering, will authorize a number of stock options equal to 10% of the total shares sold in the conversion stock offering and contributed to the charitable foundation, and a number of shares of restricted stock equal to 4% of the total shares sold in the offering and contributed to the charitable foundation. Therefore, the number of shares reserved under the plan, if adopted within that one-year period, will range from 347,410 shares, assuming 2,481,500 shares are sold in the offering and contributed to the charitable foundation, to 464,590 shares, assuming 3,318,500 shares are sold in the offering and contributed to the charitable foundation. These limits will not apply if we adopt the plan more than one year after the offering.

Director Compensation

The following table provides the compensation received by individuals who served as non-employee directors of First Savings Bank during the 2007 fiscal year.

	Fees Earned or Paid in Cash	All Other Compensation	Total
Charles E. Becht, Jr.	$11,575	$—	$11,575
Cecile A. Blau (1)	—	—	—
Gerald Wayne Clapp, Jr.	11,575	—	11,575
Robert E. Libs	11,575	—	11,575
Michael F. Ludden	15,175	—	15,175
Douglas A. York (1)	—	—	—

(1)	Appointed to the board of directors in March 2008.

Cash Retainer and Meeting Fees For Non-Employee Directors. The following table sets forth the applicable retainers and fees that will be paid to our non-employee directors for their service on the boards of directors of First Savings Financial Group and First Savings Bank for their service during 2009.

Board of Directors of First Savings Bank
Fee per Board Meeting – Director	$950
Fee per Board Meeting – Chairman	$1,350
Board of Directors of First Savings Financial Group
Annual Retainer	$5,000
Fee per committee meeting	$200	($300 for Chairman of the Committee)

Directors’ Deferred Compensation Agreements. First Savings Bank has entered into deferred compensation agreements with each of our non-employee directors. Under the agreements, each director may defer the receipt of meeting and other board fees to a future date; generally until a director’s normal retirement date of age 70. Under the agreements, First Savings Bank credits the deferred compensation amounts quarterly with interest at a rate equal to the prime rate for the immediately preceding calendar quarter plus 2%, but in no event at a rate in excess of 8%. Subject to certain elections available to each director, deferred compensation amounts are distributable over a period of 180 months typically commencing at normal retirement age or termination of service. Benefits also become distributable over a 180 month period following a director becoming disabled. If a director dies prior to the commencement of benefit payments or prior to the completion of all benefit payments, the benefit or remaining benefit, as the case may be, are distributed to the director’s beneficiary in a single lump sum.

Transactions with First Savings Bank, F.S.B.

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits loans by First Savings Financial Group to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by First Savings Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. First Savings Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit First Savings Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee. First Savings Bank does not sponsor such a program.

In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of First Savings Bank’s capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the board of directors. See “Regulation and Supervision — Regulation of Federal Savings Associations — Transactions with Related Parties.”

The aggregate outstanding balance of loans extended by First Savings Bank to its executive officers and directors and related parties was $3.7 million at March 31, 2008, or approximately 6.5% of pro forma stockholders’ equity assuming that 3,318,500 shares are sold in the offering and contributed to the charitable foundation at the maximum of the offering range. These loans were performing according to their original terms at March 31, 2008. In addition, these loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to First Savings Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features when made.

Other Transactions. Since October 1, 2006, there have been no transactions and there are no currently proposed transactions in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any of our executive officers and directors had or will have a direct or indirect material interest.

Indemnification for Directors and Officers

First Savings Financial Group’s Articles of Incorporation provides that First Savings Financial Group shall indemnify all officers, directors and employees of First Savings Financial Group to the fullest extent permitted under Indiana law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of First Savings Financial Group. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under Indiana law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of First Savings Financial Group pursuant to its Articles of Incorporation or otherwise, First Savings Financial Group has been advised by counsel that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Subscriptions by Executive Officers and Directors

The following table presents certain information as to the approximate purchases of common stock by our directors and executive officers, including their associates, if any, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 31% of the shares sold in the offering. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. All directors and officers as a group would own 7.7% of our outstanding shares at the minimum of the offering range and 5.8% of our outstanding shares at the maximum of the offering range. These percentages reflect the shares to be issued to the charitable foundation.

	Proposed Purchases of Stock in the Offering
Name	Number of Shares	Dollar Amount
Directors:
Charles E. Becht, Jr.	20,000	$200,000
Cecile A. Blau	5,000	50,000
Gerald Wayne Clapp, Jr.	25,000	250,000
Robert E. Libs	25,000	250,000
John P. Lawson, Jr.	10,000	100,000
Michael F. Ludden	25,000	250,000
Larry W. Myers	35,000	350,000
Douglas A. York	30,000	300,000
Executive Officers Who Are Not Directors:
Donald R. Allen	10,000	100,000
M. Sue Johnson	1,000	10,000
Gregory A. McMurry	5,000	50,000
Anthony A. Schoen	1,000	10,000

All directors and executive officers as a group (12 persons)	192,000	$1,920,000

Regulation and Supervision

General

First Savings Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as its deposits insurer. First Savings Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund managed by the Federal Deposit Insurance Corporation. First Savings Bank must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of Thrift Supervision and, under certain circumstances, the Federal Deposit Insurance Corporation to evaluate First Savings Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on First Savings Financial Group and First Savings Bank and their operations. First Savings Financial Group, as a savings and loan holding company, is required to file certain reports with, are subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. First Savings Financial Group will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Certain of the regulatory requirements that are or will be applicable to First Savings Bank and First Savings Financial Group are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on First Savings Bank and First Savings Financial Group and is qualified in its entirety by reference to the actual statutes and regulations.

Regulation of Federal Savings Associations

Business Activities. Federal law and regulations, primarily the Home Owners’ Loan Act and the regulations of the Office of Thrift Supervision, govern the activities of federal savings banks, such as First Savings Bank. These laws and regulations delineate the nature and extent of the activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Branching. Federal savings banks are authorized to establish branch offices in any state or states of the United States and its territories, subject to the approval of the Office of Thrift Supervision.

Capital Requirements. The Office of Thrift Supervision’s capital regulations require federal savings institutions to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for national banks.

The risk-based capital standard requires federal savings institutions to maintain Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances. At March 31, 2008 and September 30, 2007, First Savings Bank met each of these capital requirements. See Note 16 of the notes to consolidated financial statements included in this prospectus.

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings institution that has a total risk-based capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” An institution must file a capital restoration plan with the Office of Thrift Supervision within 45 days of the date it receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company in the amount of the lesser of 5% of the association’s total assets when it became undercapitalized or the amount necessary to achieve full compliance at the time the association first failed to comply. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. “Significantly undercapitalized” and “critically undercapitalized” institutions are subject to more extensive mandatory regulatory actions. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. Subject to certain exceptions, a savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral. See “Our Business — Lending Activities — Loans to One Borrower.”

Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted Interagency Guidelines Establishing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to stockholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like First Savings Bank, it is a subsidiary of a holding company. If First Savings Bank’s capital were ever to fall below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution that would otherwise be permitted by the regulation, if the agency determines that such distribution would constitute an unsafe or unsound practice.

Qualified Thrift Lender Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12-month period.

A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered “qualified thrift investments.” As of March 31, 2008, First Savings Bank maintained 76.2% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Transactions with Related Parties. First Savings Bank’s authority to engage in transactions with “affiliates” is limited by Office of Thrift Supervision regulations and Sections 23A and 23B of the Federal Reserve Act as implemented by the Federal Reserve Board’s Regulation W. The term “affiliates” for these purposes generally means any company that controls or is under common control with an institution. First Savings Financial Group and any non-savings institution subsidiaries would be affiliates of First Savings Bank. In general, transactions with affiliates must be on terms that are as favorable to the institution as comparable transactions with non-affiliates. In addition, certain types of transactions are restricted to 10% of an institution’s capital and surplus with any one affiliate and 20% of capital and surplus with all affiliates. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from an institution. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits a company from making loans to its executive officers and directors. However, that act contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, First Savings Bank’s authority to extend credit to executive officers, directors and 10% stockholders (“insiders”), as well as entities such persons control, is limited. The law restricts both the individual and aggregate amount of loans First Savings Bank may make to insiders based, in part, on First Savings Bank’s capital position and requires certain board approval procedures to be followed. Such loans must be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. There are additional restrictions applicable to loans to executive officers. For information about transactions with our directors and officers, see “Our Management —Transactions with First Savings Bank, F.S.B.”

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, or conservatorship. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Assessments. Federal savings banks are required to pay assessments to the Office of Thrift Supervision to fund its operations. The general assessments, paid on a semi-annual basis, are based upon the savings institution’s total assets, including consolidated subsidiaries, as reported in the institution’s latest quarterly thrift financial report, the institution’s financial condition and the complexity of its asset portfolio.

Insurance of Deposit Accounts. First Savings Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. The Deposit Insurance Fund is the successor to the Bank Insurance Fund and the Savings Association Insurance Fund, which were merged in 2006. The Federal Deposit Insurance Corporation has amended its risk-based assessment system for 2007 to implement authority granted by the Federal Deposit Insurance Reform Act of 2005 (the “Reform Act”). Under the revised system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution’s assessment rate depends upon the category to which it is assigned. Risk Category I, which contains the least risky depository institutions, is expected to include more than 90% of all institutions. Unlike the other categories, Risk Category I contains further risk differentiation based on the Federal Deposit Insurance Corporation’s analysis of financial ratios, examination component ratings and other information. Assessment rates are determined semi-annually by the Federal Deposit Insurance Corporation and currently range from five to seven basis points for the healthiest institutions (Risk Category I) to 43 basis points of assessable deposits for the riskiest (Risk Category IV). The Federal Deposit Insurance Corporation may adjust rates uniformly from one quarter to the next, except that no single adjustment can exceed three basis points.

The Reform Act also provides for a one-time credit for eligible institutions based on their assessment base as of December 31, 1996. Subject to certain limitations with respect to institutions that are exhibiting weaknesses, credits can be used to offset assessments until exhausted. The Reform Act also provides for the possibility that the Federal Deposit Insurance Corporation may pay dividends to insured institutions once the Deposit Insurance Fund reserve ratio equals or exceeds 1.35% of estimated insured deposits.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. This payment is established quarterly and during the calendar year ending December 31, 2007 averaged 1.18 basis points of assessable deposits. First Savings Bank’s total assessment (including the Financing Corporation assessment) paid for fiscal 2007 was $21,000.

The Reform Act provides the Federal Deposit Insurance Corporation with authority to adjust the Deposit Insurance Fund ratio to insured deposits within a range of 1.15% and 1.50%, in contrast to the prior statutorily fixed ratio of 1.25%. The ratio, which is viewed by the Federal Deposit Insurance Corporation as the level that the fund should achieve, is 1.25% for 2008.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of First Savings Bank. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. The management of First Savings Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Federal Home Loan Bank System. First Savings Bank is a member of the Federal Home Loan Bank System, which consists of (12) regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. First Savings Bank, as a member of the Federal Home Loan Bank of Indianapolis, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount at least equal to 1.0% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20th of its advances (borrowings) from the Federal Home Loan Bank, whichever is greater. At March 31, 2008, First Savings Bank complied with this requirement with an investment in Federal Home Loan Bank stock of $1.3 million.

The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, our net interest income would likely also be reduced.

Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of a savings association, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution.

The Community Reinvestment Act requires public disclosure of an institution’s rating and requires the Office of Thrift Supervision to provide a written evaluation of an association’s Community Reinvestment Act performance utilizing a four-tiered descriptive rating system.

First Savings Bank received a “satisfactory” rating as a result of its most recent Community Reinvestment Act assessment.

Other Regulations

Interest and other charges collected or contracted for by First Savings Bank are subject to state usury laws and federal laws concerning interest rates. First Savings Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of First Savings Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”), which significantly expands the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Among other provisions, it requires financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations; and

•

The Gramm-Leach-Bliley Act places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.

Federal Reserve System

The Federal Reserve Board regulations require savings institutions to maintain non-interest earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (“NOW”) and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $48.3 million; a 10% reserve ratio is applied above $48.3 million. The first $7.8 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The amounts are adjusted annually. First Savings Bank complies with the foregoing requirements.

Holding Company Regulation

General. First Savings Financial Group will be a nondiversified unitary savings and loan holding company within the meaning of federal law. The Gramm-Leach-Bliley Act of 1999 provides that no company may acquire control of a savings institution after May 4, 1999 unless it engages only in the financial activities permitted for financial holding companies under the law or for multiple savings and loan holding companies as described below. Further, the Gramm-Leach-Bliley Act specifies that existing savings and loan holding companies may only engage in such activities. Upon any non-supervisory acquisition by First Savings Financial Group of another savings institution or savings bank that meets the qualified thrift lender test and is deemed to be a savings institution by the Office of Thrift Supervision, First Savings Financial Group would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would generally be limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain activities authorized by Office of Thrift Supervision regulation. However, the Office of Thrift Supervision has issued an interpretation concluding that multiple savings and loan holding companies may also engage in activities permitted for financial holding companies.

A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company, without prior written approval of the Office of Thrift Supervision, and from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision considers the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings institution in another state if the laws of the state target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Although savings and loan holding companies are not currently subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions as described below. First Savings Bank must notify the Office of Thrift Supervision 30 days before declaring any dividend to First Savings Financial Group. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Federal Securities Laws

First Savings Financial Group has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the offering. Upon completion of the offering, First Savings Financial Group’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. First Savings Financial Group will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934, as amended.

The registration, under the Securities Act of 1933, as amended, of the shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of First Savings Financial Group may be resold without registration. Shares purchased by an affiliate of First Savings Financial Group will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933, as amended. If First Savings Financial Group meets the current public information requirements of Rule 144, each affiliate of First Savings Financial Group that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of First Savings Financial Group or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, First Savings Financial Group may permit affiliates to have their shares registered for sale under the Securities Act of 1933, as amended.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act of 2002, First Savings Financial Group’s Chief Executive Officer and Chief Financial Officer each will be required to certify that First Savings Financial Group’s quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal controls; they have made certain disclosures to our auditors and the audit committee of the board of directors about our internal controls; and they have included information in our quarterly and annual reports about their evaluation and whether there have been significant changes in our internal controls or in other factors that could significantly affect internal controls. First Savings Financial Group will be subject to further reporting and audit requirements beginning with the year ending September 30, 2008 under the requirements of the Sarbanes-Oxley Act. First Savings Financial Group will prepare policies, procedures and systems designed to comply with these regulations to ensure compliance with these regulations.

Federal and State Taxation

Federal Income Taxation

General. We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have not been audited during the last five years. For its 2007 fiscal year, First Savings Bank’s maximum federal income tax rate was 34%.

First Savings Financial Group and First Savings Bank will enter into a tax allocation agreement. Because First Savings Financial Group will own 100% of the issued and outstanding capital stock of First Savings Bank after the completion of the conversion, First Savings Financial Group and First Savings Bank will be members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group First Savings Financial Group will be the common parent corporation. As a result of this affiliation, First Savings Bank may be included in the filing of a consolidated federal income tax return with First Savings Financial Group and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.

Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $4.6 million of our accumulated bad debt reserves would not be recaptured into taxable income unless First Savings Bank makes a “non-dividend distribution” to First Savings Financial Group as described below.

Distributions. If First Savings Bank makes “non-dividend distributions” to First Savings Financial Group, the distributions will be considered to have been made from First Savings Bank’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from First Savings Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in First Savings Bank’s taxable income. Non-dividend distributions include distributions in excess of First Savings Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of First Savings Bank’s current or accumulated earnings and profits will not be so included in First Savings Bank’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if First Savings Bank makes a non-dividend distribution to First Savings Financial Group, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. First Savings Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

Indiana. Indiana imposes an 8.5% franchise tax based on a financial institution’s adjusted gross income as defined by statute. In computing adjusted gross income, deductions for municipal interest, U.S. Government interest, the bad debt deduction computed using the reserve method and pre-1990 net operating losses are disallowed. The Bank’s state income tax returns have not been audited during the last five years.

The Conversion and Stock Offering

First Savings Bank’s board of directors has approved the plan of conversion. The Office of Thrift Supervision also has conditionally approved the plan of conversion, but its approval does not constitute a recommendation or endorsement of the plan of conversion by the agency.

General

On April 30, 2008, the board of directors of First Savings Bank unanimously adopted the plan of conversion according to which First Savings Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and become a wholly owned subsidiary of First Savings Financial Group, a newly formed Indiana corporation. First Savings Financial Group will offer 100% of its common stock to qualifying depositors of First Savings Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the appraisal of First Savings Bank, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by First Savings Financial Group from the sale of the common stock. If the offering is terminated, First Savings Bank would be required to charge all offering expenses against current income. The Office of Thrift Supervision approved our plan of conversion, subject to the fulfillment of certain conditions.

The plan of conversion and stock offering also provides for the establishment of First Savings Charitable Foundation and the funding of the foundation with 110,000 shares of First Savings Financial Group common stock and $100,000 in cash. The establishment of First Savings Charitable Foundation is subject to a separate vote of First Savings Bank’s members. The special meeting of First Savings Bank’s members has been called for this purpose on September 25, 2008.

The following is a brief summary of the pertinent aspects of the conversion. A copy of the plan of conversion is available from First Savings Bank upon request and is available for inspection at the offices of First Savings Bank and at the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Conversion

The primary reasons for the conversion and related stock offering are to:

•	increase the capital of First Savings Bank to support future lending and operational growth;

•	enhance profitability and earnings through reinvesting and leveraging the proceeds, primarily through traditional funding and lending activities;

•	support future branching activities and/or the acquisition of financial services companies;

•	implement equity compensation plans to retain and attract qualified directors, officers and staff to enhance the current incentive-based compensation program; and

•	increase our philanthropic endeavors to the communities we serve through the formation and funding of First Savings Charitable Foundation.

As a stock holding company, First Savings Financial Group will have greater flexibility than First Savings Bank now has in structuring mergers and acquisitions, including the consideration paid in a transaction. Our current mutual savings bank structure, by its nature, limits our ability to offer any common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two. We currently do not have any agreement or understanding as to any specific acquisition.

Effects of Conversion to Stock Form

General. Each depositor in a mutual savings bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that the institution is liquidated. In such event, the depositors of record at that time, as owners, would be able to share in any residual surplus and reserves after payment of other claims, including claims of depositors to the amounts of their deposits. Any depositor who opens a deposit account obtains a pro rata ownership interest in the net worth of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of the institution, which is lost to the extent that the balance in the account is reduced.

When a mutual savings bank converts to stock form, depositors lose all rights to the net worth of the mutual savings bank, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion. Additionally, permanent nonwithdrawable capital stock is created and offered to depositors which represents the ownership of the institution’s net worth. The common stock of First Savings Financial Group is separate and apart from deposit accounts and cannot be and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold in the institution.

No assets of First Savings Financial Group will be distributed in connection with the conversion other than the payment of those expenses incurred in connection with the conversion.

Continuity. While the conversion is being accomplished, the normal business of First Savings Bank will continue without interruption, including being regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the conversion, First Savings Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

The directors of First Savings Bank at the time of the conversion will serve as directors of First Savings Bank after the conversion. The initial directors of First Savings Financial Group are composed of the individuals who serve on the board of directors of First Savings Bank. All officers of First Savings Bank at the time of conversion will retain their positions after the conversion.

Deposit Accounts and Loans. First Savings Bank’s deposit accounts, account balances and existing Federal Deposit Insurance Corporation insurance coverage of deposit accounts will not be affected by the conversion. Furthermore, the conversion will not affect the loan accounts, loan balances or obligations of borrowers under their individual contractual arrangements with First Savings Bank.

Effect on Voting Rights. Voting rights in First Savings Bank, as a mutual savings bank, belong to its depositor members. After the conversion, depositors will no longer have voting rights in First Savings Bank and, therefore, will no longer be able to elect directors of First Savings Bank or control its affairs. Instead, First Savings Financial Group, as the sole stockholder of First Savings Bank, will possess all voting rights in First Savings Bank. The holders of the common stock of First Savings Financial Group will possess all voting rights in First Savings Financial Group. Depositors of First Savings Bank will not have voting rights after the conversion except to the extent that they become stockholders of First Savings Financial Group by purchasing common stock.

Liquidation Account. In the unlikely event of a complete liquidation of First Savings Bank before the conversion, each depositor in First Savings Bank would receive a pro rata share of any assets of First Savings Bank remaining after payment of claims of all creditors, including the claims of all depositors up to the withdrawal value of their accounts. Each depositor would receive a pro rata share of the remaining assets in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in First Savings Bank at the time of liquidation.

After the conversion, holders of withdrawable deposits in First Savings Bank, including certificates of deposit, will not be entitled to share in any residual assets upon liquidation of First Savings Bank. However, under applicable regulations, First Savings Bank will, at the time of the conversion, establish a liquidation account in an amount equal to its total equity as of the date of the latest statement of financial condition contained in the final prospectus relating to the conversion.

First Savings Bank will maintain the liquidation account after the conversion for the benefit of eligible account holders and supplemental eligible account holders who retain their savings accounts in First Savings Bank. Each eligible account holder and supplemental account holder will, with respect to each deposit account held, have a related inchoate interest in a sub-account portion of the liquidation account balance.

The initial sub-account balance for a savings account held by an eligible account holder or a supplemental eligible account holder will be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the holder’s “qualifying deposit” in the deposit account and the denominator is the total amount of the “qualifying deposits” of all eligible or supplemental eligible account holders. The initial subaccount balance will not be increased, but it will be decreased as provided below.

If the deposit balance in any deposit account of an eligible account holder or supplemental eligible account holder at the close of business on any annual closing day of First Savings Bank (which is September 30) after March 31, 2007 or June 30, 2008, is less than the lesser of the deposit balance in a deposit account at the close of business on any other annual closing date after March 31, 2007 or June 30, 2008, or the amount of the “qualifying deposit” in a savings account on March 31, 2007 or June 30, 2008, then the subaccount balance for a savings account will be adjusted by reducing the subaccount balance in an amount proportionate to the reduction in the savings balance. Once reduced, the subaccount balance will not be subsequently increased, notwithstanding any increase in the savings balance of the related savings account. If any savings account is closed, the related subaccount balance will be reduced to zero.

Upon a complete liquidation of First Savings Bank, each eligible account holder and supplemental account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance(s) for deposit account(s) held by the holder before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of savings accounts and other liabilities or similar transactions with another federally insured institution in which First Savings Bank is not the surviving institution will be considered to be a complete liquidation. In any of these transactions, the liquidation account will be assumed by the surviving institution.

In the unlikely event First Savings Bank is liquidated after the conversion, depositors will be entitled to full payment of their deposit accounts before any payment is made to First Savings Financial Group as sole shareholder of First Savings Bank. There are no plans to liquidate either First Savings Bank or First Savings Financial Group in the future.

Material Income Tax Consequences

In connection with the conversion, we have received an opinion of counsel with respect to federal tax laws that no gain or loss will be recognized by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinion summarized below addresses all material federal income tax consequences that are generally applicable to persons receiving subscription rights.

Kilpatrick Stockton LLP has issued an opinion to us that, for federal income tax purposes:

•

the conversion of First Savings Bank from the mutual to the stock form of organization will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by account holders and no gain or loss will be recognized by First Savings Bank by reason of such conversion;

•	no gain or loss will be recognized by First Savings Financial Group upon the sale of shares of common stock in the offering;

•

it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of First Savings Financial Group to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights; and

•

it is more likely than not that the tax basis to the holders of shares of common stock purchased in the stock offering pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the stock offering.

The statements set forth in the first and second bullet points above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

First Savings Bank has also received an opinion from Monroe Shine & Co., Inc., that, assuming the conversion does not result in any federal income tax liability to First Savings Bank, its account holders, or First Savings Financial Group, implementation of the plan of conversion will not result in any Indiana income tax liability to those entities or persons.

The opinions of Kilpatrick Stockton LLP and of Monroe Shine & Co., Inc. are filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for First Savings Financial Group common stock to the following persons in the following order of priority:

•

Persons with deposits in First Savings Bank with balances aggregating $50 or more (“qualifying deposits”) as of the close of business on March 31, 2007 (“eligible account holders”). For this purpose, deposit accounts include all savings, time and demand accounts.

•	Our employee stock ownership plan.

•

Persons with qualifying deposits in First Savings Bank as of the close of business on June 30, 2008 (“supplemental eligible account holders”), other than our officers, directors and their associates except to the extent the Office of Thrift Supervision grants a waiver permitting such individuals to be treated as supplemental eligible account holders.

•	Depositors of First Savings Bank as of the close of business on July 31, 2008, who are neither eligible nor supplemental eligible account holders (“other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having priority rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion. See “— Limitations on Purchases of Shares.” All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account.

We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.

Category 1: Eligible Account Holders. Subject to the purchase limitations as described below under “— Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•	$200,000 of common stock (which equals 20,000 shares);

•	one-tenth of 1% of the total offering of common stock; or

•

15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Unless waived by the Office of Thrift Supervision, subscription rights of eligible account holders who are also executive officers or directors of First Savings Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in First Savings Bank in the one year period preceding March 31, 2007.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at March 31, 2007. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 2: Tax-Qualified Employee Benefit Plans. Our tax-qualified employee benefit plans have the right to purchase up to 10% of the shares of common stock sold in the offering and contributed to the charitable foundation. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 8% of the shares sold in the offering and contributed to the charitable foundation. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion. If eligible account holders subscribe for all of the shares being sold, no shares will be available for our tax-qualified employee benefit plans. However, if we increase the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to 10% of the common stock issued in the offering and contributed to the charitable foundation. If the plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from us with the approval of the Office of Thrift Supervision.

Category 3: Supplemental Eligible Account Holders. Subject to the purchase limitations as described below under “— Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$200,000 of common stock (which equals 20,000 shares);

•	one-tenth of 1% of the total offering of common stock; or

•

15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If eligible account holders and the employee stock ownership plan subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at June 30, 2008. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

The Office of Thrift Supervision has granted us a waiver permitting certain of our officers and directors to be treated as supplemental eligible account holders.

Category 4: Other Members. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each other member has the right to purchase up to the greater of $200,000 of common stock (which equals 20,000 shares) or one-tenth of 1% of the total offering of common stock. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at July 31, 2008. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of conversion, will terminate at 4:00 p.m., Eastern time, on September 18, 2008. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at our passbook rate and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days.

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the offering.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares in a community offering to the following persons in the following order of priority:

•

Natural persons and trusts of natural persons who are residents of Clark, Floyd, Harrison, Jefferson, Scott and Washington Counties in Indiana and Bullitt, Henry, Jefferson, Meade, Nelson, Oldham, Shelby, Spencer and Trimble Counties in Kentucky; and

•	Other persons to whom we deliver a prospectus.

We will consider persons to be residents of the above listed counties if they occupy a dwelling in the county and have established an ongoing physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident of such counties. In all cases, the determination of residence status will be made by us in our sole discretion.

Purchasers in the community offering are eligible to purchase up to $200,000 of common stock (which equals 20,000 shares). If shares are available for preferred subscribers in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each preferred subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred subscribers whose orders remain unsatisfied in the same proportion that the unfilled order of each such subscriber bears to the total unfilled orders of all such subscribers. If, after filling the orders of preferred subscribers in the community offering, shares are available for other subscribers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred subscribers.

The community offering, if held, may commence concurrently with, during or after the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with approval of the Office of Thrift Supervision. If we receive regulatory approval for an extension, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering or Underwritten Public Offering

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc., acting as our agent. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other brokers-dealers who are member firms of the Financial Industry Regulatory Authority (formerly known as the National Association of Securities Dealers, Inc.) (“FINRA”). Alternatively, we may sell any remaining shares in an underwritten public offering. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until before the commencement of the syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “— Community Offering” above for a discussion of rights of subscribers if an extension is granted.

The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Common stock sold in the syndicated community offering also will be sold at the $10.00 per share purchase price. Purchasers in the syndicated community offering are eligible to purchase up to $200,000 of common stock (which equals 20,000 shares). Orders for common stock in the syndicated community offering will be filled first to a maximum of 2% of the total number of shares sold in the offering and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled. However, no fractional shares will be issued. We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

Selected dealers, if any, will send confirmations of the orders to customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date, which date will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will deposit funds to the account established at First Savings Bank for each selected dealer. Each customer’s funds forwarded to one of these accounts, along with all other accounts held in the same title, will be insured by the Federal Deposit Insurance Corporation in accordance with applicable regulations. After payment has been received by us from selected dealers, funds will earn interest at First Savings Bank’s regular savings rate until the completion or termination of the offering. Funds will be promptly returned, with interest, if the syndicated community offering is not completed. Keefe, Bruyette & Woods, Inc. shall also have the right, in its sole discretion, to permit investors to submit irrevocable orders together with legally binding commitments for payment for shares for which they subscribe at any time before the closing of the offering.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and in excess of the proposed director and executive officer purchases discussed earlier, although no such purchases are currently intended. If other purchase arrangements cannot be made, we may: terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order for shares of First Savings Financial Group common stock; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Limitations on Purchases of Shares

In addition to the purchase limitations described above under “Subscription Offering and Subscription Rights,” “— Community Offering” and “Syndicated Community Offering or Underwritten Public Offering,” the plan of conversion provides for the following purchase limitations:

•

Except for our tax-qualified employee benefit plans, no individual may purchase in the aggregate more than $200,000 of the common stock, or 20,000 shares sold in the offerings, subject to increase as described below. In addition, no person, either alone or together with associates of or persons acting in concert with such person, may purchase more than $350,000 of the common stock, or 35,000 shares sold in the offerings.

•

Our tax-qualified employee benefit plans are entitled to purchase up to 10.0% of the shares sold in the conversion and contributed to the charitable foundation. As a tax- qualified employee benefit plan, our employee stock ownership plan intends to purchase 8.0% of the shares sold in the conversion and contributed to the charitable foundation.

•	Each subscriber must subscribe for a minimum of 25 shares.

•	Our directors and executive officers, together with their associates, may purchase in the aggregate up to 31% of the common stock sold in the offering.

We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5% of the shares of common stock sold in the offering. We do not intend to increase the maximum purchase limitation unless market conditions warrant. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our discretion, also may give other large subscribers the right to increase their subscriptions.

If we increase the maximum purchase limitation to 5% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.99%, provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10% of the total shares of common stock sold in the offering.

The plan of conversion defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships or the fact that persons share a common address (whether or not related by blood or marriage) or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their Board membership.

The plan of conversion defines “associate,” with respect to a particular person, to mean:

•

a corporation or organization other than First Savings Financial Group or First Savings Bank or a majority-owned subsidiary of First Savings Financial Group or First Savings Bank of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

•

any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of First Savings Financial Group or First Savings Bank or any of their subsidiaries.

For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the aggregate purchase limitation described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Marketing Arrangements

We have retained Keefe, Bruyette & Woods, Inc. to consult with and advise and assist us, on a best efforts basis, in the distribution of shares in the offering. Keefe, Bruyette & Woods, Inc. is a broker-dealer registered with the Securities and Exchange Commission and a member of the FINRA. Keefe, Bruyette & Woods, Inc. will assist us in the conversion by acting as marketing advisor with respect to the subscription offering and will represent us as placement agent on a best efforts basis in the sale of the common stock in the community offering, if held. The services that Keefe, Bruyette & Woods, Inc. will provide include, but are not limited to:

•	training our employees who will perform ministerial functions in the subscription offering and community offering regarding the mechanics and regulatory requirements of the stock offering process;

•	managing the stock information center by assisting interested stock subscribers and by keeping records of all stock orders;

•	preparing marketing materials; and

•	assisting in the solicitation of proxies from First Savings Bank’s members for use at the special meeting.

We have also engaged Keefe, Bruyette & Woods, Inc. to act as our conversion agent in connection with the stock offering. In its role as conversion agent, Keefe, Bruyette & Woods, Inc. will assist us in the stock offering as follows:

•	develop a master file and consolidation of accounts;

•	generate address lists for the mailing of proxy solicitation and stock offering materials;

•	provide software for the operation of the stock information center; and

•	subscription order processing and stock allocation services.

For all these services, Keefe, Bruyette & Woods, Inc. will receive a fee of 1.0% of the aggregate dollar amount of the common stock sold in the subscription and community offerings to persons other than the employee stock ownership plan and directors, officers and employees of First Savings Bank or their immediate families and shares issued to the charitable foundation. This 1% fee is estimated at $276,100 at the maximum of the offering range assuming all of the common stock is sold in the subscription and community offerings. We have paid Keefe, Bruyette & Woods, Inc. a management fee of $40,000 that will be applied against the 1.0% fee. We will reimburse Keefe, Bruyette & Woods, Inc. for its expenses, including the fees and expenses of its counsel, associated with its marketing effort, up to a maximum of $70,000. If there is a syndicated community offering, the total fees paid to Keefe, Bruyette & Woods, Inc. and other FINRA member firms in the syndicated community offering will not exceed 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

Keefe, Bruyette & Woods, Inc. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. Keefe, Bruyette & Woods, Inc. expresses no opinion as to the prices at which common stock to be issued may trade. Keefe, Bruyette & Woods, Inc. and selected dealers participating in the syndicated community offering may receive a commission in the syndicated community offering in a maximum amount to be agreed upon by us to reflect market requirements at the time of the allocation of shares in the syndicated community offering.

We have also agreed to indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933 and the performance of Keefe, Bruyette & Woods, Inc. of its services in connection with the conversion.

Description of Sales Activities

First Savings Financial Group will offer the common stock in the subscription offering and community offering by the distribution of this prospectus and through activities conducted at the stock information center. The stock information center is expected to operate during normal business hours throughout the subscription offering and community offering. It is expected that at any particular time one or more Keefe, Bruyette & Woods, Inc. employees will be working at the stock information center. Employees of Keefe, Bruyette & Woods, Inc. will be responsible for responding to questions regarding the conversion and the offering and processing stock orders.

Sales of common stock will be made by registered representatives affiliated with Keefe, Bruyette & Woods, Inc. or by the selected dealers managed by Keefe, Bruyette & Woods, Inc. First Savings Bank’s officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. First Savings Bank’s officers may answer questions regarding our business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. First Savings Bank’s officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

No officer, director or employee of First Savings Bank will be compensated, directly or indirectly, for any activities in connection with the offer or sale of common stock in the offering.

None of First Savings Bank’s personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. First Savings Bank’s personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-l promulgated under the Securities Exchange Act of 1934. Rule 3a4-l generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities not be compensated in connection with the offering at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Order Forms. To purchase shares in the subscription offering, a properly completed and executed order form must be received (not postmarked) by us in our stock information center by 4:00 p.m., Eastern time, on September 18, 2008. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with First Savings Bank. To purchase shares in the community offering, you must deliver a properly completed and executed order form to us, accompanied by the required payment for each share subscribed for, before the community offering terminates, which may be on, or at any time after, the end of the subscription offering. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest. Failure to list all of your accounts may result in fewer shares being allocated to you than if all of your accounts were listed.

We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. In addition, we are not obligated to accept orders submitted on photocopied or facsimilied stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Under the plan of conversion, our interpretation of the terms and conditions of the plan of conversion and of the order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the offering has not been completed within 45 days after the end of the subscription offering, unless extended.

The reverse side of the order form contains a regulatorily mandated certification form. We will not accept order forms where the certification form is not executed. By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment.

To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the end of the subscription and community offering, as required by Rule 15c2-8 under the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days before that date or hand delivered any later than two days before that date. Execution of the order form will confirm receipt or delivery under Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.

Payment for Shares. Payment for subscriptions may be made by check, bank draft or money order, or by authorization of withdrawal from deposit accounts maintained with First Savings Bank. Funds received before the completion of the offering will be maintained in a segregated account at First Savings Bank or, at our discretion, at another federally insured depository institution. However, we will not maintain more than one escrow account. All subscriptions received will bear interest at First Savings Bank’s passbook savings rate, which is currently 0.25% per annum. Subscriber’s funds will be transmitted to the segregated account no later than noon of the next business day where they will be invested in investments that are permissible under Securities and Exchange Commission Rule 15c2-4. Appropriate means by which withdrawals may be authorized are provided on the order form. No wire transfers or third party checks will be accepted. Interest will be paid on payments made by check, bank draft or money order at our passbook rate from the date payment is received at the conversion center until the completion or termination of the offering. Payment in cash will not be accepted unless the cash is converted into a bank check or money order. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the offering, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the offering. When the offering is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the offering cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the offering is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the completion of the offering, though the account must contain the full amount necessary for payment at the time the subscription order is received. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook rate.

The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the offering; provided that there is in force from the time of its subscription until the completion of the offering a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time before the 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our individual retirement accounts (“IRAs”) do not permit investment in common stock. A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that the funds will be used to purchase our common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor’s IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an IRA with us to purchase common stock should contact the conversion center as soon as possible so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. In addition, federal laws and regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the subscription offering, make purchases for the exclusive benefit of IRAs.

How We Determined the Offering Range and the $10.00 Per Share Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma value, as determined by an independent appraisal. We have retained RP Financial, which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. RP Financial will receive fees totaling $40,000 for its appraisal services, plus out-of-pocket expenses for its initial final appraisal, and $3,500 per appraisal update. We have agreed to indemnify RP Financial and its employees and affiliates for certain costs and expenses, including reasonable legal fees arising out of, related to, or based upon the offering and due to any misstatement or untrue statement or intentional omission by First Savings Bank.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed our stock issuance application as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions of our primary market area;

•	pertinent historical financial and other information relating to First Savings Bank;

•	a comparative evaluation of our operating and financial statistics with those of other thrift institutions;

•	the proposed price per share;

•	the aggregate size of the offering of common stock;

•	the impact of the conversion on our capital position and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Consistent with Office of Thrift Supervision appraisal guidelines, RP Financial’s analysis utilized three selected valuation procedures, the price/tangible book method, the price/core earnings method, and the price/assets method, all of which are described in its report. RP Financial’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” RP Financial placed the greatest emphasis on the price/core earnings and price/tangible book methods in estimating pro forma market value. RP Financial compared the pro forma price/tangible book and price/core earnings ratios for First Savings Financial Group to the same ratios for a peer group of comparable companies. The peer group included companies with:

•	average assets of $330 million;

•	average non-performing assets of 1.41% of total assets;

•	average net loans of 75.4% of total assets;

•	average equity of 11.0% of total assets; and

•	average core income of 0.38% of average assets.

On the basis of the analysis in its report, RP Financial has advised us that, in its opinion, as of July 18, 2008, our estimated pro forma market value, including shares contributed to the First Savings Charitable Foundation, was within the valuation range of $24.8 million and $33.2 million with a midpoint of $29.0 million.

The following table presents a summary of selected pricing ratios for First Savings Financial Group, for the peer group companies and for all publicly traded thrifts. Compared to the average pricing ratios of the peer group, First Savings Financial Group’s pro forma pricing ratios at the maximum of the offering range indicated discount of 22.9% on a price-to-tangible book value basis. First Savings Financial Group’s pro forma price to core earnings multiple is not meaningful given its pro forma loss for the twelve months ended June 30, 2008.

	Price to Core Earnings Multiple (1)		Price to Book Value Ratio (2)	Price to Tangible Book Value Ratio (2)
First Savings Financial Group (pro forma):
Minimum	*		50.48%	50.48%
Midpoint	*		54.92	54.92
Maximum	*		58.79	58.79
Maximum, as adjusted	*		62.66	62.66
Peer Group:
Average	17.82	x	74.13%	76.27%
Median	16.75		73.76	75.49
All publicly-traded thrift:
Average	18.75	x	81.80%	95.92%
Median	16.10		77.91	86.14

*	Not meaningful.

(1)	Ratios are based on earnings for the twelve months ended March 31, 2008 or June 30, 2008, and share prices as of July 18, 2008.

(2)	Ratios are based on book value as of March 31, 2008 or June 30, 2008, and share prices as of July 18, 2008.

The pro forma information presented under “Pro Forma Data” reflects an estimated expense for the equity incentive plan that may be adopted by First Savings Financial Group and the resulting effect on the pro forma price-to-earnings multiples for First Savings Financial Group.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the valuation range was reasonable and adequate. Assuming that the shares are sold at $10.00 per share in the conversion, the estimated number of shares would be between 2,481,500 at the minimum of the valuation range and 3,318,500 at the maximum of the valuation range, with a midpoint of 2,900,000, which amount includes shares contributed to the foundation. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 3,689,775 shares without any further notice to you.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, we may either: terminate the stock offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to place a new order for shares of First Savings Financial Group common stock; or take such other actions as may be permitted by the Office of Thrift Supervision. If the offering is terminated all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If RP Financial establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the consolidated financial statements and other data provided by us nor independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any-kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Delivery of Certificates

Certificates representing the common stock sold in the offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the offering. We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, we may not for a period of one year from the date of the completion of the offering repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause First Savings Bank’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Conversion Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the offering, except upon the death of the stockholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the offering will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with First Savings Bank as account holders. Any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.

Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of conversion, and their associates, during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the common stock to be issued in the offering and contributed to the charitable foundation. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of conversion will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion as a result of comments from regulatory authorities or otherwise.

Completion of the offering requires the sale of all shares of the common stock within 90 days following approval of the plan of conversion by the Office of Thrift Supervision, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of conversion will be terminated and we will continue our business as a federal mutual savings bank. We may terminate the plan of conversion at any time.

First Savings Charitable Foundation

General

In furtherance of our commitment to our local community, the plan of conversion provides that we will establish a charitable foundation in connection with the conversion. We intend to established First Savings Charitable Foundation as a non-stock Delaware corporation to serve as the charitable foundation. The foundation will be funded with First Savings Financial Group common stock as described below. By further enhancing our visibility and reputation in our local community, we believe that the foundation will enhance the long-term value of our community banking franchise. We believe the conversion presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits, without any cash outlay by us.

Purpose of the Charitable Foundation

We emphasize community lending and community activities. First Savings Charitable Foundation is being formed to complement, not to replace, our existing community activities. Although we intend to continue to emphasize community lending and community activities following the conversion, such activities are not our sole corporate purpose. First Savings Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that First Savings Charitable Foundation will enable us to assist the communities within our market areas in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act.

We further believe that the funding of First Savings Charitable Foundation with our common stock will allow our community to share in our potential growth and success long after the conversion. First Savings Charitable Foundation will accomplish that goal by providing for continued ties between our community and us, thereby forming a partnership within the communities in which we operate.

We do not expect the contribution to First Savings Charitable Foundation to take the place of our traditional community lending and charitable activities. For the six months ended March 31, 2008 and the years ended September 30, 2007 and September 30, 2006, we contributed $20,000, $40,000 and $19,000, respectively, to community organizations. We expect to continue making charitable contributions and donations within our community. In connection with the closing of the offering, we intend to contribute to First Savings Charitable Foundation 110,000 shares of our common stock and $100,000 in cash.

Structure and Regulatory Requirements of the Charitable Foundation

First Savings Charitable Foundation will be incorporated under Delaware law as a non-stock corporation. The Certificate of Incorporation of First Savings Charitable Foundation will provide that First Savings Charitable Foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Certificate of Incorporation will further provide that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to, its directors, officers or members. Pursuant to regulations of the Office of Thrift Supervision, First Savings Charitable Foundation’s charter and gift instrument must also provide that:

•	The charitable organization’s primary purpose is to serve and make grants in First Savings Bank’s local community.

•

As long as First Savings Charitable Foundation controls shares of First Savings Financial Group, it must vote those shares in the same ratio as all other shares voted on each proposal considered by First Savings Financial Group’s shareholders.

•

For at least five years after its organization, one seat on First Savings Charitable Foundation’s board of directors is reserved for an independent director from First Savings Bank’s local community. This director may not be an employee, officer or director of First Savings Bank or an affiliate of First Savings Bank, and should have experience with local community charitable organizations and grant making.

•

For at least five years after its organization, one seat on First Savings Charitable Foundation’s board of directors is reserved for a director from First Savings Bank’s board of directors or the board of directors of an acquirer or resulting institution in the event of a merger or acquisition of First Savings Bank.

•	The Office of Thrift Supervision may examine the charitable organization at the charitable organization’s expense.

•	The charitable organization must comply with all supervisory directives that the Office of Thrift Supervision imposes.

•	The charitable organization must annually provide the Office of Thrift Supervision with a copy of the annual report that the charitable organization submitted to the Internal Revenue Service.

•	The charitable organization must operate according to written policies adopted by its board of directors, including a conflict of interest policy.

•	The charitable organization may not engage in self-dealing, and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code.

In addition, within six months of completing the conversion, First Savings Charitable Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

Three directors of First Savings Bank will serve on the initial board of directors of the foundation: Larry W. Myers, John P. Lawson, Jr. and Cecile A. Blau. We also will select one additional person to serve on the foundation’s board of directors who will not be one of our employees, officers or directors. As required by the Office of Thrift Supervision regulations, this other director will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial board of directors during the year following the composition of its board of directors, following the first anniversary of the conversion, the foundation may alter the size and composition of its Board of Directors. It is currently not anticipated that directors of the foundation will receive compensation for their service.

The board of directors of First Savings Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of First Savings Charitable Foundation will always be bound by their fiduciary duty to advance the foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established. The directors of First Savings Charitable Foundation also will be responsible for directing the activities of the foundation, including the management and voting of our common stock held by the foundation. However, as required by Office of Thrift Supervision regulations, all shares of common stock held by First Savings Charitable Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by our stockholders.

First Savings Charitable Foundation’s place of business will be located at our main offices. The board of directors of First Savings Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations, although no employees are expected to be hired. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between us and the foundation.

In addition to the initial cash contribution, First Savings Charitable Foundation will receive working capital from: (1) any dividends that may be paid on our common stock in the future; (2) within the limits of applicable federal and state laws, loans collateralized by the common stock; or (3) the proceeds of the sale of any of the common stock in the open market from time to time. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, First Savings Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

Tax Considerations

Our independent tax advisor has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and would be classified as a private foundation. First Savings Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as First Savings Charitable Foundation files its application for tax-exempt status within 27 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether First Savings’ Charitable Foundation’s tax-exempt status will be affected by the regulatory requirement that all shares of our common tock held by First Savings’ Charitable Foundation must be voted in the same ratio as all other outstanding shares of common stock voted on all proposals considered by our stockholders.

We are authorized under federal law to make charitable contributions. We believe that the conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact of the contribution of common stock to First Savings Charitable Foundation on the amount of common stock to be sold in the conversion. See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.” The amount of the contribution will not adversely impact our financial condition. We therefore believe that the amount of the charitable foundation is reasonable given our pro forma capital position and does not raise safety and soundness concerns.

We have received an opinion from our independent tax advisor that our contribution of our stock to First Savings Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction under federal law in the amount of the fair market value of the stock at the time of the contribution, less the nominal amount that First Savings Charitable Foundation is required to pay us for such stock. Under the Internal Revenue Code, we are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to First Savings Charitable Foundation. We estimate that substantially all of the contribution should be deductible under federal law over the six-year period. Indiana law does not provide a similar deduction. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. Furthermore, even if the contribution is deductible under federal law, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to First Savings Charitable Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction under federal law for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize First Savings Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to First Savings Charitable Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. See “Risk Factors — Risks Related to the Formation of the Charitable Foundation — Our contribution to First Savings Charitable Foundation may not be tax deductible, which could hurt our profits.”

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and sate income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. First Savings Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. First Savings Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Restrictions on the Acquisition of

First Savings Financial Group, Inc.

and First Savings Bank, F.S.B.

General

First Savings Bank’s plan of conversion provides for the conversion of First Savings Bank from the mutual to the stock form of organization and, as part of the conversion, the adoption of a new federal stock charter and bylaws by First Savings Bank’s members. The plan of conversion also provides for the concurrent formation of a holding company. As described below and elsewhere in this document, certain provisions in First Savings Financial Group’s articles of incorporation and bylaws may have anti-takeover effects. In addition, provisions in First Savings Bank’s federal stock charter and bylaws may also have anti-takeover effects. Finally, Indiana corporate law and regulatory restrictions may make it difficult for persons or companies to acquire control of either First Savings Financial Group or First Savings Bank.

Restrictions in First Savings Financial Group, Inc.’s Articles of Incorporation and Bylaws

First Savings Financial Group’s articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of First Savings Financial Group by means of a tender offer, proxy contest or otherwise. Some provisions will also render the removal of the incumbent board of directors or management of First Savings Financial Group more difficult. These provisions may have the effect of deterring a future takeover attempt that is not approved by the directors of First Savings Financial Group, but which First Savings Financial Group stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in First Savings Financial Group’s articles of incorporation and bylaws. See “Where You Can Find More Information” for information on where to obtain a copy of these documents.

Limitation on Voting Rights. The Articles of Incorporation of First Savings Financial Group provide that in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of common stock (the “Limit”) be entitled or permitted to any vote in respect of the shares held in excess of the Limit, unless permitted by a resolution, granted in advance and adopted by a majority of the board of directors. Beneficial ownership is determined under the federal securities laws and includes shares beneficially owned by such person or any of his or her affiliates (as defined in the Articles of Incorporation), shares which such person or his or her affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his or her affiliates have or share investment or voting power, but shall not include shares beneficially owned by the employee stock ownership plan or directors, officers and employees of First Savings Bank or First Savings Financial Group or shares that are subject to a revocable proxy and that are not otherwise beneficially, or deemed by First Savings Financial Group to be beneficially, owned by such person and his or her affiliates.

Board of Directors. Following their initial election, the Board of Directors of First Savings Financial Group will be divided into three classes, each of which shall contain approximately one-third of the whole number of the members of the Board. The members of each class shall be elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors are elected each year. The Articles of Incorporation provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the directors then in office and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of First Savings Financial Group. The Articles of Incorporation of First Savings Financial Group provide that a director may be removed from the Board of Directors before the expiration of his or her term only for cause and only upon the vote of two-thirds of the outstanding shares of voting stock. In the absence of this provision, the vote of the holders of a majority of the shares could remove one or more directors with or without cause. The Bylaws provide that no person seventy (70) years of age or older shall be eligible for election, reelection, appointment or reappointment to the Board of Directors but a person that attains seventy (70) years of age while serving as a director may continue to serve until the expiration of his or her term. Following the expiration of the term during which a person serving as a director attains seventy (70) years of age, such person shall be eligible for election, reelection, appointment or reappointment as a director in the sole discretion of the nominating committee of the Board of Directors for no more than one (1) additional term but in no event shall such person serve as a director beyond the annual meeting of the Bank immediately following such person becoming seventy-five (75) years of age.

Cumulative Voting, Special Meetings and Action by Written Consent. The Articles of Incorporation do not provide for cumulative voting for any purpose. Moreover, the Articles of Incorporation provide that special meetings of stockholders of First Savings Financial Group may be called only by the chairman of the Board of Directors or by the Board of Directors of First Savings Financial Group pursuant to a resolution adopted by a majority of the total number of directors which the corporation would have if there were no vacancies on the Board of Directors. Under Indiana law, action may be taken by shareholders without a meeting only if evidenced by a written consent signed by all shareholders entitled to vote.

Authorized Shares. The Articles of Incorporation authorizes the issuance of twenty million (20,000,000) shares of common stock and one million (1,000,000) shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide First Savings Financial Group’s Board of Directors with as much flexibility as possible to effect, among other transactions, financing, acquisitions, stock dividends, stock splits, restricted stock grants and the exercise of stock options. However, these additional authorized shares may also be used by the Board of Directors, consistent with fiduciary duties, to deter future attempts to gain control of First Savings Financial Group. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power, to the extent consistent with its fiduciary duties, to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of First Savings Financial Group, and thereby assist members of management to retain their positions.

Stockholder Vote Required To Approve Business Combinations With Principal Stockholders. The Articles of Incorporation require the approval of the holders of at least 80% of First Savings Financial Group’s outstanding shares of voting stock to approve certain “Business Combinations” involving a “Related Person” except in cases where the proposed transaction has been approved in advance by a two-thirds vote of those members of First Savings Financial Group’s Board of Directors who are unaffiliated with the Related Person and were directors prior to the time when the Related Person became a Related Person. The term “Related Person” is defined to include any individual, corporation, partnership or other person or entity, other than First Savings Financial Group or its subsidiary, which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of First Savings Financial Group or an affiliate of such person or entity. This provision of the Articles of Incorporation applies to any “Business Combination,” which is defined to include:

(1) any merger or consolidation of First Savings Financial Group with or into any Related Person;

(2) any sale, lease, exchange, transfer, or other disposition, including without limitation, a mortgage, or any other security device, of 25% or more of the assets of First Savings Financial Group, Inc. or combined assets of First Savings Financial Group and its subsidiaries to a Related Person;

(3) any merger or consolidation of a Related Person with or into First Savings Financial Group or a subsidiary of First Savings Financial Group;

(4) any sale, lease, exchange, transfer, or other disposition of 25% or more of the assets of a Related Person to First Savings Financial Group or a subsidiary of First Savings Financial Group;

(5) the issuance of any securities of First Savings Financial Group or a subsidiary of First Savings Financial Group to a Related Person;

(6) the acquisition by First Savings Financial Group or a subsidiary of First Savings Financial Group of any securities of a Related Person;

(7) any reclassification of common stock of First Savings Financial Group or any recapitalization involving the common stock of First Savings Financial Group; or

(8) any agreement or other arrangement providing for any of the foregoing.

Under Indiana law, absent this provision, business combinations, including mergers, share exchanges and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of First Savings Financial Group and any other affected class of stock. The increased stockholder vote required to approve a business combination may have the effect of foreclosing mergers and other business combinations which a majority of stockholders deem desirable and placing the power to prevent such a merger or combination in the hands of a minority of stockholders.

Amendment of Articles of Incorporation and Bylaws. Amendments to First Savings Financial Group’s Articles of Incorporation must be approved by a two-thirds vote of its Board of Directors, provided, however, that an affirmative vote of at least two-thirds of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is also required to amend or repeal certain provisions of the Articles of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, removal of directors, director and officer indemnification by First Savings Financial Group and amendment of the Articles of Incorporation. First Savings Financial Group’s Bylaws may be amended only by a resolution adopted by a two-thirds vote of the Board of Directors.

Stockholder Nominations and Proposals. The Bylaws of First Savings Financial Group require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting, to deliver written notice to the Secretary of First Savings Financial Group not less than 60 days nor more than 90 days before the stockholder meeting; provided that if less than 71 days’ notice of the stockholder meeting is given to stockholders, such written notice must be delivered not later than the close of the tenth day following the day on which notice of the stockholder meeting was mailed to stockholders. The notice provision requires a stockholder who desires to raise new business to provide certain information to First Savings Financial Group concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide First Savings Financial Group with certain information concerning the nominee and the proposing stockholder.

Restrictions in Indiana Corporate Law

Indiana law contains certain provisions, described below, which may be applicable to First Savings Financial Group upon consummation of the conversion.

Control Share Acquisitions. Indiana law provides that if a person makes a “control share acquisition,” defined as an acquisition of voting stock having at least 20% of all voting power, those shares will be accorded the same voting rights as all other shares only if a resolution is approved at an annual or special stockholders meeting by the holders of a majority of all shares entitled to vote other than the control shares. The statute also provides that any person proposing to make or who has made a control share acquisition may, at the person’s election, deliver a statement to the corporation disclosing the information specified by the statute. Under Indiana law, First Savings Financial Group is permitted and has decided to specifically opt out of the application of the Control Share Acquisitions Chapter of the Indiana Business Corporations law.

Business Combinations. Indiana law generally provides that for five (5) years from the date a stockholder becomes an “interested shareholder” (i.e., the owner of 10% or more of a corporation’s voting stock), the corporation may not engage in a business combination with the interested shareholder unless the board of directors approved in advance the business combination or the transaction causing the stockholder to become an interested shareholder. If such advance approval is not received, then the business combination must meet all requirements of the Articles of Incorporation and either must be approved by a majority vote of the voting stock not owned by the interested shareholder and its associates at a meeting called for that purpose no earlier than five (5) years after the interested shareholder’s share acquisition date or the proposed consideration to be paid in the business combination must satisfy certain fair price criteria. Under Indiana law, First Savings Financial Group is permitted and has decided to specifically opt out of the application of the Business Combinations Chapter of the Indiana Business Corporations law.

Restrictions in First Savings Bank, F.S.B.’s Federal Stock Charter and Bylaws

Although the board of directors of First Savings Bank is not aware of any effort that might be made to obtain control of First Savings Bank after its conversion to the stock form of ownership, the board of directors believes it is appropriate to adopt certain provisions permitted by federal regulations that may have the effect of deterring a future takeover attempt that is not approved by First Savings Bank’s board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in First Savings Bank’s proposed federal stock charter and bylaws.

Beneficial Ownership Limitation. First Savings Bank’s charter provides that, for a period of five years from the date of the conversion, no person, other than First Savings Financial Group, may acquire directly or indirectly the beneficial ownership of more than 10% of any class of any equity security of First Savings Bank. If a person acquires shares in violation of this provision, all shares beneficially owned by such person in excess of 10% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the stockholders for a vote.

Board of Directors.

Classified Board. First Savings Bank’s board of directors is divided into three classes as nearly as equal in number as possible. The stockholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of First Savings Bank.

Filling of Vacancies; Removal. The bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the remaining directors although less than a quorum of the board of directors then in office. A person elected to fill a vacancy on the board of directors will serve until the next election of directors by the stockholders. First Savings Bank’s bylaws provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of a majority of the outstanding shares of voting stock. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

Elimination of Cumulative Voting. The charter of First Savings Bank does not provide for cumulative voting with respect to the election of directors. The elimination of cumulative voting makes it more difficult for a stockholder group to elect a director nominee.

Authorized but Unissued Shares of Capital Stock. Following the conversion, First Savings Bank will have authorized but unissued shares of common and preferred stock. First Savings Bank’s charter authorizes the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of First Savings Bank by means of a merger, tender offer, proxy contest or otherwise.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Regulations of the Office of Thrift Supervision provide that, for a period of three years following the date of the completion of the conversion, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of First Savings Financial Group without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of any class of any equity security of First Savings Financial Group without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Change in Bank Control Act. The acquisition of 10% or more of the common stock outstanding may trigger the provisions of the Change in Bank Control Act, a federal law. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association, including a converted savings and loan association such as First Savings Bank, to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least 25% of any class of First Savings Financial Group’s voting stock or the power to direct the management or policies of First Savings Financial Group. However, under Office of Thrift Supervision regulations, “control” is presumed to exist where the acquiring party has voting control of at least 10% of any class of First Savings Financial Group’s voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of First Savings Financial Group, Inc. Capital Stock

The common stock of First Savings Financial Group will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General

First Savings Financial Group is authorized to issue twenty million (20,000,000) shares of common stock having a par value of $0.01 per share and one million (1,000,000) shares of preferred stock having a par value of $0.01 per share. Each share of First Savings Financial Group’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. First Savings Financial Group will not issue any shares of preferred stock in the conversion.

Common Stock

Dividends. First Savings Financial Group cannot pay dividends on its common stock if, after giving effect to the distribution, it would be unable to pay its indebtedness as the indebtedness comes due in the usual course of business or its total assets exceed the sum of its liabilities and the amount needed, if First Savings Financial Group were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference upon dissolution. The holders of common stock of First Savings Financial Group will be entitled to receive and share equally in dividends as may be declared by the board of directors of First Savings Financial Group out of funds legally available for dividends. If First Savings Financial Group issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends. See “Our Dividend Policy” and “Regulation and Supervision.”

Voting Rights. After the conversion, the holders of common stock of First Savings Financial Group will possess exclusive voting rights in First Savings Financial Group. They will elect First Savings Financial Group’s board of directors and act on other matters as are required to be presented to them under Indiana law or as are otherwise presented to them by the board of directors. Except as discussed under “Restrictions on the Acquisition of First Savings Financial Group and First Savings Bank-Restrictions in First Savings Financial Group’s Articles of Incorporation and Bylaws — Limitations on Voting Rights,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If First Savings Financial Group issues preferred stock, holders of First Savings Financial Group preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of First Savings Bank, First Savings Financial Group, as the sole holder of First Savings Bank’s capital stock, would be entitled to receive all of First Savings Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of First Savings Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of First Savings Financial Group, the holders of its common stock would be entitled to receive all of the assets of First Savings Financial Group available for distribution after payment or provision for payment of all its debts and liabilities. If First Savings Financial Group issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of First Savings Financial Group will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

First Savings Financial Group will not issue any preferred stock in the conversion and it has no current plans to issue any preferred stock after the conversion. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

We have registered our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of our common stock has been passed upon for us by Kilpatrick Stockton LLP, Washington, D.C. The federal tax consequences of the conversion have been opined upon by Kilpatrick Stockton LLP and the state tax consequences of the conversion have been opined upon by Monroe Shine & Co., Inc. Kilpatrick Stockton LLP and Monroe Shine & Co., Inc. have consented to the references to its opinions in this prospectus. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Silver Freedman & Taff, L.L.P.

Experts

The consolidated financial statements of First Savings Bank as of September 30, 2007 and 2006, and for each of the years in the two year period ended September 30, 2007 included in this prospectus and in the registration statement have been audited by Monroe Shine & Co., Inc., an independent registered public accounting firm, as stated in its report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

RP Financial has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the stock offering, including the shares to be issued to the charitable foundation. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at http://www.sec.gov.

First Savings Bank has filed an application for approval of the plan of conversion with the Office of Thrift Supervision. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Central Regional Office of the Office of Thrift Supervision, One South Wacker Drive, Suite 2000, Chicago, Illinois 60606.

A copy of the plan of conversion and First Savings Financial Group’s articles of incorporation and bylaws are available without charge from First Savings Bank.

The appraisal report of RP Financial has been filed as an exhibit to our registration statement and to our application to the Office of Thrift Supervision. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its website as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Office of Thrift Supervision as described above.

Index to Consolidated Financial Statements

of First Savings Bank, F.S.B.

Page

Report of Independent Registered Public Accounting Firm	F-l

Consolidated Balance Sheets as of March 31, 2008 (unaudited) and September 30, 2007 and 2006	F-2

Consolidated Statements of Income for the Six Month Periods Ended March 31, 2008 and 2007 (unaudited) and the Years Ended September 30, 2007 and 2006	F-3

Consolidated Statements of Changes in Equity for the Six Month Periods Ended March 31, 2008 (unaudited) and the Years Ended September 30, 2007 and 2006	F-4

Consolidated Statements of Cash Flows for the Six Month Periods Ended March 31, 2008 and 2007 (unaudited) and the Years Ended September 30, 2007 and 2006	F-5

Notes to Consolidated Financial Statements	F-6

****

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes. Separate financial statements for First Savings Financial Group have not been included in this prospectus because First Savings Financial Group, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

KNOWLEDGE FOR TODAY... VISION FOR TOMORROW

222 EAST MARKET STREET, P.O. BOX 1407, NEW ALBANY, INDIANA 47150 — PHONE: 812.945.2311 — FAX: 812.945.2603

Report of Independent Registered Public Accounting Firm

The Board of Directors

First Savings Bank, F.S.B.

Clarksville, Indiana

We have audited the accompanying consolidated balance sheets of First Savings Bank, F.S.B. and Subsidiaries as of September 30, 2007 and 2006, and the related consolidated statements of income, equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We have conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Savings Bank, F.S.B. and Subsidiaries as of September 30, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

New Albany, Indiana

December 20, 2007

MONROE SHINE & CO., INC. ¿ CERTIFIED PUBLIC ACCOUNTANTS AND BUSINESS CONSULTANTS

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2008 (UNAUDITED) AND SEPTEMBER 30, 2007 AND 2006

(Dollars in Thousands)

	March 31, 2008	September 30,
		2007	2006
	(Unaudited)
ASSETS
Cash and due from banks	$3,739	$6,391	$6,856
Interest-bearing deposits with banks	5,494	4,004	8,367

Total cash and cash equivalents	9,233	10,395	15,223
Securities available for sale, at fair value	10,424	8,260	5,897
Securities held to maturity (fair value of $9,191 in 2008 $7,395 in 2007 and $8,135 in 2006)	9,100	7,422	8,219
Loans held for sale	157	—	—
Loans, net of allowance for loan losses of $2,498 in 2008, $1,297 in 2007 and $868 in 2006	171,018	167,371	166,695
Federal Home Loan Bank stock, at cost	1,336	1,336	1,379
Premises and equipment	4,334	4,369	4,407
Foreclosed real estate	1,125	1,278	1,941
Accrued interest receivable:
Loans	741	900	963
Securities	213	182	169
Other assets	4,943	1,808	1,506

Total Assets	$212,624	$203,321	$206,399

LIABILITIES
Deposits:
Noninterest-bearing	$4,291	$5,011	$4,393
Interest-bearing	169,794	163,771	171,498

Total deposits	174,085	168,782	175,891
Advances from Federal Home Loan Bank	8,000	3,000	—
Accrued interest payable on deposits	179	175	147
Advance payments by borrowers for taxes and insurance	190	332	279
Accrued expenses and other liabilities	771	1,370	1,232

Total Liabilities	183,225	173,659	177,549

COMMITMENTS AND CONTINGENCIES
EQUITY
Retained earnings - substantially restricted	29,262	29,610	28,796
Accumulated other comprehensive income	137	52	54

Total Equity	29,399	29,662	28,850

Total Liabilities and Equity	$212,624	$203,321	$206,399

See notes to consolidated financial statements.

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SIX-MONTH PERIODS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED) AND

YEARS ENDED SEPTEMBER 30, 2007 AND 2006

(Dollars in Thousands)

	March 31,		September 30,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans, including fees	$5,846	$5,858	$11,707	$11,065
Securities:
Taxable	271	309	650	695
Tax-exempt	28	26	54	22
Federal Home Loan Bank dividends	33	35	65	69
Interest-bearing deposits with banks	123	333	602	372

Total interest income	6,301	6,561	13,078	12,223
INTEREST EXPENSE
Deposits	3,002	3,091	6,175	5,184
Borrowed funds	94	—	8	66

	3,096	3,091	6,183	5,250

Net interest income	3,205	3,470	6,895	6,973
Provision for loan losses	1,203	420	758	813

Net interest income after provision for loan losses	2,002	3,050	6,137	6,160
NONINTEREST INCOME
Service charges on deposit accounts	251	246	502	564
Net gain on sales of mortgage loans	15	—	6	11
Other income	233	141	333	314

Total noninterest income	499	387	841	889

NONINTEREST EXPENSE
Compensation and benefits	1,491	1,520	2,895	3,555
Occupancy and equipment	393	364	751	783
Data processing	280	267	548	546
Advertising	59	80	160	202
Professional fees	110	67	170	150
Net loss on foreclosed real estate	114	62	118	91
Other operating expenses	701	589	1,095	1,126

Total noninterest expense	3,148	2,949	5,737	6,453

Income (loss) before income taxes	(647)	488	1,241	596
Income tax expense (benefit)	(299)	162	427	241

Net Income (Loss)	$(348)	$326	$814	$355

See notes to consolidated financial statements.

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

SIX-MONTH PERIOD ENDED MARCH 31, 2008 (UNAUDITED) AND

YEARS ENDED SEPTEMBER 30, 2007 AND 2006

(Dollars in Thousands)

		Accumulated Other Comprehensive Income (Loss)
	Retained Earnings	Net Unrealized Gain From Securities Available For Sale	Pension Adjustments	Total
Balances at October 1, 2005	$28,441	$45	$—	$28,486
COMPREHENSIVE INCOME
Net income	355	—	—	355
Other comprehensive income:
Change in unrealized gain on securities available for sale, net of deferred income tax expense of $6	—	9	—	9
Less: reclassification adjustment	—	—	—	—

Total comprehensive income				364

Balances at September 30, 2006	28,796	54	—	28,850
COMPREHENSIVE INCOME
Net income	814	—	—	814
Other comprehensive income:
Change in unrealized gain on securities available for sale, net of deferred income tax expense of $20	—	31	—	31
Less: reclassification adjustment	—	—	—	—
Adjustment to initially apply SFAS No. 158, net of deferred income tax benefit of $22	—	—	(33)	(33)

Total comprehensive income				812

Balances at September 30, 2007	29,610	85	(33)	29,662
COMPREHENSIVE LOSS
Net loss	(348)	—	—	(348)
Other comprehensive loss:
Change in unrealized gain on securities available for sale, net of deferred income tax expense of $55	—	85	—	85
Less: reclassification adjustment	—	—	—	—

Total comprehensive loss				(263)

Balances at March 31, 2008	$29,262	$170	$(33)	$29,399

See notes to consolidated financial statements.

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX-MONTH PERIODS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED) AND

YEARS ENDED SEPTEMBER 30, 2007 AND 2006

(Dollars in Thousands)

	March 31,		September 30,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(348)	$326	$814	$355
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	1,203	420	758	813
Depreciation	147	130	281	263
Amortization of premiums and accretion of discounts on securities, net	6	4	7	53
Mortgage loans originated for sale	(1,270)	—	(447)	(811)
Proceeds on sale of mortgage loans	1,129	—	453	822
Gain on sale of mortgage loans	(15)	—	(6)	(11)
Net realized and unrealized (gain) loss on foreclosed real estate	71	(6)	18	26
Deferred income taxes	(306)	13	(14)	(120)
(Increase) decrease in accrued interest receivable	128	14	50	(45)
Increase in accrued interest payable	4	18	28	60
Change in other assets and liabilities, net	(483)	(239)	(203)	72

Net Cash Provided By Operating Activities	266	680	1,739	1,477

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities available for sale	(4,027)	(311)	(5,311)	(807)
Proceeds from maturities of securities available for sale	2,000	—	3,000	1,935
Purchase of securities held to maturity	(6,040)	—	—	—
Proceeds from maturities of securities held to maturity	4,000	—	—	2,500
Principal collected on mortgage-backed securities	359	380	789	860
Proceeds on redemption of Federal Home Loan Bank stock	—	43	43	85
Net (increase) decrease in loans	(5,037)	1,938	(1,401)	(5,281)
Proceeds from sale of foreclosed real estate	268	554	612	37
Purchase of premises and equipment	(111)	(121)	(243)	(581)
Investment in cash surrender value of life insurance	(3,000)	—	—	—

Net Cash Provided By (Used In) Investing Activities	(11,588)	2,483	(2,511)	(1,252)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	5,302	1,390	(7,109)	440
Proceeds from Federal Home Loan Bank advances	5,000	—	3,000	—
Net increase (decrease) in advance payments by borrowers for taxes and insurance	(142)	(20)	53	(93)

Net Cash Provided By (Used In) Financing Activities	10,160	1,370	(4,056)	347

Net Increase (Decrease) in Cash and Cash Equivalents	(1,162)	4,533	(4,828)	572
Cash and cash equivalents at beginning of period/year	10,395	15,223	15,223	14,651

Cash and Cash Equivalents at End of Period/Year	$9,233	$19,756	$10,395	$15,223

See notes to consolidated financial statements.

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(1)	PLAN OF CONVERSION AND CHANGE IN CORPORATE FORM

On April 30, 2008, the board of directors of First Savings Bank, F.S.B. (Bank) adopted a plan of conversion. The Plan is subject to the approval of the Office of Thrift Supervision (OTS) and must be approved by the affirmative vote of at least a majority of the total votes eligible to be cast by the voting members of the Bank at a special meeting. The Plan sets forth that the Bank proposes to convert into a stock savings bank structure with the establishment of a stock holding company, First Savings Financial Group, Inc. (Company), as parent of the Bank. The Bank will convert to the stock form of ownership, followed by the issuance of all of the Bank’s outstanding stock to First Savings Financial Group, Inc. Pursuant to the Plan, First Savings Financial Group, Inc. will determine the total offering value and number of shares of common stock based upon an independent appraiser’s valuation. The stock will be priced at $10.00 per share. In connection with the Plan, the Company intends to establish a charitable foundation which will be funded with 110,000 shares of common stock of the Company and $100,000 cash. In addition, the Bank’s board of directors has adopted an employee stock ownership plan (ESOP) which will subscribe 8% of the common stock sold in the offering and contributed to the charitable foundation. First Savings Financial Group, Inc. is being organized as a corporation incorporated under the laws of the State of Indiana and will own all of the outstanding common stock of the Bank upon completion of the conversion.

The costs of issuing the common stock will be deferred and deducted from the sales proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. At March 31, 2008, the Bank had incurred $33,000 (unaudited) of deferred conversion costs in the form of retainers paid and included in other assets on the accompanying March 31, 2008 balance sheet. The Bank had incurred no deferred conversion costs as of December 31, 2007. The transaction is subject to approval by regulatory authorities and members of the Bank. At the completion of the conversion to stock form, the Bank will establish a liquidation account in the amount of retained earnings contained in the final prospectus. The liquidation account will be maintained for the benefits of eligible savings account holders who maintain deposit accounts in the Bank after conversion.

The conversion will be accounted for as a change in corporate form with the historic basis of the Bank’s assets, liabilities and equity unchanged as a result.

(2)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

First Savings Bank, F.S.B. (the Bank) is a federal mutual savings bank which provides a variety of banking services to individuals and business customers through its seven offices in southern Indiana. The Bank’s primary source of revenue is single-family residential mortgage loans.

The Bank’s wholly-owned subsidiary, Southern Indiana Financial Corporation sells non-deposit investment products. The Bank’s other wholly-owned subsidiary, FFCC, Inc. is currently inactive.

Basis of Consolidation and Reclassifications

The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiaries, Southern Indiana Financial Corporation and FFCC, Inc. Inter-company balances and transactions have been eliminated. Certain prior year amounts have been reclassified to conform with current year presentation.

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(2 - continued)

Statements of Cash Flows

For purposes of the statements of cash flows, the Bank has defined cash and cash equivalents as cash and amounts due from banks and interest-bearing deposits with other banks.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate and other assets acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties.

A majority of the Bank’s loan portfolio consists of single-family residential and commercial real estate loans in the southern Indiana area. Accordingly, the ultimate collectibility of a substantial portion of the Bank’s loan portfolio and the recovery of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.

While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, as an integral part of their examination process, regulatory agencies periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(2 - continued)

Investment Securities

Securities Available for Sale: Securities available for sale consist primarily of U.S. government agency debt securities, collateralized mortgage obligations issued by the Federal Home Loan Mortgage Corporation (FHLMC CMO), municipal bonds and money market preferred stock and are stated at fair value. Amortization of premium and accretion of discount are recognized in interest income using the interest method over the period to maturity. Unrealized gains and losses, net of tax, on securities available for sale are included in other comprehensive income and the accumulated unrealized holding gains and losses are reported as a separate component of equity until realized. Realized gains and losses on the sale of securities available for sale are determined using the specific identification method and are included in other noninterest income and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income.

Securities Held to Maturity: U.S. government agency debt securities, including mortgage-backed securities, and municipal debt securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premium and accretion of discount that are recognized in interest income using the interest method over the period to maturity, adjusted for anticipated prepayments. Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities.

Declines in the fair value of individual available for sale and held to maturity securities below their amortized cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than amortized cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment for a period of time sufficient to allow for any anticipated recovery in fair value.

Mortgage Banking Activities

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. Aggregate market value is determined based on the quoted prices under a “best efforts” sales agreement with a third party. Net unrealized losses are recognized through a valuation allowance by charges to income. Realized gains on sales of mortgage loans are included in non-interest income.

Commitments to originate mortgage loans held for sale are considered derivative financial instruments to be accounted for at fair value. The Bank’s mortgage loan commitments subject to derivative accounting are fixed rate mortgage loan commitments at market rates when initiated. Fair value is estimated based on fees that would be charged on commitments with similar terms. At March 31, 2008, the Bank had no commitments to originate fixed rate mortgage loans intended for sale in the secondary market.

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(2 - continued)

Loans and Allowance for Loan Losses

The Bank grants real estate mortgage, commercial business and consumer loans. A substantial portion of the loan portfolio is represented by residential mortgage loans to customers in southern Indiana. The ability of the Bank’s customers to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans are stated at unpaid principal balances, less net deferred loan fees and the allowance for loan losses.

Loan origination and commitment fees, as well as, certain direct costs of underwriting and closing loans are deferred and amortized as a yield adjustment to interest income over the contractual lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

The recognition of income on a loan is discontinued and previously accrued interest is reversed, when interest or principal payments become ninety (90) days past due unless, in the opinion of management, the outstanding interest remains collectible. Past due status is determined based on contractual terms. Generally, by applying the cash receipts method, interest income is subsequently recognized only as received until the loan is returned to accrual status. The cash receipts method is used when the likelihood of further loss on the loan is remote. Otherwise, the Bank applies the cost recovery method and applies all payments as a reduction of the unpaid principal balance until the loan qualifies for return to accrual status. A loan is restored to accrual status when all principal and interest payments are brought current and the borrower has demonstrated the ability to make future payments of principal and interest as scheduled. The Bank’s practice is to charge off any loan or portion of a loan when the loan is determined by management to be uncollectible due to the borrower’s failure to meet repayment terms, the borrower’s deteriorating or deteriorated financial condition, the depreciation of the underlying collateral, the loans classification as a loss by regulatory examiners, or for other reasons.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(2 - continued)

Loans and Allowance for Loan Losses (continued)

In accordance with Statement of Financial Accounting Standards (SFAS) 114, a loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Premises and Equipment

The Bank uses the straight line method of computing depreciation at rates adequate to amortize the cost of the applicable assets over their estimated useful lives. Items capitalized as part of premises and equipment are valued at cost. Maintenance and repairs are expensed as incurred. The cost and related accumulated depreciation of assets sold, or otherwise disposed of, are removed from the related accounts and any gain or loss is included in earnings. The estimated useful lives for significant premises and equipment categories are as follows:

Land improvements	10 to 20 years
Buildings and improvements	10 to 50 years
Furniture, fixtures and equipment	3 to 10 years

Foreclosed Real Estate

Foreclosed real estate includes both formally foreclosed property and in-substance foreclosed property. In-substance foreclosed properties are those properties for which the Bank has taken physical possession, regardless of whether formal foreclosure proceedings have taken place.

At the time of foreclosure, foreclosed real estate is recorded at the lower of fair value less estimated costs to sell or cost, which becomes the property’s new basis. Any write-downs based on the property’s fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Costs incurred in maintaining foreclosed real estate and subsequent impairment adjustments to the carrying amount of a property, if any, are included in other noninterest expense.

Mortgage Servicing Rights and Loan Servicing

Rights to service mortgage loans for others are recorded as separate assets, whether those rights are acquired through loan origination activities or through purchase activities. Additionally, mortgage servicing rights are periodically assessed for impairment based on the fair value of those rights. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income.

Loan servicing fees are credited to income as monthly principal and interest payments are collected on mortgages. Costs of loan servicing are charged to expense as incurred.

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(2 - continued)

Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, estimated losses on foreclosed real estate, accumulated depreciation, and accrued income and expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Benefit Plans

The Bank has a defined benefit pension plan covering substantially all employees. It is the policy of the Bank to fund the maximum amount that can be deducted for federal income tax purposes but in amounts not less than the minimum amounts required by law. The Bank uses a June 30 measurement date for its defined benefit pension plan. The Bank also provides a contributory defined contribution plan available to all eligible employees.

Advertising Costs

Advertising costs are charged to operations when incurred.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements under SFAS No. 109, Accounting for Income Taxes. The Interpretation prescribes a “more likely than not” threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition, as the cumulative effect of applying the provisions of the Interpretation are recognized as an adjustment to retained earnings. The provisions of the Interpretation were originally effective for fiscal years beginning after December 15, 2006 but, in February 2008, were deferred until fiscal years beginning after December 31, 2007. The Bank has no unrecognized tax benefits and does not anticipate any increase in unrecognized tax benefits during the next fiscal year relative to any tax positions taken after January 1, 2008. The Bank believes that its income tax filings would be sustained upon examination and does not anticipate any adjustments that would result in a material change to its financial position or results of operations. Consequently, no reserves for uncertain income tax positions are expected to be recorded nor is it expected that the Bank would record a cumulative effect adjustment related to the adoption of this Interpretation.

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(2 - continued)

In September 2006, FASB issued SFAS No. 157, Fair Value Measurements. The statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The statement does not require any new fair value measurements under existing accounting pronouncements. The definition of fair value retains the exchange price notion found in earlier definitions of fair value and clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact the sell or transfer. The statement further emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, the statement provides that fair value measurement should be determined based on the assumptions that market participants would use in pricing the assets or liability. The statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years with earlier implementation permitted. The application of this statement is not expected to have a material impact on the Bank’s financial condition or results of operations.

In September 2006, FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans. This new standard requires employers to (1) recognize in their balance sheets an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (2) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (eliminating the alternative of a measurement date that could be up to three months earlier under prior standards); and (3) recognize changes in the funded status of a plan through comprehensive income in the year in which the changes occur. SFAS No. 158 also amends the disclosure requirements in the notes to financial statements by requiring information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective for fiscal year ended September 30, 2007. The requirement to measure plan assets and benefit obligations as of the date of the Bank’s fiscal year end balance sheet is effective for the fiscal year ending after December 15, 2008. The Bank plans to adopt the measurement provision of SFAS No. 158 on October 1, 2008.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This statement is effective as of the beginning of fiscal years beginning after November 15, 2007. Accordingly, the Bank will adopt SFAS No. 159 on October 1, 2008. At the effective date, an entity may elect the fair value option for eligible items that exist at that date. The entity shall report the effect of the first remeasurement to fair value as a cumulative effect adjustment to the opening balance of retained earnings. The Bank is currently evaluating the potential impact this statement may have on the Bank’s financial position and results of operations, but does not believe the impact of adoption will be material.

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(3)	INVESTMENT SECURITIES

Investment securities have been classified according to management’s intent. The amortized cost of securities and their approximate fair values are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
March 31, 2008 (unaudited):
Securities available for sale:
U.S. government agency	$7,026	$132	$—	$7,158
FHLMC CMO	1,998	—	—	1,998
Municipal	1,119	29	—	1,148

Subtotal – debt securities	10,143	161	—	10,304

Equity securities	—	120	—	120

Total securities available for sale	$10,143	$281	$—	$10,424

Securities held to maturity:
Mortgage-backed securities:
GNMA certificates	$623	$10	$—	$633
FNMA certificates	3,479	56	—	3,535
FHLMC certificates	4,690	19	—	4,709

	8,792	85	—	8,877

Other debt securities:
Municipal	308	6	—	314

Total securities held to maturity	$9,100	$91	$—	$9,191

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(3 - continued)

September 30, 2007:
Securities available for sale:
U.S. government agency	$5,000	$9	$3	$5,006
Municipal	1,119	1	5	1,115

Subtotal – debt securities	6,119	10	8	6,121

Money market preferred stock	2,000	—	—	2,000
Other equity securities	—	139	—	139

Total securities available for sale	$8,119	$149	$8	$8,260

Securities held to maturity:
Mortgage-backed securities:
GNMA certificates	$714	$5	$—	$718
FNMA certificates	518	—	3	515
FHLMC certificates	1,881	—	23	1,858

	3,113	5	26	3,091

Other debt securities:
U.S. government agency	4,000	3	3	4,000
Municipal	309	—	5	304

	4,309	3	8	4,304

Total securities held to maturity	$7,422	$8	$34	$7,395

September 30, 2006:
Securities available for sale:
U.S. government agency	$5,000	$—	$31	$4,969
Municipal	807	8		815

Subtotal – debt securities	5,807	8	31	5,784

Equity securities	—	113	—	113

Total securities available for sale	$5,807	$121	$31	$5,897

Securities held to maturity:
Mortgage-backed securities:
GNMA certificates	$1,011	$6	$—	$1,017
FNMA certificates	671	—	11	660
FHLMC certificates	2,227	—	58	2,169

	3,909	6	69	3,846

Other debt securities:
U.S. government agency	4,000	—	20	3,980
Municipal	310	—	1	309

	4,310	—	21	4,289

Total securities held to maturity	$8,219	$6	$90	$8,135

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(3 – continued)

At March 31, 2008 and September 30, 2007 and 2006, equity securities include an investment in the common stock of an insurance company that was received upon the insurance company’s de-mutualization. As a result the investment does not have a historical cost basis.

The amortized cost and fair value of debt securities as of March 31, 2008 and September 30, 2007 by contractual maturity are shown below. Expected maturities of mortgage-backed securities may differ from contractual maturities because the mortgages underlying the obligations may be prepaid without penalty.

	March 31, 2008
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due within one year	$3,000	$3,004	$—	$—
Due after one year through five years	2,000	2,102	—	—
Due after five years through ten years	2,484	2,517	308	314
Due after ten years	661	683	—	—

	8,145	8,306	308	314
FHLMC CMO	1,998	1,998	—	—
Mortgage-backed securities	—	—	8,792	8,877

	$10,143	$10,304	$9,100	$9,191

	September 30, 2007
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due within one year	$3,000	$2,997	$2,000	$1,998
Due after one year through five years	2,000	2,009	—	—
Due after five years through ten years	311	308	2,000	2,002
Due after ten years	808	807	309	304

	6,119	6,121	4,309	4,304
Mortgage-backed securities	—	—	3,113	3,091

	$6,119	$6,121	$7,422	$7,395

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(3 – continued)

The Bank had no securities in an unrealized loss position at March 31, 2008.

Information pertaining to securities with gross unrealized losses at September 30, 2007, aggregated by investment category and the length of time that individual securities have been in a continuous loss position, follows:

	Number of Investment Positions	Fair Value	Gross Unrealized Losses
Securities available for sale:
Continuous loss position less than twelve months:
Municipal bonds	4	$966	$5
Continuous loss position more than twelve months:
U.S. government agency obligations	1	2,997	3

Total securities available for sale	5	$3,963	$8

Securities held to maturity:
Continuous loss position more than twelve months:
Mortgage-backed securities	3	2,371	26
U. S. government agency obligations	1	1,998	3
Municipal obligations	1	304	5

Total securities held to maturity	5	$4,673	$34

Management evaluates securities for other-than temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

The debt securities with loss positions at September 30, 2007 have depreciated 0.49% from the Bank’s amortized cost basis and are fixed rate securities with a weighted-average yield of 4.48% and a weighted-average coupon rate of 4.55%. All of these securities are either backed by the government issuers or secured by mortgage loans. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government, its agencies, or other governments, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities to maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other-than-temporary.

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(4)	LOANS

Loans at March 31, 2008 and September 30, 2007 and 2006 consisted of the following:

	March 31, 2008	September 30,
		2007	2006
	(Unaudited)
Real estate mortgage:
1-4 family residential	$109,922	$100,202	$96,067
Commercial	15,286	18,364	19,090
Multi-family	5,227	5,369	6,877
Residential construction	8,902	11,583	20,562
Commercial construction	3,265	3,265	29
Land and land development	4,644	5,022	2,524

Total real estate mortgage	147,246	143,805	145,149

Commercial business loans	10,412	12,645	10,232
Consumer:
Home equity loans and lines of credit	10,526	9,681	7,408
Auto loans	2,013	1,946	1,675
Loans secured by deposits	281	372	324
Other consumer loans	3,900	4,423	5,774

Total consumer	16,720	16,422	15,181

Gross loans	174,378	172,872	170,562

Reserve for uncollected interest	—	—	(1)
Deferred loan origination fees and costs, net	740	618	335
Undisbursed portion of loans in process	(1,602)	(4,822)	(3,333)
Allowance for loan losses	(2,498)	(1,297)	(868)

Loans, net	$171,018	$167,371	$166,695

Mortgage loans serviced for the benefit of others amounted to $1,169 (unaudited), $1,559 (unaudited), $1,341 and $1,805 at March 31, 2008 and 2007 and September 30, 2007 and 2006, respectively. The balance of capitalized mortgage servicing rights, carried at estimated fair value, included in other assets at September 30, 2006, was $8. The estimated fair value of mortgage servicing rights was determined using a discount rate of 9.25 percent and prepayment speeds ranging from 13.21 percent to 28.86 percent, depending upon the stratification of the specific right. The remaining balance of mortgage service rights at September 30, 2006 was amortized to expense during the year ended September 30, 2007. No mortgage servicing rights have been capitalized since the year ended September 30, 1999.

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(4 – continued)

An analysis of the allowance for loan losses is as follows:

	March 31,		September 30,
	2008	2007	2007	2006
	(Unaudited)
Beginning balances	$1,297	$868	$868	$882
Recoveries	113	58	95	15
Loans charged-off	(115)	(116)	(424)	(842)
Provision for loan losses	1,203	420	758	813

Ending balances	$2,498	$1,230	$1,297	$868

At March 31, 2008 and September 30, 2007 and 2006, the total recorded investment in nonaccrual loans amounted to $3,622 (unaudited), $431 and $1,574, respectively. The total recorded investment in loans past due ninety days or more and still accruing interest amounted to approximately $418 (unaudited), $676 and $141 at March 31, 2008 and September 30, 2007 and 2006, respectively. Information about impaired loans classified and accounted for in accordance with SFAS 114 and the related allowance for loan losses is presented below.

	March 31, 2008	September 30,
		2007	2006
	(Unaudited)
At end of period:
Impaired loans with related allowance	$2,538	$271	$467
Impaired loans with no allowance	1,502	836	1,248

Total	$4,040	$1,107	$1,715

Allowance related to impaired loans	$1,189	$128	$180
Average balance of impaired loans	2,538	1,117	2,525
Interest income recognized in the statements of income during the periods of impairment	13	27	53
Interest income received during the periods of impairment – cash method	44	36	148

The Bank has entered into loan transactions with certain directors, officers and their affiliates (related parties). In the opinion of management, such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than normal risk of collectibility or present other unfavorable features. The Bank had loans to related parties of $3,738 (unaudited), $3,270 and $2,248 at March 31, 2008 and September 30, 2007 and 2006, respectively.

	March 31, 2008	September 30, 2007
	(Unaudited)
Beginning balance	$3,270	$2,248
New loans and advances	1,332	1,598
Repayments	(859)	(418)
Reclassifications	(5)	(158)

Ending balance	$3,738	$3,270

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(5)	PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	March 31, 2008	September 30,
		2007	2006
	(Unaudited)
Land and land improvements	$1,343	$1,343	$1,336
Office buildings	4,195	4,203	4,203
Furniture, fixtures and equipment	2,434	2,398	2,256

	7,972	7,944	7,795
Less accumulated depreciation	3,638	3,575	3,388

Totals	$4,334	$4,369	$4,407

(6)	FORECLOSED REAL ESTATE

At March 31, 2008 and September 30, 2007 and 2006, the Bank had foreclosed real estate held for sale of $1,125 (unaudited), $1,278 and $1,941, respectively. During the six-month period ended March 31, 2008 and the year ended September 30, 2006, foreclosure losses in the amount of $15 and $497, respectively, were charged-off to the allowance for loan losses. No foreclosure losses were charged-off to the allowance for loan losses for the six-month period ended March 31, 2007 or for the year ended September 30, 2007. Losses on subsequent writedowns of foreclosed real estate amounted to $89 (unaudited), $2 (unaudited), $25 and $10 for the six-month periods ended March 31, 2008 and 2007 and for the years ended September 30, 2007 and 2006, respectively, and are aggregated with realized gains and losses from the sale of foreclosed real estate and real estate taxes and other expenses of holding foreclosed real estate. Net realized gain (loss) from the sale of foreclosed real estate amounted to $17 (unaudited), $8 (unaudited), $7 and $(16) for the six-month periods ended March 31, 2008 and 2007 and for the years ended September 30, 2007 and 2006, respectively. Real estate taxes and other expenses of holding foreclosed real estate amounted to $42 (unaudited), $68 (unaudited), $100 and $65 for the six-month periods ended March 31, 2008 and 2007 and for the years ended September 30, 2007 and 2006, respectively. The net loss on foreclosed real estate is reported in noninterest expense.

(7)	OTHER ASSETS

During the six months ended March 31, 2008, the Bank purchased life insurance policies with a total investment of $3.0 million to offset the cost of existing employee benefits and provide for a tax-equivalent yield comparable to alternative investments. The cash surrender value of the life insurance policies is included in other assets in the accompanying consolidated balance sheets and earnings on the policies are included in other income in the accompanying consolidated statements of income.

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(8)	DEPOSITS

The following sets forth the balances of the Bank’s deposit accounts at the dates indicated:

	March 31, 2008	September 30,
		2007	2006
	(Unaudited)
Noninterest-bearing demand deposits	$4,291	$5,011	$4,393
NOW accounts	21,497	19,340	19,488
Money market accounts	6,521	6,617	8,363

Passbook accounts	17,521	18,499	23,631
Certificates of deposit	124,255	119,315	120,016

Total	$174,085	$168,782	$175,891

The aggregate amount of time deposit accounts (certificates of deposit) with balances of $100,000 or more was $31,900 (unaudited), $29,145 and $28,052 at March 31, 2008 and September 30, 2007 and 2006, respectively. Time deposit accounts with balances of more than $100,000 are not federally insured.

At March 31, scheduled maturities of certificates of deposit were as follows:

Period ending March 31 (unaudited):

2009	$83,895
2010	16,072
2011	14,803
2012	5,906
2013 and thereafter	3,579

Total	$124,255

At September 30, 2007, scheduled maturities of certificates of deposit were as follows:

Year ending September 30:

2008	$75,007
2009	16,902
2010	12,873
2011	9,038
2012 and thereafter	5,495

Total	$119,315

The Bank held deposits of $8,182 (unaudited), $6,277 and $3,625 for related parties at March 31, 2008 and September 30, 2007 and 2006, respectively.

Deposit interest expense for the six months ended March 31, 2008 and 2007 and the years ended September 30, 2007 and 2006 is as follows:

	March 31,		September 30,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)
NOW accounts	$79	$71	$148	$140
Money market accounts	59	72	137	174
Passbook accounts	48	169	296	381
Certificates of deposit	2,816	2,779	5,594	4,489

Total	$3,002	$3,091	$6,175	$5,184

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(9)	DEFERRED COMPENSATION PLANS

The Bank has deferred compensation agreements with former officers who are receiving benefits. The agreements provide for the payment of specific benefits following retirement. Deferred compensation expense was $14 (unaudited), $13 (unaudited), $27 and $15 for the six months ended March 31, 2008 and 2007 and the years ended September 30, 2007 and 2006, respectively.

The Bank has a directors’ deferred compensation plan whereby a director, at his election, defers a portion of his monthly director fees into an account with the Bank. The Bank accrues interest on the deferred obligation monthly at the rate of 8% per annum for the deferral period which extends to the director’s normal retirement age of 70. The benefits under the plan are payable for a period of fifteen years following normal retirement, however, the agreements provide for payment of benefits in the event of disability, early retirement, termination of service or death. Deferred compensation expense for this plan was $24 (unaudited), $25 (unaudited), $49 and $45 for the six months ended March 31, 2008 and 2007 and the years ended September 30, 2007 and 2006, respectively.

(10)	BENEFIT PLANS

Defined Benefit Plan:

The Bank sponsors a defined benefit pension plan covering substantially all employees. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The Bank’s funding policy is to contribute the larger of the amount required to fully fund the plan’s current liability or the amount necessary to meet the funding requirements as defined by the Internal Revenue Code. The Bank uses a June 30 measurement date for the plan.

The following table sets forth the reconciliations of the benefit obligation, the fair value of plan assets, and the funded status of the Bank’s plan as of and for the years ended September 30, 2007 and 2006:

	2007	2006
Change in projected benefit obligation:
Balance at beginning of year	$4,899	$4,878
Service cost	202	219
Interest cost	296	266
Actuarial gain	(338)	(392)
Benefits paid	(101)	(72)

Balance at end of year	$4,958	$4,899

Change in plan assets:
Fair value of plan assets at beginning of year	$5,023	$4,480
Actual return on plan assets	457	366
Employer contributions	271	263
Benefits paid	(116)	(85)

Fair value of plan assets at end of year	$5,635	$5,023

Funded status	$677	$124

Amounts recognized in the balance sheets consist of:
Excess pension asset recognized in other assets	$677	$124

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(10 - continued)

Components of net periodic benefit expense and other amounts recognized in other accumulated comprehensive income are as follows:

	March 31,		September 30,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)
Net periodic benefit expense:
Service cost	$99	$101	$202	$219
Interest cost on projected benefit obligation	151	148	296	266
Expected return on plan assets	(185)	(168)	(335)	(301)
Amortization of transition asset	(3)	—	—	—
Amortization of prior service cost	3	—	—	—
Amortization of unrecognized loss	—	—	—	19

Net periodic benefit expense	$65	$81	$163	$203

Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Amortization of transition asset	3	—	—	—
Amortization of prior service cost	(3)	—	—	—

Total recognized in other comprehensive income	—	—	—	—

Total recognized in net periodic pension benefit expense and other comprehensive income	$65	$81	$163	$203

Amounts included in accumulated other comprehensive income consist of the following:

Net loss at end of fiscal year			$38	—
Prior service cost			38	—
Net transition asset existing at date of adoption of SFAS No. 87			(66)	—

			$55	—

The estimated prior service cost and net transition asset existing at the date of adoption of SFAS No. 87 that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $6 and $6, respectively.

The following are weighted average assumptions used to determine benefit obligations at June 30, 2007 and 2006 and net periodic benefit cost for the years then ended:

Discount rate	6.17%	6.11%
Rate of compensation increase	3.50%	3.50%
Expected long-term return on plan assets	6.50%	6.50%

The expected long-term return on plan assets assumption is based on a periodic review and modeling of the plan’s asset allocation and liability structure over a long-term horizon. Expectations of returns on each asset class are the most important of the assumptions used in the review and modeling and are based on reviews of historical data. The expected long-term rate of return on assets was selected from within the reasonable range of rates determined by (a) historical real returns, net of inflation, for the asset classes covered by the investment policy, and (b) projections of inflation over the long-term period during which benefits are payable to plan participants.

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(10 - continued)

The plan’s weighted-average asset allocations at June 30, 2007 and 2006 by asset category are as follows:

	2007	2006
Bank time deposits	99.3%	99.3%
Bank demand deposits	0.7	0.7

Total	100.0%	100.0%

The plan’s target asset allocation for 2008 is 100% investment in bank deposits. Bank deposits include time and demand deposit liabilities of the Bank.

The plan’s investment policy includes guidelines and procedures designed to ensure assets are invested in a manner necessary to meet expected future benefits earned by participants. The investment guidelines consider a broad range of economic conditions. The objective is to maintain investment portfolios that limit risk through prudent asset allocation parameters, achieve asset returns that meet or exceed the plan’s actuarial assumptions, and achieve asset returns that are competitive with like institutions employing similar investment strategies. The Bank periodically reviews the investment policy. The policy is established and administered in a manner so as to comply at all times with applicable government regulations.

The Bank contributed $177 (unaudited) to the Plan for the six months ended March 31, 2008 and does not anticipate any additional contributions for the fiscal year ending September 30, 2008.

The following estimated pension benefit payments, which reflect expected future service, as appropriate, are expected to be paid for years ending September 30:

2008	$98
2009	97
2010	100
2011	109
2012	200
Years 2013-2017	1,817

The Bank adopted the recognition provisions of SFAS No. 158 for the year ended September 30, 2007. (See Note 1) The incremental effect of applying SFAS No. 158 on individual line items in the balance sheet at September 30, 2007 were as follows:

	Before Application of SFAS No. 158	Adjustments	After Application of SFAS No. 158
Other assets including pension asset	$1,864	$(55)	$1,809
Total assets	203,376	(55)	203,321
Deferred income taxes	475	(22)	453
Total liabilities	173,681	(22)	173,659
Accumulated other comprehensive income	85	(33)	52
Total equity	29,695	(33)	29,662

Defined Contribution Plan:

The Bank has a qualified contributory defined contribution plan available to all eligible employees. The plan allows participating employees to make tax-deferred contributions under Internal Revenue Code Section 401(k). Contributions to the plan amounted to $52 (unaudited), $41 (unaudited), $81 and $80 for the six-month periods ended March 31, 2008 and 2007 and the years ended September 30, 2007 and 2006, respectively.

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(11)	ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of the following:

	March 31, 2008	September 30,
		2007	2006
	(Unaudited)
3.36% Fixed rate advance maturing January 25, 2013	$8,000	$—	$—
Variable rate advance (currently 4.88%) maturing March 24, 2008	—	3,000	—

Totals	$8,000	$3,000	$—

The Bank entered into an Advances and Security Agreement with the Federal Home Loan Bank of Indianapolis, (“FHLB”) whereas the Bank has the ability to initiate advances from the FHLB. The advances are secured under a blanket collateral agreement. At March 31, 2008 and September 30, 2007, the carrying value of residential and commercial mortgage loans pledged as security for the advances was $70,268 (unaudited) and $65,679, respectively. The Bank had no outstanding advances as of September 30, 2006.

(12)	INCOME TAXES

The Bank and its subsidiaries file consolidated income tax returns. The components of the consolidated income tax expense were as follows:

	March 31,		September 30,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)
Current	$7	$149	$441	$361
Deferred	(306)	13	(14)	(120)

	$(299)	$162	$427	$241

The reconciliation of income tax expense with the amount which would have been provided at the federal statutory rate of 34 percent follows:

	March 31,		September 30,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)
Provision at federal statutory rate	$(220)	$166	$422	$203
State income tax-net of federal tax benefit	(32)	27	59	24
Other	(47)	(31)	(54)	14

Net provision for income taxes	$(299)	$162	$427	$241

Effective tax rate	46.2%	33.2%	34.4%	40.4%

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(12 - continued)

Significant components of the Bank’s deferred tax assets and liabilities as follows:

	March 31, 2008	September 30,
		2007	2006
	(Unaudited)
Deferred tax liabilities:
Accumulated depreciation	$354	$370	$365
Deferred loan fees and costs, net	469	453	385
Accrued pension expense	330	286	243
Federal Home Loan Bank stock dividends	52	53	53
Unrealized gain on securities available for sale	111	56	36
Mortgage servicing rights	—	—	3
Other	24	15	37

Total deferred tax liabilities	1,340	1,233	1,122

Deferred tax assets:
Deferred compensation plans	195	189	178
Accrued severance compensation	1	39	126
Allowance for loan losses	975	506	339
Valuation allowance on foreclosed real estate and repossessed assets	55	24	11
SFAS No. 158 other comprehensive income adjustment	22	22	—

Total deferred tax assets	1,248	780	654

Net deferred tax liability	$92	$453	$468

Prior to October 1, 1996, the Bank was permitted by the Internal Revenue Code to deduct from taxable income an annual addition to a statutory bad debt reserve subject to certain limitations. Retained earnings at March 31, 2008 and September 30, 2007 and 2006 include $4,556 of cumulative deductions for which no deferred federal income tax liability has been recorded. Reduction of these reserves for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes subject to the then current corporate income tax rate. The unrecorded deferred liability on these amounts was $1,549 at March 31, 2008 and September 30, 2007 and 2006.

Federal legislation enacted in 1996 repealed the use of the qualified thrift reserve method of accounting for bad debts for tax years beginning after December 31, 1995. As a result, the Bank discontinued the calculation of the annual addition to the statutory bad debt reserve using the percentage-of-taxable-income method and adopted the experience reserve method for banks. Under this method, the Bank computes its federal tax bad debt deduction based on actual loss experience over a period of years.

The legislation also provided that the Bank will not be required to recapture its pre-1988 statutory bad debt reserves if it ceases to meet the qualifying thrift definitional tests and if the Bank continues to qualify as a “bank” under existing provisions of the Internal Revenue Code.

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(13)	COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as commitments to extend credit and legal claims, which are not reflected in the accompanying consolidated financial statements.

Commitments under outstanding standby letters of credit totaled $47 (unaudited), $77 and $170 at March 31, 2008 and September 30, 2007 and 2006, respectively.

The following is a summary of the commitments to extend credit:

	2008
	Weighted	March 31,	September 30,
	Average	2008	2007	2006
	Rate	Amount	Amount	Amount
	(Unaudited)	(Unaudited)
Fixed rate loans with terms as follows:
6 to 24 months	7.25%	$240	$796	$924
7 to 15 years	7.25%	400	730	—
20 to 30 years	7.06%	1,399	465	403

Total fixed rate loan commitments		2,039	1,991	1,327

Adjustable rate loans with 1 to 30 year terms		4,871	1,708	400
Unused lines of credit on credit cards		22,605	23,249	18,412
Undisbursed portion of commercial lines of credit		7,433	8,428	9,610
Undisbursed portion of loans in process		1,602	4,822	3,333

Total commitments to extend credit		$38,550	$40,198	$33,082

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(14)	FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments (see Note 13). The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional lending commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

The Bank has not been obligated to perform on any financial guarantees and has incurred no losses on its commitments in 2008, 2007 or 2006.

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(15)	DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank. The estimated fair values of the Bank’s financial instruments at March 31, 2008 and September 30, 2007 and 2006 are as follows:

	March 31,		September 30,
	2008		2007		2006
	(Unaudited)
	Carrying	Fair	Carrying Fair		Carrying Fair
	Amount	Value	Amount	Value	Amount Value
Financial assets:
Cash and due from banks	$3,739	$3,739	$6,391	$6,391	$6,856	$6,856
Interest-bearing deposits in banks	5,494	5,494	4,004	4,004	8,367	8,367
Securities available for sale	10,424	10,424	8,260	8,260	5,897	5,897
Securities held to maturity	9,100	9,191	7,422	7,395	8,219	8,135
Loans held for sale	157	157	—	—	—	—
Loans, net	171,018	172,199	167,371	166,823	166,695	166,026
FHLB stock	1,336	1,336	1,336	1,336	1,379	1,379
Accrued interest receivable	954	954	1,082	1,082	1,132	1,132
Financial liabilities:
Deposits	174,085	178,680	168,782	169,921	175,891	176,315
FHLB advances	8,000	7,976	3,000	3,000	—	—
Accrued interest payable	179	179	175	175	147	147
Advance payments by borrowers for taxes and insurance	190	273	332	396	279	310
Off-balance-sheet financial instruments:
Asset related to commitments to extend credit	—	120	—	26	—	40

The carrying amounts in the preceding table are included in the consolidated balances sheets under the applicable captions. The contract or notional amounts of the Bank’s financial instruments with off-balance-sheet risk are disclosed in Note 13.

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(15 - continued)

Cash and Cash Equivalents

For cash and short-term instruments, including cash and due from banks and interest-bearing deposits with banks, the carrying amount is a reasonable estimate of fair value.

Debt and Equity Securities

For debt and equity securities with readily determinable market values, the fair values are based on quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices for similar securities or third-party pricing models using observable market-based parameters. For Federal Home Loan Bank stock, a restricted equity security, the carrying amount is a reasonable estimate of fair value because the stock is not marketable.

Loans

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and terms. The carrying amount of accrued interest receivable approximates its fair value.

Deposits

The fair value of demand and savings deposits and other transaction accounts is the amount payable on demand at the balance sheet date. The fair value of fixed-maturity time deposits is estimated by discounting the future cash flows using the rates currently offered for deposits with similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

Federal Home Loan Bank Advances

The fair value of advances is estimated by discounting the future cash flows at current interest rates for advances with similar maturities.

Off-Balance-Sheet Financial Instruments

Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, the fair value estimate considers the difference between current interest rates and the committed rates.

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(16)	REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory–and possibly additional discretionary–actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible capital to adjusted total assets (as defined), Tier I (core) capital (as defined) to adjusted total assets, Tier I capital to risk-weighted assets (as defined), and of total risk-based capital (as defined) to risk-weighted assets. Management believes, as of March 31, 2008 and December 31, 2007, that the Bank meets all capital adequacy requirements to which it is subject.

As of March 31, 2008 and December 31, 2007, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts and ratios are also presented in the table. No amount was deducted from capital for interest-rate risk in either year.

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(16 - continued)

	Actual		Minimum For Capital Adequacy Purposes:		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2008 (Unaudited):
Total equity capital and ratio to total assets	$29,399	13.8%
Adjustments to equity capital	(137)

Tangible capital and ratio to adjusted total assets	$29,262	13.8%	$3,186	1.5%	$4,248	2.0%

Tier I (core) capital and ratio to adjusted total assets	$29,262	13.8%	$6,371	3.0%	$10,619	5.0%

Tier I capital and ratio to risk-weighted assets	$29,262	22.8%	$5,135	4.0%	$7,703	6.0%

Allowance for loan losses	1,304

Total risk-based capital and ratio to risk-weighted assets	$30,566	23.8%	$10,270	8.0%	$12,838	10.0%

Total assets	$212,624

Adjusted total assets	$212,376

Risk-weighted assets	$128,375

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(16 - continued)

	Actual		Minimum For Capital Adequacy Purposes:		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2007:
Total equity capital and ratio to total assets	$29,662	14.6%
Adjustments to equity capital	(52)

Tangible capital and ratio to adjusted total assets	$29,610	14.6%	$3,048	1.5%	$4,064	2.0%

Tier I (core) capital and ratio to adjusted total assets	$29,610	14.6%	$6,095	3.0%	$10,159	5.0%

Tier I capital and ratio to risk-weighted assets	$29,610	23.9%	$4,959	4.0%	$7,438	6.0%

Allowance for loan losses	1,010

Total risk-based capital and ratio to risk-weighted assets	$30,620	24.7%	$9,918	8.0%	$12,397	10.0%

Total assets	$203,321

Adjusted total assets	$203,180

Risk-weighted assets	$123,974

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(16 - continued)

	Actual		Minimum For Capital Adequacy Purposes:		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2006:
Total equity capital and ratio to total assets	$28,850	14.0%
Adjustments to equity capital	(54)

Tangible capital and ratio to adjusted total assets	$28,796	14.0%	$3,095	1.5%	$4,126	2.0%

Tier I (core) capital and ratio to adjusted total assets	$28,796	14.0%	$6,189	3.0%	$10,315	5.0%

Tier I capital and ratio to risk-weighted assets	$28,796	22.8%	$5,049	4.0%	$7,574	6.0%

Allowance for loan losses	685

Total risk-based capital and ratio to risk-weighted assets	$29,481	23.4%	$10,098	8.0%	$12,623	10.0%

Total assets	$206,399

Adjusted total assets	$206,309

Risk-weighted assets	$126,225

FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

(17)	CONCENTRATION OF CREDIT RISK

At March 31, 2008 and September 30, 2007 and 2006, the Bank had a concentration of credit risk with a correspondent bank as follows:

	March 31, 2008	September 30,
		2007	2006
	(Unaudited)
Due from correspondent bank balance in excess of federal deposit insurance limit	$3,220	$6,673	$6,100

(18)	SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

	March 31,		September 30,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)
Cash payments for:
Interest	$3,092	$3,073	$6,155	$5,190
Taxes	168	—	134	691
Non-cash investing activities:
Transfers from loans to foreclosed real estate	185	185	294	1,392
Proceeds from sales of foreclosed real estate financed through loans	—	230	327	—

You should rely only on the information contained in this prospectus. Neither First Savings Financial Group nor First Savings Bank has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

(Proposed Holding Company for First Savings Bank F.S.B.)

3,208,500 Shares

(Anticipated Maximum, Subject to Increase)

COMMON STOCK

Prospectus

Keefe, Bruyette & Woods

August 12, 2008

Until September 18, 2008, or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.